Exhibit 10.1

CAPITAL ONE, NATIONAL ASSOCIATION,
as Administrative Agent and a Lender,

THE FINANCIAL INSTITUTIONS WHO ARE OR HEREAFTER
BECOME PARTIES TO THIS LOAN AGREEMENT,

SUMMIT CHANDLER, LLC,
as Borrower

LOAN AGREEMENT

Dated as of: July 17, 2017

DOCUMENT PREPARED BY:

Winston & Strawn LLP
101 California Street, 34th Floor

San Francisco, California 94111

TABLE OF CONTENTS

LOAN AGREEMENT – Page i [Summit Pennington]

LOAN AGREEMENT – Page ii [Summit Pennington]

LOAN AGREEMENT – Page iii [Summit Pennington]

LOAN AGREEMENT – Page iv [Summit Pennington]

Exhibits and Schedules

Exhibit A	Description of the Project
Exhibit B	Loan Commitments
Exhibit C	Form of Assignment and Assumption
Schedule 2.1	Conditions Precedent to Funding
Schedule 2.7	Sources and Uses
Schedule 5.1	Organizational Information; Organizational Chart
Schedule 6.2	Form of Compliance Certificate
Schedule 11.36	Post-Closing Obligations

LOAN AGREEMENT – Page v [Summit Pennington]

LOAN AGREEMENT

This Loan Agreement (this “Agreement”) is entered into as of July 17, 2017, by and among CAPITAL ONE, NATIONAL ASSOCIATION (“CONA”), as administrative agent and collateral agent for the Lenders (as defined herein) (in such capacity and together with its successors and permitted assigns, the “Administrative Agent”), THE PARTIES WHO ARE OR HEREAFTER BECOME PARTIES TO THIS AGREEMENT as Lenders (together with their successors and permitted assigns, each a “Lender” and collectively, the “Lenders”), and SUMMIT CHANDLER, LLC, a Delaware limited liability company (“Borrower”).

ARTICLE 1
DEFINITIONS

Section 1.1           Certain Definitions. As used herein, the following terms have the meanings indicated:

“Account Debtor” means “account debtor”, as defined in Article 9 of the UCC, and any other obligor in respect of an Account.

“ACH” has the meaning assigned in Section 2.6(c).

“ACH Authorization Form” means the form to be executed by Borrower authorizing ACH debits from Borrower’s account designated therein for the payment of Debt Service and escrow payments required under Section 2.6 hereof.

“Adjusted Expenses” means actual operating expenses related to the Project, excluding any rent and interest paid and depreciation recorded by Operating Tenant, on a stabilized accrual basis for the period in question (or if no period is specified, then for the most current previous twelve (12) month period) (as the same may be reasonably adjusted by Administrative Agent), including: (a) recurring expenses as determined under GAAP, (b) real estate taxes, (c) management fees (whether paid or not) in an amount not less than five percent (5%) of effective gross income (or the actual management fee paid, if higher) and (d) a replacement reserve (whether reserved or not) of not less than Three Hundred Fifty and No/100 Dollars ($350.00) per Residential Unit per annum.

“Adjusted Net Operating Income” or “ANOI” means annualized Adjusted Revenue less Adjusted Expenses, based upon the financial reports provided by Borrower under Article 6 and approved by Administrative Agent in its reasonable discretion.

“Adjusted Revenue” means revenues generated by the Operators at the Project for the period in question (and if none specified, then for the most current twelve (12) months), as determined under GAAP, but excluding (a) nonrecurring income and non-property related income (as determined by Administrative Agent in its sole discretion) and income from tenants that is classified as “bad debt” under GAAP, and (b) late fees and interest income; provided, however, if actual occupancy of the Project exceeds 95%, Adjusted Revenue shall be proportionately reduced assuming an occupancy of 95%. If the Project participates in Medicare or Medicaid, Adjusted Revenue may be adjusted by Administrative Agent to account for federal or state changes in Medicare and Medicaid rates, as applicable.

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“Administrative Agent” has the meaning assigned in the preamble to this Agreement.

“Affected Lender” has the meaning assigned in Section 2.13(a).

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls or is Controlled by or is under common Control with such Person or is a director or officer of such Person or of an Affiliate of such Person. Each Borrower Party shall be deemed an Affiliate of Borrower.

“Affiliated Manager” means any property manager in which Borrower, or any Affiliate of Borrower has, directly or indirectly, any legal, beneficial or economic interest.

“Agreement” means this Loan Agreement, as amended, restated, supplemented, or otherwise modified from time to time.

“Anti-Terrorism Laws” has the meaning assigned in Section 5.18(f).

“Application” has the meaning assigned in Section 11.40.

“Approved Fund” means, with respect to Administrative Agent or any Lender, any Person (other than a natural Person) that (a) is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and (b) is advised or managed or co-managed by (i) Administrative Agent or such Lender, (ii) any Affiliate of Administrative Agent or such Lender or (iii) any Person (other than an individual) or any Affiliate of any Person (other than an individual) that administers or manages Administrative Agent or such Lender.

“Approved Insurer” means any insurer (other than Medicaid/Medicare/TRICARE) as may be approved by Administrative Agent from time to time in its sole discretion.

“Assignment and Assumption” means an assignment and assumption agreement duly executed by the parties thereto in connection with the assignment of all or any portion of the Loan in accordance with Section 11.3, in the form attached as Exhibit C hereto.

“Assignment of Hedge Agreement” means any collateral assignment by Borrower in favor of Administrative Agent of any Hedge Agreement obtained by Borrower in connection with the Loan, as the same may be amended, restated, supplemented and otherwise modified from time to time.

“Assignment of Ownership Interests” means the Ownership Pledge, Assignment of Membership/Partnership Interests and Security Agreement, executed by the sole member of Borrower for the benefit of Administrative Agent (on behalf of the Lenders), and pertaining to all of the membership/partnership interests in Borrower, as amended, restated, supplemented, or otherwise modified from time to time.

“ASTM” means the American Society for Testing and Materials.

“Award” has the meaning assigned in Section 3.3.

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“Bankruptcy Party” has the meaning assigned in Section 8.7.

“Bank Secrecy Act” means the Bank Secrecy Act, 31 U.S.C. Section 5311, et seq.

“Base Rate” means the rate of interest from time to time announced by CONA at its principal office as its prime commercial lending rate, it being understood that such prime commercial rate is a reference rate and does not necessarily represent the lowest or best rate being charged by CONA to any customer and such rate is set by CONA based upon various factors including CONA’s costs and desired return, general economic conditions and other factors. Any change in such prime rate announced by CONA shall take effect at the opening of business on the day specified in the announcement of such change.

“Borrower” has the meaning assigned in the preamble to this Agreement.

“Borrower Formation Documents” has the meaning assigned in Section 5.1(b).

“Borrower Party” means Borrower, any Guarantor, any general partner of Borrower, and any general partner in any partnership that is a general partner of Borrower, any managing member of Borrower, any managing member in any limited liability company that is a managing member of Borrower, and any member of Borrower that is party to an Assignment of Membership Interests.

“Borrower’s Knowledge” means the knowledge of Borrower after diligent inquiry including review of existing reports (e.g., environmental and property condition reports) regarding the Project, inquiry of the current operator of the Project.

“Business Associate Agreement” means the Business Associate Agreement dated as of the Closing Date among Administrative Agent and Operators.

“Business Day” means a day other than a Saturday, a Sunday, or a legal holiday on which national banks located in the State of Illinois are not open for general banking business. If such day relates to the determination of the Libor Rate, “Business Day” means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank Eurodollar market.

“Cash Management Agreement” means any agreement existing as of the date hereof or from time to time during the term of the Loan among Administrative Agent (on behalf of itself and the Lenders), Borrower and a bank approved by Administrative Agent regarding the establishment and operation of a lockbox account, blocked account or similar account into which rents and other revenue arising from the Project are to be deposited, and includes the Deposit Account Control Agreement, as the same may be amended, restated, supplemented, or otherwise modified from time to time.

“Casualty” has the meaning assigned in Section 3.2.

“Census Report” means, with respect to the Project, a report which records the number of licensed beds for the Project, as well as the number of patients and patient census days by Third Party Payor source.

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“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

“Closing Date” means the date the Loan is funded by the Lenders.

“Code” means the Internal Revenue Code of 1986, as amended, and as it may be further amended from time to time, any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

“Collateral” means all real and personal property with respect to which Liens in favor of Administrative Agent (for the benefit of Lenders) are executed, identified or purported to be granted pursuant to the Loan Documents and which secure the Obligations described in the Loan Documents and the Secured Hedge Agreement, and includes all of Borrower’s right, title and interest in, to and under all personal property, real property, and other assets that arise from, are used in connection with, are related to or are located at the Project, whether now owned by or owing to, or hereafter acquired by or arising in favor of Borrower (including all personal property and other assets owned or acquired under any trade names, styles or derivations thereof), and whether owned or consigned by or to, or leased from or to, Borrower, and regardless of where located.

“Collateral Assignment” means the Collateral Assignment, Subordination and Agreement Regarding Management Agreement executed by Operating Tenant, Property Manager and Administrative Agent, as amended, restated, supplemented, or otherwise modified from time to time.

“Commercial Lease” means all leases and subleases of the Project or any part thereof now existing or hereafter executed in accordance with the terms hereof but excluding the (a) Residential Leases and (b) the Operating Lease.

“Compliance Authority” has the meaning assigned in Section 5.18(f).

“Compliance Certificate” means the compliance certificate in the form of Schedule 6.2 attached hereto.

“CON” means a certificate of need or similar certificate, license or approval issued by the State Regulator for the requisite number of Residential Units in the Project.

“CONA” has the meaning assigned in the introductory paragraph hereof.

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“CONA Agency Lender” means Capital One Multifamily.

“Condemnation” has the meaning assigned in Section 3.3.

“Contest” has the meaning assigned in Section 12.1(b).

“Contract Rate” has the meaning assigned in Section 2.2.

“Control” or “controls” means, when used with respect to any specified Person, the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities or other beneficial interests, by contract, by its position with such Person as general partner or managing member, or otherwise; and the terms “Controlling” and “Controlled” have the meanings correlative to the foregoing.

“Covered Entity” has the meaning assigned in Section 5.18(f).

“Debt” means, for any Person, without duplication: (a) all indebtedness of such Person for borrowed money, for amounts drawn under a letter of credit, or for the deferred purchase price of property for which such Person or any of its assets is liable, (b) all unfunded amounts under a loan agreement, letter of credit, or other credit facility for which such Person or any of its assets would be liable or subject, if such amounts were advanced under the credit facility, (c) all amounts required to be paid by such Person as a guaranteed payment to partners or a preferred or special dividend, including any mandatory redemption of shares or interests, (d) all indebtedness guaranteed by such Person, directly or indirectly, (e) all obligations under leases that constitute capital leases for which such Person or any of its assets is liable or subject, and (f) all obligations of such Person under interest rate swaps, caps, floors, collars and other interest hedge agreements, in each case whether such Person or any of its assets is liable or subject contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such Person otherwise assures a creditor against loss.

“Debt Service” means, for any particular period, the aggregate interest, fixed principal (if applicable), and other payments due during such period under the Loan and under any other permitted Debt relating to the Project expressly approved by Administrative Agent (but not including payments applied to escrows or reserves required by Administrative Agent or the Lenders). If Debt Service for a period of twelve (12) months (or other calculation period) is not available, Administrative Agent shall annualize the Debt Service for such period of time as is available.

“Debt Service Coverage Ratio” means the ratio of (a) Adjusted Net Operating Income for the Project for a particular period, to (b) Debt Service for such period.

“Default Rate” means the lesser of (a) the maximum rate of interest allowed by applicable law, and (b) five percent (5%) per annum in excess of the Contract Rate.

“Defaulting Lender” means a Lender that (a) has given written notice to Borrower, Administrative Agent, or any other Lender that it will fail to fund any amounts to be funded by such Lender after the Closing Date under this Agreement or otherwise fails to fund such amount under this Agreement; (b) is in default for failing to make payments under one or more syndicated

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credit facilities (unless subject to a good faith dispute); (c) has declared (or the holding company of such Lender has declared) bankruptcy or is otherwise involved in a liquidation proceeding and Administrative Agent has determined such Lender is reasonably likely to become a Defaulting Lender or (d) is the subject of a receivership.

“Deposit Account” means a “deposit account” (as defined in Article 9 of the UCC), an investment account, or other account in which funds are held or invested for credit to or for the benefit of Borrower.

“Deposit Account Bank” means each bank in which Borrower maintains a Deposit Account.

“Deposit Account Control Agreement” means an agreement, in form and substance satisfactory to Administrative Agent, among Administrative Agent, Borrower and the Deposit Account Bank, which agreement provides that (a) such bank shall comply with instructions originated by Administrative Agent directing disposition of the funds in such Deposit Account without further consent by Borrower, and (b) such bank shall agree that it shall have no Lien on, or right of setoff or recoupment against, such Deposit Account or the contents thereof, other than in respect of commercially reasonable fees and other items, in each such case expressly consented to by Administrative Agent, and containing such other terms and conditions as Administrative Agent may require, as amended, restated, supplemented, or otherwise modified from time to time. The initial Deposit Account Control Agreements are the Deposit Account Control Agreement (“Shifting Control”) of even date herewith among Borrower, Administrative Agent and Pacific Western Bank.

“Determination Date” has the meaning assigned in Section 7.13.

“Dollars” and the sign “$” each mean the lawful money of the United States of America.

“Electronic Transmission” means any process of communication that does not directly involve the physical transfer of paper and that is suitable for the retention, retrieval and reproduction of information by the recipient.

“Environmental Indemnity Agreement” means that certain Environmental Indemnity Agreement dated of even date hereof in favor of Administrative Agent (for itself and on behalf of the Lenders) executed by Borrower and Guarantor with respect to the Project, as amended, restated, supplemented, or otherwise modified from time to time.

“Environmental Laws” means any federal, state or local law (whether imposed by statute, ordinance, rule, regulation, administrative or judicial order, or common law), now or hereafter enacted, governing health, safety, industrial hygiene, the environment or natural resources, or Hazardous Materials, including such laws (a) governing or regulating the use, generation, storage, removal, recovery, treatment, handling, transport, disposal, control, release, discharge of, or exposure to, Hazardous Materials, (b) governing or regulating the transfer of property upon a negative declaration or other approval of a Governmental Authority of the environmental condition of such property, or (c) requiring notification or disclosure of releases of Hazardous Materials or other environmental conditions whether or not in connection with a transfer of title to or interest in property.

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“ERISA” means the Employment Retirement Income Security Act of 1974, as amended from time to time, and all rules and regulations promulgated thereunder.

“Escrowed Funds” means, collectively, the Replacement Escrow Fund, the Insurance Impound, the Tax Impound and the Operating Lease Fund.

“Event of Default” has the meaning assigned in Article 8.

“Excluded Taxes” has the meaning assigned in Section 2.16(a).

“Exit Fee” means, with respect to any repayment or prepayment of principal of the Indebtedness, including, without limitation, any prepayment as a result of the acceleration of the Indebtedness after an Event of Default, an amount equal to two percent (2.0%) of the amount of principal amount of the Indebtedness being repaid or prepaid.

“First Extended Maturity Date” means January 17, 2019.

“Extension Request” has the meaning assigned in Section 2.3(c).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version of FATCA made after the Closing Date) and any current or future regulations (whether final, temporary or proposed) or official interpretations thereof.

“Federal Bankruptcy Code” means Chapter 11 of Title II of the United States Code (11 U.S.C. § 101, et seq.), as amended.

“Federal Flood Insurance” means, for any Improvements (including any personal property Collateral) located in a Special Flood Hazard Area, Federal or private flood insurance reasonably satisfactory to Administrative Agent, in either case, that (a) meets the requirements of FEMA and other applicable federal agencies, (b) includes a deductible not to exceed $50,000 and (c) has a coverage amount equal to the lesser of (i) the insurable value of the buildings and any personal property Collateral located on the Project as determined by Administrative Agent or (ii) the maximum policy limits set under the National Flood Insurance Program.

“FEMA” means the Federal Emergency Management Agency, a component of the U.S. Department of Homeland Security that administers the National Flood Insurance Program.

“Financial Institution” means a United States Financial Institution as defined in 31 U.S.C. 5312, as amended from time to time.

“FIRREA” has the meaning assigned in Schedule 2.1.

“Forfeiture Rights” means the right of any Governmental Authority or other Person to require the forfeiture of the property of a Person.

“GAAP” means generally accepted accounting principles of the Accounting Principles Board of the American Institute of Certified Public Accountants and the Financial Accounting Standards Board that are applicable on the date so indicated and consistently applied.

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“Government Lists” means (i) the Specially Designated Nationals and Blocked Persons Lists maintained by OFAC, (ii) any other list of terrorists, terrorist organizations or narcotics traffickers maintained pursuant to any of the Rules and Regulations of OFAC that Administrative Agent notified Borrower in writing is now included in “Governmental Lists”, or (iii) any similar lists maintained by the United States Department of State, the United States Department of Commerce or any other government authority or pursuant to any Executive Order of the President of the United States of America that Administrative Agent notified Borrower in writing is now included in “Governmental Lists”.

“Governmental Approvals” means, collectively, all consents, licenses and permits and all other authorizations or approvals required from any Governmental Authority to operate the Project.

“Governmental Authority” means any federal, state, county or municipal government or political subdivision thereof, any governmental or quasi-governmental agency, authority, board, bureau, commission, department, instrumentality or public body (including the State Regulator), or any court, administrative tribunal, or public body.

“Guarantor” means individually and collectively, as the context may require, Summit Healthcare REIT, Inc. and each other Person (excluding another Borrower) who from time to time is party to a Recourse Guaranty Agreement or otherwise guarantees the Obligations or any portion thereof.

“Hazardous Materials” means (a) petroleum or chemical products, whether in liquid, solid, or gaseous form, or any fraction or by-product thereof, (b) asbestos or asbestos-containing materials, (c) polychlorinated biphenyls (pcbs), (d) radon gas, (e) underground storage tanks, (f) any explosive or radioactive substances, (g) lead or lead-based paint, (h) any other substance, material, waste or mixture which is or shall be listed, defined, or otherwise determined by any Governmental Authority to be hazardous, toxic, dangerous or otherwise regulated, controlled or giving rise to liability under any Environmental Laws, (i) any excessive moisture, mildews, mold or other fungi in quantities and/or concentrations that could reasonably be expected to pose a risk to human health or the environment, or negatively impact the value of the Project or (j) any elements, material, compounds, mixtures, chemicals, wastes, pollutants, contaminants or substances known to cause cancer or reproductive toxicity, that, because of its quantity, concentration or physical or chemical characteristics, exposure is limited or regulated by any Governmental Authority having jurisdiction over human health and safety, natural resources or the environment, or which poses a significant present or potential hazard to human health and safety, or to the environment, if released into the workplace or the environment.

“Healthcare Investigations” means (a) any inquiries, investigations, probes, audits or proceedings by any Governmental Authorities concerning the compliance of the business affairs, practices, licensing or reimbursement entitlements of Borrower, Guarantor or any Operator with applicable Healthcare Laws (including inquiries involving the Comprehensive Error Rate Testing and any inquiries, investigations, probes, audits or proceedings initiated by a Fiscal Intermediary/Medicare Administrative Contractor, Medicaid Integrity Contractor, Recovery Audit Contractor, Program Safeguard Contractor, Zone Program Integrity Contractor, State Attorney General, Office of Inspector General, U.S. Department of Health and Human Services, Department

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of Justice or similar governmental agencies or contractors for such agencies), (b) any whistleblower suits, or suits brought by any third party or any patient, employee or resident pursuant to federal or state “false claims acts” and Medicaid, Medicare or state fraud and/or abuse laws, (c) any notice of violation of Healthcare Laws at a level that under Healthcare Laws requires the immediate or accelerated filing of a plan of correction with a Governmental Authority and (d) any notice that the Project is to be added or has been added to the CMS Special Focus Facility list.

“Healthcare Laws” means (a) all applicable state and federal statutes, codes, ordinances, orders, rules, and regulations (i) relating to health information (as defined at 45 C.F.R. 160.103 (“Protected Health Information”), including HIPAA, as amended by HITECH and the respective rules and regulations promulgated thereunder, and all other applicable state and federal laws regarding the privacy and security of Protected Health Information, (ii) accreditation standards of the State Regulator and (iii) governing the establishment, construction, ownership, operation, licensure, use or occupancy of the Project or any part thereof as an assisted living or other healthcare or senior living facility, including all conditions of participation pursuant to Medicare and/or Medicaid certification; (b) 42 U.S.C. Section 1320a-7(b) (Criminal Penalties for Acts Involving Federal Health Care Programs), commonly referred to as the “Federal Anti-Kickback Statute”; (c) 42 U.S.C. Section 1395nn (Limitation on Certain Physician Referrals), commonly referred to as the “Stark Statute”; and (d) 31 U.S.C. Section 3729-33, and commonly referred to as the “False Claims Act”.

“Hedge Agreement” means, collectively, any and all interest rate swap agreements, interest rate cap agreements, interest rate collar agreements or other similar agreements designed to provide protection against fluctuations in interest rates or currency exchange rates, now or hereafter entered into by or on behalf of Borrower pursuant to Section 2.9 of this Agreement, as the same may be renewed, extended, amended or replaced from time to time.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended.

“HIPAA Compliance Plan” has the meaning assigned in Section 7.14(b).

“HIPAA Compliance Date” has the meaning assigned in Section 7.14(b).

“HIPAA Compliant” has the meaning assigned in Section 7.14(b).

“HITECH” means the Health Information Technology for Economic and Clinical Health Act of 2009.

“HUD” means The Department of Housing and Urban Development.

“HUD Loan Financing” means a permanent take-out loan for the full principal amount of the Indebtedness obtained from HUD and originated by CONA Agency Lender, and secured by the Project.

“Improvements” means the buildings and other improvements now or hereafter located on the Land.

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“Indebtedness” means all payment obligations of Borrower or any other Borrower Party to Administrative Agent or to any Lender under the Loan or any of the Loan Documents, including any and all interest, whether or not accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or similar proceeding, and whether or not a claim for post-filing or post-petition interest is allowed in any such proceeding.

“Indemnified Matters” has the meaning assigned in Section 11.5.

“Indemnified Person” has the meaning assigned in Section 11.5.

“Initial Maturity Date” means July 17, 2018.

“Insurance Impound” has the meaning assigned in Section 2.5.

“Insurance Premiums” has the meaning assigned in Section 3.1(c).

“Land” means, collectively, the real property described in Exhibit A attached hereto.

“Lease Party” means the party to any Lease that grants to the other party the right to use or occupy any portion of the Project, whether it be Borrower or an Operator.

“Leases” means, collectively, the Commercial Leases and the Residential Leases, all amendments, modifications or supplements thereto.

“Lender” has the meaning assigned in the preamble to this Agreement. In addition to the foregoing, solely for the purpose of identifying the Persons entitled to share in payments and collections from the Collateral and the benefit of any guarantees of the Obligations as more fully set forth in this Agreement and the other Loan Documents, the term “Lender” shall include Secured Hedge Providers. For the avoidance of doubt, any Person to whom any Obligations in respect of a Secured Hedge Agreement are owed and which does not hold any portion of the Loan or any Loan Commitment hereunder shall not be entitled to any other rights as a “Lender” under this Agreement or the other Loan Documents.

“Lender Transferee” has the meaning assigned in Section 11.3(b).

“Liabilities” means all claims, actions, suits, judgments, damages, losses, liability, obligations, responsibilities, fines, penalties, sanctions, costs, fees, taxes, commissions, charges, disbursements and expenses, in each case of any kind or nature (including interest accrued thereon or as a result thereof and fees, charges and disbursements of financial, legal and other advisors and consultants), whether joint or several, whether or not indirect, contingent, consequential, actual, punitive, treble or otherwise.

“Libor Breakage Amount” means an amount, as reasonably calculated by any Lender, equal to the amount of any losses, expenses and liabilities (including any loss (including interest paid) and lost opportunity cost in connection with the re-employment of such funds) that such Lender or any of its Affiliates may sustain as a result of any payment of the Loan (or any portion thereof) on any day that is not the last day of the Libor Interest Period applicable thereto (regardless of the source of such prepayment and whether voluntary, by acceleration or otherwise).

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“Libor Interest Period” means (a) the period from the Closing Date through the last day of the month in which the Closing Date occurs, and (b) thereafter, each period commencing on the first day of a calendar month and ending on the last day of such month; provided, however, that any Libor Interest Period that would otherwise extend beyond the Maturity Date of the Loan shall end on the Maturity Date. For purposes of example, a Libor Interest Period commencing January 1, 2018, would end on January 31, 2018.

“Libor Rate” means, with respect to each Libor Interest Period, the rate for a Libor Reset Date which will be the rate determined by Administrative Agent to be the offered rate for deposits in Dollars for the applicable Libor Interest Period appearing on the Reuters Screen LIBOR01 page as of 11:00 a.m. (London time) two (2) Business Days prior to such Libor Reset Date. If such rate does not appear on the Reuters Screen LIBOR01 page at such time, the “Libor Rate” shall be determined by reference to such other comparable publicly available service for displaying the offered rate for deposit in Dollars in the London interbank market as may be selected by Administrative Agent and, in the absence of availability, such other method to determine such offered rate as may be selected by Administrative Agent in its sole discretion, provided, that if at any time the Libor Rate, as determined hereby, would be less than zero, it shall be deemed to be zero for purposes of this Agreement.

“Libor Reset Date” means, commencing on September 1, 2017, and continuing thereafter, the first day of each Libor Interest Period.

“Lien” means any interest, or claim thereof, in, on or encumbering the Project that secures an obligation owed to, or a claim by, any Person other than the owner of the Project, whether such interest is based on common law, statute or contract, including the lien or security interest arising from a deed of trust, mortgage, assignment, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes. The term “Lien” shall include reservations, exceptions, encroachments, easements, rights of way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting the Project.

“Loan” means the loan made by the Lenders to Borrower under this Agreement, together with all other amounts evidenced or secured by the Loan Documents.

“Loan Commitment” means, with respect to each Lender, the commitment of such Lender to make its Pro Rata Share of the Loan to Borrower, which commitment is in the amount set forth opposite such Lender’s name on Exhibit B under the caption “Lender’s Loan Commitment.”

“Loan Documents” means: (a) this Agreement, (b) the Notes, (c) the Mortgage, (d) the UCC financing statements, (e) the Collateral Assignment, (f) the Business Associate Agreement, (g) the Recourse Guaranty Agreement, (h) Assignment of Ownership Interests, (i) the Cash Management Agreement, (j) the Secured Hedge Agreements, if any, (k) all other documents evidencing, securing, governing or otherwise pertaining to the Loan, (l) any letter of credit provided to Administrative Agent (for itself and on behalf of the Lenders) in connection with the Loan, (m) each document or agreement that states that it is a “Loan Document” and (n) all amendments, modifications, renewals, substitutions and replacements of any of the foregoing;

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provided however, in no event shall the term “Loan Documents” include the Environmental Indemnity Agreement.

“Loan Year” means (a) for the first Loan Year, the period commencing on the Closing Date and ending on the last day of the month in which the first anniversary of the Closing Date occurs (unless the Closing Date is on the first day of a month, in which case the first Loan Year shall commence on such Closing Date and end on the date twelve (12) months after the last day of the month immediately preceding the Closing Date) and (b) each consecutive twelve month calendar period after the first Loan Year until the Maturity Date.

“Management Agreement” means (a) that certain agreement between Operating Tenant and Property Manager for the management of the Project in the form approved by Administrative Agent on or before the Closing Date, (b) any subsequent management agreement, in form and substance approved by Administrative Agent in accordance with Section 7.3, between Operating Tenant and Property Manager or Borrower and Property Manager and (c) all amendments, restatements, modifications and supplements to a Management Agreement approved by Administrative Agent in accordance with Section 7.3.

“Material Action” means to file any insolvency, or reorganization case or proceeding, to institute proceedings to have any Borrower Party be adjudicated bankrupt or insolvent, to institute proceedings under any applicable insolvency law, to seek any relief under any law relating to relief from debts or the protection of debtors, to consent to the filing or institution of bankruptcy or insolvency proceedings against any Borrower Party, to file a petition seeking, or consent to, reorganization or relief with respect to any Borrower Party under any applicable federal or state law relating to bankruptcy or insolvency, to seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian, or any similar official of or for any Borrower Party or a substantial part of its respective property, to make any assignment for the benefit of creditors of any Borrower Party, the admission in writing by any Borrower Party of such Person’s inability to pay its debts generally as they become due, or to take action in furtherance of any of the foregoing.

“Material Adverse Change” or “material adverse change” means, in Administrative Agent’s reasonable discretion, the business prospects, operations or financial condition of a Person or property has changed in a manner which could impair the value of the Collateral, prevent timely repayment of the Loan or otherwise prevent the applicable Person from timely performing any of its material obligations under the Loan Documents or Environmental Indemnity Agreement.

“Material Adverse Effect” or “material adverse effect” means, in Administrative Agent’s reasonable discretion, a material adverse effect on (a) the condition (financial or otherwise), operations, business, assets, liabilities or prospects of Borrower or any other Borrower Party, (b) the ability of Borrower, or any other Borrower Party, to perform any material obligation required of them under the Loan Documents, (c) the rights and remedies of Administrative Agent and the Lenders under the Loan Documents, (d) the ability of the Operators to operate all or a material portion of the Project or (e) the ability of Operating Tenant to make the required rental payments under the Operating Lease.

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“Maturity Date” means, as applicable, the earlier of (a) the Scheduled Maturity Date and (b) the date on which the Obligations are required to be paid in full, by acceleration or otherwise, under this Agreement or any of the other Loan Documents.

“Medicaid” means Title XIX of the Social Security Act, which was enacted in 1965 to provide a cooperative federal-state program for low income and medically indigent persons, which is partially funded by the federal government and administered by the states.

“Medicare” means Title XVIII of the Social Security Act, which was enacted in 1965 to provide a federally funded and administered health program for the aged and certain disabled persons.

“Mortgage” means, collectively (whether one or more), as applicable, the Mortgage(s), Assignment of Leases and Rents, Security Agreement and Fixture Filing, the Deed(s) of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing, or the Deed(s) to Secure Debt, Assignment of Leases and Rents, Security Agreement and Fixture Filing, each executed by Borrower in favor of Administrative Agent (for itself and on behalf of the Lenders), covering the Project, as amended, restated, supplemented, or otherwise modified from time to time.

“National Flood Insurance Program” means the program created by the U.S. Congress pursuant to the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973, as revised by the National Flood Insurance Reform Act of 1994, and as the same may be further amended, modified or supplemented, and including the regulations issued thereunder, that, among other things, mandates the purchase of flood insurance to cover real property improvements and contents located in Special Flood Hazard Areas in participating communities and may provide protection to property owners through a federal insurance program.

“Non-Conforming Policy” has the meaning assigned in Section 3.1.

“Non-U.S. Lender Party” means each of Administrative Agent, the Lenders and each participant, in each case that is not a U.S. Person.

“Note” and “Notes” means, respectively, (a) each promissory note executed at any time by Borrower and payable to the order of a Lender in evidence of the Loan of such Lender and (b) all such promissory notes, together with all renewals, modifications and extensions thereof and any replacement or additional notes executed by Borrower pursuant to the terms hereof.

“Obligations” means the Indebtedness and all other Obligations of Borrower hereunder and under the other Loan Documents, including any obligations under any Secured Hedge Agreements. Without limiting the generality of the foregoing, Obligations shall include any other debts, liabilities or obligations owing to Administrative Agent, any Lender or any Lender Affiliate in connection with any Secured Hedge Agreements; provided, however, than any obligations with respect to Secured Hedge Agreements that are owing to a (i) Lender or an Affiliate of a Lender other than Administrative Agent or its Affiliates or (ii) a Secured Hedge Provider which is not a Lender or an Affiliate of a Lender shall only constitute “Obligations” hereunder if the applicable Secured Hedge Agreement was entered into on or after the Closing Date and the applicable Lender, Affiliate of a Lender or Secured Hedge Provider gave written notice to Administrative Agent of the same within 10 days thereafter.

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“OFAC” means the Office of Foreign Assets Control, Department of the Treasury.

“Operating Lease” means that certain Lease, dated as of the Closing Date, between Borrower, as landlord, and Operating Tenant, as tenant, as the same may be amended, restated, supplemented and otherwise modified from time to time.

“Operating Lease Payments” has the meaning assigned in Section 4.5.

“Operating Lease Subordination Agreement” means those certain Subordination, Non-Disturbance and Attornment Agreement, dated as of the Closing Date, executed by Operating Tenant, Borrower and Administrative Agent (on behalf of Lenders), as the same may be, in each case, amended, restated, supplemented and otherwise modified from time to time.

“Operating Tenant” means (a) CSL – Chandler, LLC, an Oregon limited liability company, and (b)  any successor operating tenant of the Project approved by Administrative Agent or expressly permitted under this Agreement.

“Operational Default” has the meaning assigned in Section 9.4.

“Operational Default Forbearance Period” has the meaning assigned in Section 9.4.

“Operator”, individually, and “Operators”, collectively, means the applicable Property Manager, Operating Tenant and/or operator under any Operator Agreement, approved by Administrative Agent and any successor to such Operator approved by Administrative Agent. If there exists a Property Manager and an Operating Tenant, then “Operator” shall refer to all such entities, collectively and individually as applicable and as the context may require.

“Operator Agreements” means, collectively, the Operating Lease, the Management Agreement and/or other similar agreement regarding the management and operation of the Project between Borrower and Operating Tenant, and Operating Tenant and Property Manager and “Operator Agreement” means any one of the Operator Agreements.

“Other Taxes” has the meaning assigned in Section 2.16(c).

“Participant Register” has the meaning assigned in Section 11.3(b).

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001 (Public Law 107-56), as the same may be amended from time to time, and corresponding provisions of future laws related thereto.

“Payment Date” means the first (1st) day of each calendar month during the term of the Loan.

“Permit” means, with respect to any Person, any permit, approval, authorization, license, registration, certificate (including certificates of occupancy), concession, grant, franchise, variance or permission from, and any other contractual obligations with, any Governmental Authority, in

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each case whether or not having the force of law and applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Permitted Exceptions” (i) the Liens created by the Loan Documents and any Secured Hedge Agreement, (ii) all Liens and other matters disclosed in the Title Policy, (iii) Liens, if any, for Taxes or Other Charges not yet due and payable and not delinquent, (iv) any workers’, mechanics’ or other similar Liens on the Project provided that any such Lien is bonded (per Requirements of Law that result in the release of such Lien as against the Project) or discharged within thirty (30) days after Borrower first receives notice of such Lien and (v) such other title and survey exceptions as Administrative Agent approves in writing in Administrative Agent’s discretion.

“Permitted Transfer” means (a) a Transfer expressly permitted under Section 7.1(c) or (b) a Prohibited Transfer approved by Administrative Agent.

“Person” means any individual, corporation, partnership, joint venture, association, joint stock company, trust, trustee, estate, limited liability company, unincorporated organization, real estate investment trust, government or any agency or political subdivision thereof, or any other form of entity.

“Platform” means any electronic system, including Intralinks®, ClearPar® and any other internet or extranet-based site, whether such electronic system is owned, operated or hosted by Administrative Agent, any of their respective Related Parties or any other Person, providing for access to data protected by passcodes or other security system.

“Post-Closing Obligations” has the meaning assigned in Section 11.36.

“Potential Default” means the occurrence of any event or condition which, with the giving of notice, the passage of time, or both, would constitute an Event of Default.

“Primary Licenses” means, with respect to the Project or Person operating the Project, as the case may be, the CON, permit or license to operate as an assisted living, memory care or skilled nursing facility, as applicable, and each Medicaid/Medicare/TRICARE provider agreement.

“Prohibited Person” means any Person:

(a)       listed in the Annex to, or otherwise subject to the provisions of, the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (the “Executive Order”);

(b)       that is owned or controlled by, or acting for or on behalf of, any person or entity that is listed to the Annex to, or is otherwise subject to the provisions of, the Executive Order;

(c)       with whom any Lender is prohibited from dealing or otherwise engaging in any transaction by any terrorism or money laundering law, including the Executive Order;

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(d)       who is known to Borrower to commit, threaten or conspire to commit or support “terrorism”, as defined in the Executive Order;

(e)       that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, http://www.treas.gov.ofac/t11sdn.pdf or at any replacement website or other replacement official publication of such list;

(f)       that is named on the consolidated list of asset freeze targets by the United Nations, the European Union and the United Kingdom (maintained by the Asset Freezing Unit of the United Kingdom Treasury: http://www.hm-treasury.gov.uklfinancialsanctions);

(g)       that is named on the most current lists pertaining to EU-Regulations Nos. 2580/2001 and/or 881/2002;

(h)       that violates any of the criminal laws of the United States of America or of any of the several states, or commits any act that would be a criminal violation if committed within the jurisdiction of the United States of America or any of the several states, relating to terrorism or the laundering of monetary instruments, including any offense under (i) the criminal laws against terrorism; (ii) the criminal laws against money laundering, (iii) the Bank Secrecy Act, as amended, (iv) the Money Laundering Control Act of 1986, as amended, (v) the Trading with the Enemy Act, as amended, (vi) the International Emergency Economic Powers Act or the (vii) Patriot Act; or

(i)       who is known to Borrower to be an Affiliate of or affiliated with a Person listed above.

“Prohibited Transfer” has the meaning assigned in Section 7.1(a).

“Project” means the Land and Improvements and all related facilities, amenities, fixtures, and personal property owned by Borrower. The Project is more particularly described on Exhibit A hereto.

“Project Yield” means the ratio, as of any particular date, expressed as a percentage, of (a) annualized Adjusted Net Operating Income from the Project, as determined by Administrative Agent as of such date, to (b) the outstanding principal balance of the Loan as of such date.

“Property Condition Report” has the meaning assigned in Schedule 2.1.

“Property Manager” means (a) Compass Senior Living, LLC, an Oregon limited liability company, the manager of the Project approved by Administrative Agent and (b) any subsequent manager of the Project approved by Administrative Agent following the Closing Date pursuant to Section 7.3.

“Pro Rata Outstandings” means, with respect to any Lender at any time, the outstanding principal amount of the Loan owing to such Lender at such time.

LOAN AGREEMENT – Page 16 [Summit Pennington]

“Pro Rata Share” means, with respect to any Lender at any time (a) on or prior to the Closing Date, the percentage obtained by dividing (i) the Loan Commitment of such Lender then in effect by (ii) the sum of the Loan Commitments and (b) after the making of the Loan, the percentage obtained by dividing (i) the Pro Rata Outstandings of such Lender by (ii) the total outstanding principal amount of the Loan; provided, however, that, if there are no Loan Commitments and no Pro Rata Outstandings, such Lender’s Pro Rata Share shall be determined based on the Pro Rata Share most recently in effect, after giving effect to any subsequent assignment and any subsequent non-pro rata payments of any Lender pursuant to the terms of this Agreement.

“Prorated Interest” has the meaning assigned in Section 2.4(b).

“Recipient” has the meaning assigned in Section 11.37.

“Recourse Guaranty Agreement” means, collectively, (a) each Guaranty of Recourse Obligations executed and delivered by a Guarantor on the Closing Date; (b) each Substitute Guaranty and (c) each additional guaranty of recourse obligations executed and delivered to Administrative Agent by each Person who from time to time becomes a Guarantor hereunder, as the same may be, in each case, amended, restated, supplemented, or otherwise modified from time to time.

“Register” has the meaning specified in Section 2.12(b).

“Related Persons” means, with respect to any Person, each of such Person’s Affiliates, officers, directors, employees, agents, trustees, representatives, attorneys, accountants, and each insurance, environmental, legal, financial and other advisor and other consultants and agents of or to such Person or any of its Affiliates.

“Replacement Escrow Fund” has the meaning assigned in Section 2.5.

“Reportable Compliance Event” has the meaning assigned in Section 5.18(f).

“Reports” has the meaning assigned in Section 11.37.

“Required Lenders” means, as to any consent, approval, authorization, direction or determination required to be given or made by the Lenders, the Lenders holding fifty percent (50%) of the aggregate outstanding principal amount of the Loan or, if the Loan has not been made, fifty percent (50%) of the aggregate Loan Commitments.

“Requirements of Law” means, with respect to any Person or Project, collectively, the common law and all federal, state, local, foreign, multinational or international laws, statutes, codes, treaties, standards, rules and regulations, guidelines, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities) and the interpretation or administration thereof by, and other determinations, directives, requirements or requests of, any Governmental Authority, in each case whether or not having the force of law and that are applicable to or binding upon such Person or Project or any other property or to which such Person or any of its property is subject, as the same may be amended from time to time.

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“Residential Leases” means, collectively, occupancy and admission agreements (including all patient and resident care agreements and service agreements which include an occupancy agreement) covering the Residential Units.

“Residential Units” means, collectively, (a) each skilled nursing bed, Alzheimer’s unit and/or assisted living unit authorized under the Primary Licenses and (b) each independent living unit comprising the Project.

“Restoration Threshold” means, as of any date, the lesser of (a) two and one-half percent (2.5%) of the replacement value of the Improvements at the Project as of such date, and (b) $500,000.00.

“Restricted Party” means Borrower, any Affiliated Manager, Guarantor or any shareholder, partner, member or non-member manager of Borrower or of any Affiliated Manager, or of any direct or indirect legal or beneficial owner of Borrower, of any Affiliated Manager or of any shareholder, partner, member or any non-member manager hereof.

“Sanctioned Country” has the meaning assigned in Section 5.18(f).

“Sanctioned Person” has the meaning assigned in Section 5.18(f).

“Scheduled Maturity Date” means the Initial Maturity Date or, if the Initial Maturity Date has been extended in accordance with Section 2.3(c), the First Extended Maturity Date or, if the First Extended Maturity Date has been extended in accordance with Section 2.3(c), the Second Extended Maturity Date.

“Second Extended Maturity Date” means July 17, 2019.

“Secured Hedge Agreement” means any Hedge Agreement between Borrower (or an Affiliate of Borrower) and a Secured Hedge Provider.

“Secured Hedge Provider” means (a) a Lender or an Affiliate of a Lender (or a Person who was a Lender or an Affiliate of a Lender at the time of execution and delivery of a Hedge Agreement) who has entered into a Hedge Agreement with Borrower, or (b) a Person with whom Borrower has entered into a Hedge Agreement provided or arranged by CONA or an Affiliate of CONA or for which CONA or an Affiliate of CONA has provided credit enhancement through either an assignment right or a letter of credit in favor of such Person, and any assignee thereof.

“Secured Party(ies)” means, individually or collectively, as the case may be, the Lenders, Administrative Agent and their respective Affiliates, each such Person’s Related Persons and any Secured Hedge Provider.

“Security” means all of the real and personal property securing the Obligations described in the Loan Documents and the Secured Hedge Agreements.

“Security Deposits” means any and all (a) security deposits and entrance fees from any Tenant or occupant of the Project collected or held by Borrower or any Operator or (b) security deposit collected or held by Borrower under the Operating Lease.

LOAN AGREEMENT – Page 18 [Summit Pennington]

“Single Purpose Entity” means a Person (other than an individual, a government or any agency or political subdivision thereof), which exists solely for the purpose of owning and leasing the Project, observes corporate, company or partnership formalities, as applicable, independent of any other entity, and which otherwise complies with the covenants set forth in Section 5.17 hereof.

“Site Assessment” means an environmental engineering report for the Project prepared at Borrower’s expense by an engineer engaged by Borrower, or by Administrative Agent on behalf of Borrower, and approved by Administrative Agent, and in a manner reasonably satisfactory to Administrative Agent, based upon an investigation relating to and making appropriate inquiries concerning the existence of Hazardous Materials on or about the Project, and the past or present discharge, disposal, release or escape of any such substances, all consistent with ASTM Standard E1527-13 (or any successor thereto published by ASTM) and good customary and commercial practice.

“Social Security Act” means 42 U.S.C. 401 et seq., as enacted in 1935, and amended, restated or otherwise supplemented thereafter from time to time and all rules and regulations promulgated thereunder.

“Special Flood Hazard Area” means an area that FEMA has designated as an area subject to special flood hazards, the current standard for which is at least a one percent (1%) chance of a flood equal to or exceeding the base flood elevation (a 100-year flood) in any given year as per the applicable flood maps.

“Specially Designated National and Blocked Persons” means those Persons that have been designated by executive order or by the sanction regulations of OFAC as Persons with whom U.S. Persons may not transact business or must limit their interactions to types approved by OFAC.

“SPV” means any special purpose funding vehicle identified as such in a writing by any Lender to Administrative Agent.

“State Regulator” means the applicable state department of health or other applicable state or local regulatory agency having jurisdiction over the operation of the Project.

“Subaccount” means a subaccount, which may be a ledger or book entry account and not an actual account.

“Substitute Lender” has the meaning assigned in Section 2.13(a).

“Survey” has the meaning assigned in Schedule 2.1.

“Tax Impound” has the meaning assigned to such term in Section 2.5.

“Taxes” has the meaning assigned in Section 7.2.

“Tenant” means any tenant or occupant of the Project under a Lease. The term “Tenant” excludes Operating Tenant.

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“Term Sheet” means that certain letter agreement dated June 9, 2017, from Administrative Agent and accepted by and on behalf of Borrower on June 12, 2017.

“Third Party Payor” means the payor under a Third Party Payor Program.

“Third Party Payor Programs” means any participation or provider agreements, including Medicare, Medicaid, TRICARE and any Approved Insurer, and any other private commercial insurance managed care and employee assistance program, to which Borrower or any Operator may be subject with respect to the Project.

“Title Policy” has the meaning assigned in Schedule 2.1.

“Transfer” means any direct or indirect sale, transfer, conveyance, mortgage, grant of lien or other interest, bargain, installment sale, master lease, encumbrance, pledge, assignment, grant of any options with respect to, or any other transfer or disposition of (directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, and whether or not for consideration or of record) of all or any portion of the direct or indirect legal or beneficial ownership of, or any interest in, (a) the Project or any part thereof or (b) any Restricted Party including any agreement to transfer or cede to another Person any voting management or approved rights, or any other rights, appurtenant to such legal or beneficial ownership or other interest.

“UCC” means the Uniform Commercial Code as from time to time in effect in the State of Illinois; provided, however, that, in the event that, by reason of mandatory provisions of any Requirements of Law, any of the attachment, perfection or priority of Administrative Agent’s or any other Lender’s security interest in any Collateral is governed by the Uniform Commercial Code of a jurisdiction other than the State of Illinois, “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of the definitions related to or otherwise used in such provisions.

“U.S. Lender Party” means each of Administrative Agent, the Lenders, and each participant of a Lender, in each case that is a U.S. Person.

“U.S. Person” means any United States citizen, any entity organized under the laws of the United States or its constituent states or territories, or any entity, regardless of where organized, having its principal place of business within the United States or any of its territories.

“Withholding Taxes” has the meaning assigned in Section 2.16.

“Zoning Report” has the meaning assigned in Schedule 2.1.

Section 1.2           Definitions. All terms defined in Section 1.1 above or otherwise in this Agreement shall, unless otherwise defined therein, have the same meanings when used in any other Loan Document or Environmental Indemnity Agreement, or any certificate or other document made or delivered pursuant hereto. The words “hereof”, “herein”, and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole. The words “include” and “include(s)” when used in this Agreement and the other Loan Documents or Environmental Indemnity Agreement means “include(s), without limitation,” and the word

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“including” means “including, but not limited to.” The word “or” when used in this Agreement and the other Loan Documents or Environmental Indemnity Agreement has the inclusive meaning represented by the phrase “and/or”, unless the usage would clearly indicate otherwise. Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, and (iv) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.

Section 1.3           Phrases. When used in this Agreement and the other Loan Documents or Environmental Indemnity Agreement, the phrase “including” shall mean “including, but not limited to,” the phrases “satisfactory to Administrative Agent,” “satisfactory to Lenders,” and “satisfactory to Required Lenders” shall mean “in form and substance satisfactory to the applicable Person in all respects”, the phrases “with Administrative Agent’s consent,” “with the Lenders’ consent,” and “with the Required Lenders’ consent,” or “with Administrative Agent’s approval,” “with the Lenders’ approval,” and “with the Required Lenders’ approval” shall mean such consent or approval at such Person’s sole discretion, and the phrases “acceptable to Administrative Agent,” “acceptable to Lenders,” and “acceptable to the Required Lenders” shall mean “acceptable to such Person at such Person’s sole discretion” unless otherwise specified in this Agreement.

Section 1.4           UCC Terms. Unless otherwise specified herein, the following terms have the meanings ascribed to them in the UCC, provided that if such term shall be defined differently in multiple divisions or articles of the UCC, the definitions for such terms specified in Article or Division 9 of the UCC shall control: “Accounts,” “Account Debtor,” “Chattel Paper,” “Contracts,” “Deposit Accounts,” “Documents,” “Equipment,” “Fixtures,” “General Intangibles,” “Goods,” “Health-Care Insurance Receivable,” “Instruments,” “Inventory,” “Investment Property,” “Letter-of-Credit Rights,” “Payment Intangible,” “Securities Account,” “Software” and “Supporting Obligations.”

ARTICLE 2
LOAN TERMS

Section 2.1           The Loan.

(a)               Initial Advance. Upon satisfaction of all the terms and conditions of the Term Sheet and this Agreement (including the items listed on and Schedule 2.1 attached hereto), each Lender severally, but not jointly, agrees to make its Pro Rata Share of the Loan in Dollars to Borrower in the amount of such Lender’s Loan Commitment, which shall be funded in one advance on the Closing Date and repaid in accordance with the terms of this Agreement and the Notes. Borrower hereby agrees to accept the Loan on the Closing Date, subject to and upon the terms and conditions set forth herein. The aggregate amount of all advances of the Loan on a cumulative

LOAN AGREEMENT – Page 21 [Summit Pennington]

basis shall not exceed $10,050,000.00. The Loan is not a revolving credit loan, and Borrower is not entitled to any readvances of any portion of the Loan which it may (or are otherwise required to) prepay pursuant to the provisions of this Agreement.

(b)               Several Obligations. The failure of any Lender to make any advance of its Loan Commitment to be made by it on the date specified therefor shall not relieve any other Lender of its obligation to make the advance of its Loan Commitment, but neither any Lender nor Administrative Agent shall be responsible for the failure of any other Lender to make the advance to be made by such other Lender.

Section 2.2           Interest Rate; Late Charge. The outstanding principal balance of the Loan shall bear interest at a floating rate of interest equal to two and 95/100 percent (2.95%) per annum in excess of the Libor Rate (the “Contract Rate”). If Borrower fails to pay any installment of interest or principal within five (5) days after the date on which the same is due (excluding the final payment due on the Maturity Date), Borrower shall pay to Administrative Agent, for the account of the Lenders, a late charge on such past due amount, as liquidated damages and not as a penalty, equal to five percent (5%) of such amount, but not in excess of the maximum amount of interest allowed by applicable law. Administrative Agent shall pay to each Lender its portion of the late charge based on each Lender’s Pro Rata Share of the Loan in accordance with Section 2.6. The foregoing late charge is intended to compensate each Lender for the expenses incident to handling any such delinquent payment and for the losses incurred by each Lender as a result of such delinquent payment. Borrower agrees that, considering all of the circumstances existing on the date this Agreement is executed, the late charge represents a reasonable estimate of the costs and losses each Lender will incur by reason of late payment. Borrower and each Lender further agree that proof of actual losses would be costly, inconvenient, impracticable and extremely difficult to fix. Acceptance of the late charge shall not constitute a waiver of the Event of Default arising from the overdue installment, and shall not prevent any Lender from exercising any other rights or remedies available to such Lender with respect to such Event of Default. While any Event of Default exists, the Loan shall bear interest at the Default Rate.

Section 2.3           Terms of Payment. The Loan shall be payable as follows:

(a)               Interest and Principal.

(i)           On the Closing Date, Borrower shall pay to Administrative Agent for the account of the Lenders, a payment of interest only representing interest accrued from the Closing Date hereof through the last day of the month in which the Closing Date occurs, computed at the Contract Rate.

(ii)        Commencing on September 1, 2017, and continuing on each Payment Date thereafter through and including the Payment Date immediately prior to the Maturity Date, Borrower shall pay to Administrative Agent, for the account of the Lenders, interest in arrears computed at the Contract Rate on the outstanding principal balance of the Loan.

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(b)               Maturity. On the Maturity Date, Borrower shall pay to Administrative Agent for the account of the Lenders, all outstanding principal, accrued and unpaid interest, default interest, late charges, the Exit Fee and any and all other amounts due under the Loan Documents.

(c)               Option to Extend Scheduled Maturity Date. Borrower may elect to extend the Scheduled Maturity Date from the Initial Maturity Date to the First Extended Maturity Date and the First Extended Maturity Date to the Second Extended Maturity Date upon satisfaction of each the following conditions, as determined by Administrative Agent in its reasonable discretion:

(i)           Borrower shall have delivered to Administrative Agent a written notice of its request to extend the Scheduled Maturity Date (the “Extension Request”) at least thirty (30) but no more than ninety (90) days before the then applicable Scheduled Maturity Date;

(ii)        Concurrently with delivery of the Extension Request, Borrower shall have delivered to Administrative Agent a certificate in form and substance satisfactory to Administrative Agent certifying that (A) no Potential Default (other than Potential Defaults that Borrower is proceeding with diligence to cure, which cure shall be completed prior to the then-current Scheduled Maturity Date) or Event of Default is in existence, and (B) as of the last day of the most recently ended month for which financial statements are required to have been delivered pursuant to Section 6.1(a)(i), the Project Yield was equal to or greater than 9.75% based upon Adjusted Net Operating Income for the twelve (12) month period ending on the last day of such month, which certificate shall be accompanied by operating statements for the Project sufficient for Administrative Agent to verify compliance with the foregoing;

(iii)      Borrower shall have executed and delivered to Administrative Agent such documents as Administrative Agent shall request (A) evidencing the extension of the Scheduled Maturity Date, (B) confirming that it has no claims, defenses or offsets with respect to the Obligations, (C) releasing any potential claims, known or unknown, against Administrative Agent and Lenders and (D) containing Guarantor’s reaffirmation of its obligations under the Recourse Guaranty Agreement to which it is party;

(iv)       The Application has been submitted and Borrower is diligently pursuing a HUD Loan Financing;

(v)         Agent shall have confirmed to its satisfaction that, as of the last day of the most recently ended month for which financial statements are required to have been delivered pursuant to Section 6.1(a)(i), the Project Yield was equal to or greater than 9.75% based upon Adjusted Net Operating Income for the twelve (12) month period ending on the last day of such month; and

(vi)       If requested by Administrative Agent, Borrower shall have delivered to Administrative Agent an endorsement to each Title Policy insuring the absence of intervening liens (excluding ad valorem taxes, a lien not yet payable).

Section 2.4           Prepayment.

LOAN AGREEMENT – Page 23 [Summit Pennington]

(a)               Prepayment. The Indebtedness may be prepaid in whole, but not in part, at any time, provided that Borrower pays with such prepayment the Exit Fee, all accrued interest and all other outstanding amounts then due and unpaid under the Loan Documents.

(b)               Prepayment Not Made on a Payment Date. If for any reason the Loan or any portion thereof is prepaid on a day other than a scheduled monthly Payment Date, interest shall be prorated through the date of prepayment (the “Prorated Interest”). On the prepayment date, Borrower shall pay to Administrative Agent, for the account of Lenders, the outstanding principal balance of the Loan, Prorated Interest and Libor Breakage Amount, and any other amounts, if any, required under this Agreement.

(c)               [Intentionally Deleted]

(d)               Prepayment Due to Casualty or Condemnation. In the event of a prepayment resulting from the application of insurance or condemnation proceeds pursuant to Article 3 hereof, no prepayment penalty or premium shall be imposed. If Borrower elects to prepay the Indebtedness in accordance with the terms of Section 3.2(c), Borrower shall (i) provide not less than ten (10) Business Days’ notice to Administrative Agent of such prepayment and (ii) pay with such prepayment all accrued interest, including Prorated Interest, on the amount being prepaid. Concurrently with the completion of the prepayment, Administrative Agent and Lenders shall (i) release and discharge the Project from the Mortgage, and (ii) execute and deliver all instruments reasonably required to effect such release and discharge. Borrower shall also pay all reasonable out of pocket expenses incurred by Administrative Agent and Lenders in connection with the prepayment and the release and discharge of the Project from the Mortgage and the other Loan Documents.

(e)               [Intentionally Deleted]

(f)                Partial Prepayment. If, notwithstanding Section 2.4(a), Administrative Agent permits the Loan to be prepaid in part, Borrower shall pay, in addition to the principal amount prepaid, Prorated Interest on the amount of such prepayment, plus the Exit Fee on the amount of such prepayment, plus any Libor Breakage Amount applicable to such principal being prepaid.

Section 2.5           Security; Establishment of Escrowed Funds.

(a)               Security. The Loan shall be secured by the Mortgage, which shall create a first lien on the Project, subject only to the Permitted Exceptions, and the other Loan Documents.

(b)               Replacement Escrow Fund. Borrower shall deposit with Administrative Agent on each Payment Date, the product of Three Hundred Dollars ($300) multiplied by the number of Residential Units in the Project, divided by twelve, which shall be held by Administrative Agent for replacements and repairs required to be made to the Project during the term of the Loan (the “Replacement Escrow Fund”). Administrative Agent shall make disbursements from the Replacement Escrow Fund as requested by Borrower, and approved by Administrative Agent in its reasonable discretion, on a monthly basis in increments of no less than $5,000.00 upon delivery by Borrower of Administrative Agent’s standard form of draw request accompanied by copies of paid invoices for the amounts requested and, if required by

LOAN AGREEMENT – Page 24 [Summit Pennington]

Administrative Agent, lien waivers and releases from all parties furnishing materials and/or services in connection with the requested payment. Administrative Agent may require an inspection of the Project at Borrower’s expense prior to making a monthly disbursement in order to verify completion of replacements and repairs for which reimbursement is sought.

(c)               Operating Lease Fund. Borrower hereby agrees to the establishment of a reserve (each, a “Operating Lease Fund”), into which, during any period in which Operating Tenant is not in compliance with the “Minimum Rent Coverage” (as defined under the Operating Lease), Borrower shall deposit an amount equal to the additional monthly deposit required under the Operating Lease to be deposited with Borrower by the Operating Tenant, to the extent such deposit is made by the Operating Tenant. Upon such time as Borrower delivers evidence reasonably satisfactory to Administrative Agent (and Administrative Agent confirms to its reasonable satisfaction) that Operating Tenant has been in compliance with the “Minimum Rent Coverage” applicable thereto for a period of twelve (12) consecutive months, and provided no Event of Default is then in existence, the funds contained in the Operating Lease Fund shall be released to the Borrower.

(d)               Insurance Impound.

(i)           Borrower shall deposit with Administrative Agent, monthly on each Payment Date, a sum of money (the “Insurance Impound”) equal to one-twelfth (l/12th) of the annual charges for the Insurance Premiums. In addition to the foregoing, Borrower shall deposit with Administrative Agent, within ten (10) days following demand by Administrative Agent, a sum of money that, together with the monthly installments described in the foregoing sentence, will be sufficient to make each of such payments thirty (30) days prior to the date any delinquency or penalty becomes due with respect to such payments. Deposits shall be made on the basis of Administrative Agent’s reasonable estimate from time to time of the Insurance Premiums for the current year. Until an Event of Default exists, Administrative Agent shall apply the funds deposited to pay Insurance Premiums as provided herein. Borrower shall furnish Administrative Agent with bills for the Insurance Premiums for which such deposits are required at least thirty (30) days prior to the date on which the Insurance Premiums first become payable. If at any time the amount on deposit with Administrative Agent, together with amounts to be deposited by Borrower before such Insurance Premiums are payable, is insufficient to pay such Insurance Premiums, Borrower shall (or shall cause Operator to) deposit any deficiency with Administrative Agent immediately upon demand. Administrative Agent shall pay such Insurance Premiums when the amount on deposit with Administrative Agent is sufficient to pay such Insurance Premiums and Administrative Agent has received a bill for such Insurance Premiums.

(ii)        Notwithstanding the foregoing, while the Insurance Premiums are paid via a premium financing arrangement to which Administrative Agent has given its written consent, then (A) the amount to be escrowed with Administrative Agent at any given time in respect of such Insurance Premiums shall be three months of payments under the premium finance arrangement (and, for the avoidance of doubt, Borrower shall not be required to make the monthly deposits required under Section 2.5(d)(i), provided Borrower is otherwise in compliance with this Section 2.5(d)(ii) and no Event of Default is in existence), (B) Borrower shall tender to Administrative Agent each month (on such schedule as Administrative Agent

LOAN AGREEMENT – Page 25 [Summit Pennington]

shall reasonably request) evidence that Borrower (or the owner of the policy if the Borrower shares in a blanket policy) have paid the applicable premium finance amount due for the preceding month and (C) Administrative Agent shall have no obligation to remit such escrowed sums in payment of the premium finance amounts.

(e)               Real Estate Tax Impound. Borrower shall deposit (or cause to be deposited) with Administrative Agent, monthly on each Payment Date, a sum of money (the “Tax Impound”) equal to one-twelfth (1/12th) of the annual Taxes. At or before the initial advance of the Loan, Borrower shall deposit (or cause to be deposited) with Administrative Agent a sum of money which together with the monthly installments will be sufficient to make each of such payments thirty (30) days prior to the date any delinquency or penalty becomes due with respect to such payments. Deposits shall be made on the basis of Administrative Agent’s estimate from time to time of the Taxes for the current year (after giving effect to any reassessment or, at Administrative Agent’s election, on the basis of the Taxes for the prior year, with adjustments when the Taxes are fixed for the then current year). Until an Event of Default exists, Administrative Agent shall apply the funds deposited to pay the Taxes as provided herein. Borrower shall furnish Administrative Agent with bills for the Taxes for which such deposits are required at least thirty (30) days prior to the date on which the Taxes first become payable. If at any time the amount on deposit with Administrative Agent, together with amounts to be deposited by Borrower before such Taxes are payable, is insufficient to pay such Taxes, Borrower shall deposit (or cause to be deposited) any deficiency with Administrative Agent immediately upon demand. Administrative Agent shall pay such Taxes when the amount on deposit with Administrative Agent is sufficient to pay such Taxes and Administrative Agent has received a bill for such Taxes. The obligation of Borrower to pay the Taxes, as set forth in the Loan Documents, is not affected or modified by the provision of this paragraph; provided, however, that Borrower shall not be in default under the Loan for failure to pay Taxes if and to the extent there are sufficient funds on deposit in the Tax Impound to timely pay such Taxes.

(f)                Escrowed Funds, Generally; Pledge of Security Interest. Borrower hereby pledges to Administrative Agent and the Lenders, and grants a security interest in, any and all monies now or hereafter deposited in the Escrowed Funds as additional security for the payment of the Loan. Administrative Agent shall hold the Escrowed Funds, and any and all other impounds or reserves otherwise provided for in this Agreement, for the benefit of all Lenders. The Lenders and Borrower acknowledge and agree that the Escrowed Funds shall be held without interest in Administrative Agent’s name or in the name of an Affiliate of Administrative Agent and may be commingled with the general funds of Administrative Agent, including (i) with Administrative Agent’s own funds at financial institutions selected by Administrative Agent in its reasonable discretion or (ii) with Administrative Agent’s funds at CONA, and may be held in a Subaccount designated for such purpose. Upon the occurrence and continuance of an Event of Default, Administrative Agent may (and at the direction of the Required Lenders shall) apply any sums then present in the Escrowed Funds to the payment of the Loan in any order in the sole discretion of Administrative Agent in accordance with Section 2.6(a). Until expended or applied as above provided, the Escrowed Funds shall constitute additional security for the Loan. Administrative Agent shall have no obligation to release any of the Escrowed Funds while any Event of Default or Potential Default exists or any Material Adverse Change has occurred in Borrower or any Borrower Party or the Project. All costs and expenses reasonably incurred by Administrative Agent in the disbursement of any of the Escrowed Funds shall be paid by Borrower promptly upon

LOAN AGREEMENT – Page 26 [Summit Pennington]

demand or, at Administrative Agent’s sole discretion, deducted from the Escrowed Funds. On the Maturity Date, the monies then remaining on deposit in the Escrowed Funds with Administrative Agent shall, at Administrative Agent’s option, be applied against the Indebtedness or if no Event of Default exists hereunder, returned to Borrower.

Section 2.6           Application of Payments.

(a)               Waterfall. Provided no Event of Default has occurred and is continuing, all payments received by Administrative Agent under the Loan Documents shall be applied, (i) first, to pay Obligations in respect of any cost or expense reimbursements, fees or indemnities then due to Administrative Agent pursuant to this Agreement, any Loan Document or the Environmental Indemnity Agreement, (ii) second, to pay Default Rate interest or late charges, (iii) third, to pay interest then due and payable calculated at the Contract Rate, (iv) fourth, to principal payments due under the Loan and to any Obligations under the Secured Hedge Agreements, (v) fifth, to any reserves, escrows or other impounds required to be maintained pursuant to the Loan Documents, (vi) sixth, to any Exit Fee then due and (vii) seventh, to the ratable payment of all other Obligations. Upon the occurrence and during the continuance of an Event of Default, all payments shall be applied in such order as Administrative Agent shall determine in its sole discretion. Notwithstanding anything herein to the contrary, if at any time while an Event of Default is in continuance, following acceleration of the Obligations or on or after the Maturity Date, Administrative Agent applies any payments received or the proceeds of any Collateral to principal payments on the Loan, Administrative Agent shall apply such payments or proceeds pro rata between such principal payments on the Loan and the Obligations under the Secured Hedge Agreements based on the outstanding principal balance of the Loan and the Obligations under Secured Hedge Agreements.

(b)               Application of Payments Generally. All repayments of the Loan shall be applied to reduce the remaining installments of the outstanding principal amount of the Loan in the stated order of maturity. If sufficient amounts are not available to repay all outstanding Obligations described in any priority level set forth in this Section 2.6, the available amounts shall be applied, unless otherwise expressly specified herein, to such Obligations ratably based on the proportion of the Secured Parties’ interest in such Obligations. Any priority level set forth in this Section 2.6 that includes interest shall include all such interest, whether or not accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or similar proceeding, and whether or not a claim for post-filing or post-petition interest is allowed in any such proceeding. All prepayments of principal, if permitted hereunder or otherwise accepted by Administrative Agent, shall be applied in the inverse order of maturity (i.e., to the final principal installment due with respect to the Loan).

(c)               Payments and Computations. Borrower shall make each payment under any Loan Document not later than 1:00 p.m. (Eastern Standard or Daylight Savings time) on the day when due to Administrative Agent by wire transfer (or Automated Clearing House (“ACH”) transfer to be initiated by Administrative Agent pursuant to the ACH Authorization Form (which shall be the exclusive means of payment hereunder) to the following account (or at such other account or by such other means to such other address as Administrative Agent shall have notified Borrowers in writing within a reasonable time prior to such payment) in immediately available Dollars and without setoff or counterclaim:

LOAN AGREEMENT – Page 27 [Summit Pennington]

Bank:	Capital One Bank
ABA No.:	065000090
Account Number:	38395-100002129
Account Name:	CLS Specialty Finance
Reference:	Summit Pennington

(d)               Administrative Agent shall cause to be distributed immediately available funds relating to the payment of principal, interest or fees to the Lenders, in accordance with the application of payments set forth in Section 2.6(a), promptly after receipt or deemed receipt, but not later than one Business Day following receipt (or deemed receipt) by Administrative Agent. Administrative Agent shall have no obligation to make any payments to a Lender except out of amounts received or applied by Administrative Agent with respect to the Loan, and only if and to the extent payable in accordance with said Section 2.6(a). Payments received by Administrative Agent after 1:00 p.m. (Eastern Standard or Daylight Savings time) shall be deemed to be received on the next Business Day.

(e)               Computations of Interests and Fees. All computations of interest and of fees shall be made by Administrative Agent on the basis of a fraction, the denominator of which is three hundred sixty (360) and the numerator of which is the actual number of days elapsed from the Closing Date or the date of the preceding Payment Date, as the case may be, to the date of the next Payment Date or the Maturity Date. Each determination of an interest rate or the amount of a fee hereunder shall be made by Administrative Agent and shall be conclusive, binding and final for all purposes, absent manifest error.

(f)                Payment Dates. Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, the due date for such payment shall be extended to the next succeeding Business Day without any increase in such payment as a result of additional interest or fees.

(g)               Advancing Payments. Unless Administrative Agent shall have received notice from Borrower prior to the date on which any payment is due hereunder that Borrower will not make such payment in full, Administrative Agent may assume that Borrower has made such payment in full to Administrative Agent on such date and Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent that Borrower shall not have made such payment in full to Administrative Agent, each Lender shall repay to Administrative Agent on demand such amount distributed to such Lender together with interest thereon (at the then-applicable interest rate) for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to Administrative Agent.

Section 2.7           Sources and Uses. The sources and uses of funds for the contemplated transaction are as described on Schedule 2.7 attached hereto.

Section 2.8           Capital Adequacy; Increased Costs; Illegality or Unavailability.

(a)               If any Change in Law increases or would have the effect of increasing the amount of capital, reserves or other funds required to be maintained by such Lender and thereby

LOAN AGREEMENT – Page 28 [Summit Pennington]

reducing the rate of return on such Lender’s capital as a consequence of its obligations hereunder, then Borrower shall from time to time upon demand by such Lender, pay to such Lender, additional amounts sufficient to compensate such Lender for such reduction. A certificate as to the amount of that reduction and showing the basis of the computation thereof submitted by the affected Lender to Borrower shall, absent manifest error, be final, conclusive and binding for all purposes. Each Lender agrees that, as promptly as practicable after it becomes aware of any circumstances referred to above which would result in any such increased cost, such Lender shall, to the extent not inconsistent with such Lender’s internal policies of general application, use reasonable commercial efforts to minimize costs and expenses incurred by it and payable to it by Borrower pursuant to this Section 2.8(a).

(b)               If, due to any Change in Law, there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining the Loan, then Borrower shall from time to time, upon demand by such Lender, pay to such Lender additional amounts sufficient to compensate such Lender for such increased cost. A certificate as to the amount of such increased cost, submitted to Borrower by such Lender, shall be conclusive and binding on Borrower for all purposes, absent manifest error. Each Lender agrees that, as promptly as practicable after it becomes aware of any circumstances referred to above which would result in any such increased cost, such Lender shall, to the extent not inconsistent with such Lender’s internal policies of general application, use reasonable commercial efforts to minimize costs and expenses incurred by it and payable to it by Borrower pursuant to this Section 2.8(b).

(c)               Notwithstanding anything to the contrary contained herein, if, after the Closing Date, (i) any Change in Law shall make it unlawful, or any central bank or other Governmental Authority shall assert that it is unlawful, for any Lender to agree to make or to make or to continue to fund or maintain any Loan bearing interest computed by reference to the Libor Rate, or (ii) the Libor Rate is discontinued or is otherwise no longer available, then (A) with respect to the occurrence described in subsection (i) above, unless such Lender is able to make or to continue to fund or to maintain the Loan at another office of such Lender without, in such Lender’s opinion, adversely affecting it or its Loan or the income obtained therefrom, on notice thereof and demand therefor by such Lender to Borrower, (1) the obligation of such Lender to agree to make or to make or to continue to fund or maintain the Loan shall terminate and (2) Borrower shall prepay in full such Lender’s Pro Rata Share of the Loan, together with interest accrued thereon, but without payment of any Exit Fee, within thirty (30) days following such Lender’s demand for payment, unless such Lender elects to use the Base Rate as a replacement index, plus an applicable spread to approximate the Contract Rate before such change in law or regulation and (B) with respect to the occurrence described in subsection (ii) above, Administrative Agent will use the Base Rate as a replacement index, plus an applicable spread to approximate the Contract Rate. If any Lender elects to use the Base Rate as contemplated by subsection (A) above or if subsection (B) above is applicable, Administrative Agent will notify Borrower of the Base Rate and spread to be used and the same shall be applied to the Loan effective as of the date such Lender or Administrative Agent determined that the Libor Rate was no longer available, as applicable.

(d)               Notwithstanding anything herein to the contrary, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith shall be deemed to be a change in any Requirements

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of Law under subsection (b) above and/or a change in capital adequacy requirements under subsection (a) above, as applicable, regardless of the date enacted, adopted or issued.

(e)               Notwithstanding anything else to the contrary in this Section 2.8, Borrower shall not be under any obligation to compensate any Lender under this Section 2.8 with respect to increased costs or reductions where the Lender is not demanding such compensation from all of its customers similarly situated.

Section 2.9           Interest Rate Protection. Borrower, at its sole cost and expense and for their benefit, may obtain and maintain an interest rate cap pursuant to a Hedge Agreement reasonably satisfactory to the Administrative Agent, which Hedge Agreement shall, at Administrative Agent’s request, be collaterally assigned to Administrative Agent (for the benefit of Lenders). Any such Hedge Agreement shall be provided by either Administrative Agent or any Lender (or an Affiliate of such Person) or a bank or other financial institution whose long-term debt rating is equal to or greater than “A”. Upon repayment of the Loan in full, Administrative Agent shall assign the Hedge Agreements back to Borrower or an Affiliate of Borrower. Except in connection with a Secured Hedge Agreement, the Project shall not be pledged or encumbered in any manner to secure any obligation under the Hedge Agreement. Borrower shall not enter into any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement pertaining to fluctuations in interest rates, or any swaps, caps or collar agreements or similar arrangements providing for protection against fluctuations in currency exchange rates, either generally or under specific contingencies, other than the Hedge Agreement contemplated by this Section 2.9, and not for speculative purposes.

Section 2.10       Libor Breakage Amount. Upon any payment of the Loan (or any portion thereof) on any day that is not the last day of the Libor Interest Period applicable thereto (regardless of the source of such prepayment and whether voluntary, by acceleration or otherwise), Borrower shall pay to Administrative Agent, for the account of Lenders, the Libor Breakage Amount.

Section 2.11       [Reserved]

Section 2.12       Evidence of Debt.

(a)               Records of Lenders. Each Lender shall maintain in accordance with its usual practice accounts evidencing the Indebtedness of Borrower to each Lender resulting from the Pro Rata Share of the Loan of such Lender from time to time outstanding, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement. In addition, with respect to each Lender having sold a participation interest in any of the Obligations owing to it, such Lender, acting as agent of Borrower solely for this purpose and solely for tax purposes, shall establish and maintain at its address referred to in Section 11.1 (or at such other address as Administrative Agent shall notify Borrower) a record of ownership, in which such Lender shall register by book entry (A) the name and address of each such participant (and each change thereto, whether by assignment or otherwise) and (B) the rights, interest or obligation of each such participant in any Obligation owing to such Lender, in any Loan Commitment or any portion of the Loan and in any right of such Lender to receive any payment hereunder.

LOAN AGREEMENT – Page 30 [Summit Pennington]

(b)               Records of Administrative Agent. Administrative Agent, acting solely for this purpose as an agent of Borrower, shall maintain at one of its offices in the United States a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loan owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error; provided, however, that no error in such account and no failure of any Lender or Administrative Agent to maintain any such account shall affect the obligations of any Borrower Party to repay the Loan in accordance with its terms. Borrower, Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(c)               Registered Obligations. Notwithstanding anything to the contrary contained in this Agreement, the Loan (including any Notes evidencing the Loan) shall constitute a registered obligation, the right, title and interest of the Lenders and their assignees in and to the Loan shall be transferable only upon notation of such transfer in the Register and no assignment thereof shall be effective until recorded therein. This Section 2.12 and Section 11.3 shall be construed so that the Loan is at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related regulations (and any successor provisions).

Section 2.13       Substitution of Lenders.

(a)               In the event that any Lender that is not an Affiliate of Administrative Agent (an “Affected Lender”), (i) makes a claim under Section 2.8 or notifies Borrower and Administrative Agent pursuant to Section 2.8 that it becomes illegal for such Lender to continue to fund or maintain its Pro Rata Share of the Loan using the Libor Rate or (ii) does not consent to any amendment, waiver or consent to any Loan Document or the Environmental Indemnity Agreement for which the consent of the Required Lenders is obtained but that requires the consent of other Lenders, Borrower may either pay in full such Affected Lender with respect to amounts due with the consent of Administrative Agent or substitute for such Affected Lender any Lender or any Affiliate or Approved Fund of any Lender or any other Person acceptable (which acceptance shall not be unreasonably withheld or delayed) to Administrative Agent (in each case, a “Substitute Lender”).

(b)               To substitute such Affected Lender or pay in full the Obligations owed to such Affected Lender, Borrower shall deliver a notice to Administrative Agent and such Affected Lender. The effectiveness of such payment or substitution shall be subject to the delivery to Administrative Agent by Borrower (or, as may be applicable in the case of a substitution, by the Substitute Lender) of (i) payment for the account of such Affected Lender, of, to the extent accrued through, and outstanding on, the effective date for such payment or substitution, all Obligations owing to such Affected Lender (including those that will be owed because of such payment and all Obligations that would be owed to such Lender if it was solely a Lender), and (ii) in the case of a substitution, (A) payment by the Substitute Lender of the assignment fee set forth in Section 11.3 and (B) an Assignment and Assumption executed by Affected Lender and Substitute Lender.

LOAN AGREEMENT – Page 31 [Summit Pennington]

(c)               Upon satisfaction of the conditions set forth in clause (b) above, Administrative Agent shall record such substitution or payment in the Register, whereupon (i) in the case of any payment in full, such Affected Lender’s Loan Commitment shall be terminated and (ii) in the case of any substitution, (A) the Affected Lender shall sell and be relieved of, and the Substitute Lender shall purchase and assume, all rights and claims of such Affected Lender under the Loan Documents with respect to the Loan, except that the Affected Lender shall retain such rights expressly providing that they survive the repayment of the Obligations and the termination of the Loan Commitments, (B) the Substitute Lender shall become a “Lender” hereunder having a Loan Commitment in the amount of such Affected Lender’s Loan Commitment and (C) the Affected Lender and the applicable Substitute Lender shall execute and deliver to Administrative Agent an Assignment and Assumption to evidence such substitution and deliver any Note in its possession; provided, however, that the failure of any Affected Lender to execute any such Assignment and Assumption or deliver any such Note shall not render such sale and purchase (or the corresponding assignment) invalid.

Section 2.14       Pro Rata Treatment. (i) Each advance of the Loan from the Lenders under Section 2.1 shall be made by the Lenders, and any termination of the obligation to make an advance of the Loan shall be applied to the respective Loan Commitments of the Lenders, based on their Pro Rata Share; (ii) each payment or prepayment of principal of the Loan by Borrower shall be made for account of the Lenders based on their Pro Rata Share; and (iii) each payment of interest on the Loan by Borrower shall be made for account of the Lenders pro rata in accordance with the amounts of interest on the Loan then due and payable to the respective Lenders.

Section 2.15       Fees.

(a)               Loan Origination Fee. Borrower agrees to pay to Administrative Agent for the benefit of the Lenders on the Closing Date a loan origination fee in an amount equal to one percent (1.0%) of the Loan, which shall be fully earned, due and payable and non-refundable on the Closing Date.

(b)               Exit Fee.

(i)           Upon any repayment or prepayment of all or any portion of the principal amount of the Loan, Borrower shall pay to Administrative Agent for the account of the Lenders on the date of such repayment or prepayment the Exit Fee applicable thereto. All Exit Fees hereunder shall be deemed to be earned by Lenders upon the funding of the Loan.

(ii)        Notwithstanding the foregoing, Administrative Agent agrees to waive the Exit Fee (A) in connection with a repayment of the Indebtedness that occurs as a result of a refinancing of the Loan pursuant to a HUD Loan Financing, (B) if CONA Agency Lender is not legally qualified under HUD requirements to represent the Borrower in connection with obtaining such a mortgage insurance commitment or (C) CONA Agency Lender otherwise fails to successfully close such HUD Loan Financing for reasons unrelated to the Project, the Borrower, the Guarantor or CONA Agency Lender’s underwriting requirements.

Section 2.16       Withholding Taxes.

LOAN AGREEMENT – Page 32 [Summit Pennington]

(a)               Payments Free and Clear of Withholding Taxes. Except as otherwise provided in this Section 2.16, each payment by Borrower under any Loan Document or the Environmental Indemnity Agreement shall be made free and clear of all present or future taxes, levies, imposts, deductions, charges or withholdings and all liabilities with respect thereto (and without deduction for any of them) (collectively, but excluding the taxes set forth in clauses (i) through (iv) below, the “Withholding Taxes”) other than for (i) taxes measured by net income (including branch profits taxes) and franchise taxes imposed in lieu of net income taxes, in each case imposed on any Lender as a result of a connection between such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than such connection arising solely from any Lender having executed, delivered or performed its obligations or received a payment under, or enforced, any Loan Document or the Environmental Indemnity Agreement), (ii) Withholding Taxes to the extent that the obligation to withhold amounts existed on the date that such Lender became a “Lender” under this Agreement in the capacity under which such Lender makes a claim under this clause (b), except in each case to the extent such Lender is a direct or indirect assignee (other than pursuant to Section 2.13 (Substitution of Lenders)) of any other Lender that was entitled, at the time the assignment of such other Lender became effective, to receive additional amounts under Section 2.16(b), (iii) taxes that are directly attributable to the failure (other than as a result of a change in any Requirements of Law) by any Lender to deliver the documentation required to be delivered pursuant to clause (f) below and (iv) any United States Withholding Taxes imposed under FATCA (the taxes described in subsections (i) through (iv) herein called “Excluded Taxes”).

(b)               Gross-Up. If any Taxes shall be required by any Requirements of Law to be deducted from or in respect of any amount payable under any Loan Document or the Environmental Indemnity Agreement to any Lender and such Taxes are Withholding Taxes, (i) such amount payable shall be increased as necessary to ensure that, after all required deductions for Withholding Taxes are made (including deductions applicable to any increases to any amount under this Section 2.16), such Lender receives the amount it would have received had no such deductions been made, (ii) the relevant Borrower Party shall make such deductions, (iii) the relevant Borrower Party shall timely pay the full amount deducted to the relevant taxing authority or other authority in accordance with applicable Requirements of Law and (iv) within 30 days after such payment is made, Borrower shall deliver to Administrative Agent an original or certified copy of a receipt evidencing such payment; provided, however, that no such increase shall be made with respect to, and Borrower shall not be required to indemnify any such Lender pursuant to clause (d) below for, Withholding Taxes to the extent that the obligation to withhold amounts existed on the date that such Lender became a “Lender” under this Agreement in the capacity under which such Lender makes a claim under this clause (b), except in each case to the extent such Lender is a direct or indirect assignee (other than pursuant to Section 2.13 (Substitution of Lenders)) of any other Lender that was entitled, at the time the assignment of such other Lender became effective, to receive additional amounts under this clause (b)..

(c)               Other Taxes. In addition, Borrower agrees to pay, and authorizes Administrative Agent to pay in Borrower’s name, any stamp, documentary, excise or property tax, charges or similar levies imposed by any applicable Requirements of Law or Governmental Authority and all Liabilities with respect thereto (including by reason of any delay in payment thereof), in each case arising from the execution, delivery or registration of, or otherwise with

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respect to, any Loan Document, the Environmental Indemnity Agreement or any transaction contemplated therein (collectively, “Other Taxes”). Within thirty (30) days after the date of any payment of Withholding Taxes or Other Taxes by any Borrower Party, Borrower shall furnish to Administrative Agent, at its address referred to in Section 11.1, the original or a certified copy of a receipt evidencing payment thereof.

(d)               Indemnification. Borrower shall reimburse and indemnify, within thirty (30) days after receipt of demand therefor (with copy to Administrative Agent), each Lender for all Withholding Taxes and Other Taxes (including any Withholding Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.16) paid by such Lender and any Liabilities arising therefrom or with respect thereto, whether or not such Withholding Taxes or Other Taxes were correctly or legally asserted. A certificate of the Lender (or of Administrative Agent on behalf of such Lender) claiming any compensation under this clause (d), setting forth the amounts to be paid thereunder and delivered to Borrower with copy to Administrative Agent, shall be conclusive, binding and final for all purposes, absent manifest error. In determining such amount, Administrative Agent and such Lender may use any reasonable averaging and attribution methods.

(e)               Mitigation. Any Lender claiming any additional amounts payable pursuant to this Section 2.16 shall use its reasonable efforts (consistent with its internal policies and Requirements of Law) to change the jurisdiction of its lending office if such a change would reduce any such additional amounts (or any similar amount that may thereafter accrue) and would not, in the sole determination of such Lender, be otherwise disadvantageous to such Lender.

(f)                Tax Forms.

(i)           Each Non-U.S. Lender Party that, at any of the following times, is entitled to an exemption from United States Withholding Tax or, after a change in any Requirements of Law, is subject to such withholding Tax at a reduced rate under an applicable Tax treaty, shall (w) on or prior to the date such Non-U.S. Lender Party becomes a “Non-U.S. Lender Party” hereunder, (x) on or prior to the date on which any such form or certification expires or becomes obsolete, (y) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it pursuant to this clause (i) and (z) from time to time if requested by Borrower or Administrative Agent (or, in the case of a participant or SPV, the relevant Lender), provide Administrative Agent and Borrower (or, in the case of a participant or SPV, the relevant Lender) with two completed originals of each of the following, as applicable: (A) Forms W-8ECI (claiming exemption from U.S. withholding tax because the income is effectively connected with a U.S. trade or business), W-8BEN (claiming exemption from, or a reduction of, U.S. withholding tax under an income tax treaty) and/or W-8IMY (together with appropriate forms, certifications and supporting statements) or any successor forms, (B) in the case of a Non-U.S. Lender Party claiming exemption under Sections 871(h) or 881(c) of the Code, Form W-8BEN (claiming exemption from U.S. withholding tax under the portfolio interest exemption) or any successor form and a certificate in form and substance acceptable to Administrative Agent that such Non-U.S. Lender Party is not (1) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (2) a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Code or (3) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code or (C) any other applicable document prescribed

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by the IRS certifying as to the entitlement of such Non-U.S. Lender Party to such exemption from United States withholding tax or reduced rate with respect to all payments to be made to such Non-U.S. Lender Party under the Loan Documents. Unless Borrower and Administrative Agent have received forms or other documents satisfactory to them indicating that payments under any Loan Document to or for a Non-U.S. Lender Party are not subject to United States withholding tax or are subject to such tax at a rate reduced by an applicable tax treaty, the Borrower Parties and Administrative Agent shall withhold amounts required to be withheld by applicable Requirements of Law from such payments at the applicable statutory rate.

(ii)        Each U.S. Lender Party shall (A) on or prior to the date such U.S. Lender Party becomes a “U.S. Lender Party” hereunder, (B) on or prior to the date on which any such form or certification expires or becomes obsolete, (C) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it pursuant to this clause (f) and (D) from time to time if requested by Borrower or Administrative Agent (or, in the case of a participant, the relevant Lender), provide Administrative Agent and Borrower (or, in the case of a participant, the relevant Lender) with two completed originals of Form W-9 (certifying that such U.S. Lender Party is entitled to an exemption from U.S. backup withholding tax) or any successor form.

(iii)      Each Lender having sold a participation in any of its Obligations shall collect from such participant the documents described in this clause (f) and provide them to Administrative Agent.

(iv)       If a payment made to a Non-U.S. Lender Party would be subject to United States federal withholding Tax imposed by FATCA if such Non-U.S. Lender Party fails to comply with the applicable reporting requirements of FATCA, such Non-U.S. Lender Party shall deliver to Administrative Agent and Borrower any documentation under any Requirements of Law or reasonably requested by Administrative Agent or Borrower sufficient for Administrative Agent or Borrower to comply with their respective obligations under FATCA and to determine that such Non-U.S. Lender has complied with its obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for the purposes of this clause (iv), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(g)               Refunds. If a Lender has received a refund of (or tax credit with respect to) any Withholding Taxes or Other Taxes as to which it has been indemnified by Borrower or with respect to which Borrower has paid additional amounts pursuant to this Section 2.16, it shall pay over such refund (or the benefit realized as a result of such tax credit) to Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by Borrower under this Section 2.16 with respect to the Withholding Taxes or Other Taxes giving rise to such refund), net of all out of pocket expenses of the Lender (including any Withholding Taxes imposed with respect to such refund) as is determined by the Lender in good faith, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that Borrower, upon the request of the Lender, agrees to repay as soon as reasonably practicable the amount paid over to Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Lender in the event the Lender is required to repay such refund to such Governmental Authority. This Section 2.16 shall not be construed to require the Lender to

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make available its tax returns (or any other information relating to its Withholding Taxes or Other Taxes which it deems in good faith to be confidential) to Borrower or any other person.

Section 2.17       [Reserved]

Section 2.18       Defaulting Lenders.

(a)               Cure of Defaulting Lender Status. A Defaulting Lender may regain its status as a non-defaulting Lender hereunder upon satisfaction of each of the following conditions, as applicable: (i) payment by such Defaulting Lender of all amounts owing hereunder (whether to Administrative Agent for indemnity purposes or otherwise); (ii) receipt by Administrative Agent of (A) a written revocation by Defaulting Lender of any written notice by Defaulting Lender to Borrower, Administrative Agent, or any other Lender that such Defaulting Lender will fail to fund under this Agreement, or (B) evidence satisfactory to Administrative Agent (in consultation with the Required Lenders) that such Defaulting Lender has publicly revoked any public announcement of the same; (iii) evidence satisfactory to Administrative Agent (in consultation with the Required Lenders) that such Defaulting Lender is no long in default for failing to make payments under one or more syndicated credit facilities; and (iv) evidence satisfactory to Administrative Agent (in consultation with the Required Lenders) that such Defaulting Lender (or the holding company of such Defaulting Lender) is no longer the subject of a bankruptcy proceeding and is not otherwise involved in any liquidation proceeding, and Administrative Agent has determined such Defaulting Lender is able to meet its obligations hereunder.

(b)               Cash Collateral. Administrative Agent may, in its discretion, hold any payment made by Borrower toward the Loan that is owing to a Defaulting Lender in a non-interest bearing account. Administrative Agent may use such amount to set-off any unfunded reimbursement obligations of such Defaulting Lender until the earliest to occur of (i) such Lender’s no longer being a Defaulting Lender hereunder, (ii) such Defaulting Lender being replaced pursuant to Section 2.18(c), and (iii) indefeasible payment in full by the Borrower of all amounts owing hereunder and performance by Borrower of all Obligations.

(c)               Replacement of Defaulting Lender. If any Lender is a Defaulting Lender, Administrative Agent may, upon notice to such Lender and the Borrower, replace such Lender by causing such Lender to assign its Loan (with the related assignment fee to be paid by such Defaulting Lender) pursuant to Section 12.3 to one or more Persons eligible under such Section procured by Administrative Agent. Borrower shall pay in full all principal, interest, fees and other amounts owing to such Defaulting Lender through the date of replacement. Any Defaulting Lender being replaced under this Section 2.14(c) shall execute and deliver an Assignment and Assumption with respect to such Lender’s Pro Rata Share of the Loan.

ARTICLE 3
INSURANCE, CONDEMNATION AND IMPOUNDS

Section 3.1           Insurance. Borrower, at its sole cost and expense, shall maintain (or cause to be maintained), during the entire term of the Loan, insurance providing at least the following coverages:

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(a)           Property; Business Interruption. Borrower shall (i) keep the Project insured against damage by fire, acts of domestic and foreign terrorism, any type of wind (including named storms) and such other hazards covered by a special form or all-risk insurance policy (A) for the full insurable value thereof on a replacement cost basis without any coinsurance (B) with a deductible not to exceed $25,000, except for wind/named storms and earthquake, which shall provide for a deductible of no more than five percent (5%) of the total insurable value of the Project, (C) containing Law & Ordinance coverage if any of the Improvements or the use of the Project shall at any time constitute legal non-conforming structures or uses, including coverage for loss to the undamaged portion of the building (with a limit equal to replacement cost), the cost of demolition and the increased costs of construction (each in amounts as required by Administrative Agent) and (D) shall maintain boiler and machinery insurance and such other property insurance as reasonably required by Administrative Agent. Administrative Agent reserves the right to require such other insurance from time to time, including but not limited to earthquake, flood (in addition to Federal Flood Insurance) and sinkhole, each in amounts acceptable to Administrative Agent. The full insurable value shall be re-determined from time to time (but not more frequently than once in any twelve (12) calendar months) at the request of Administrative Agent by an appraiser or contractor designated and paid by Borrower and approved by Administrative Agent, or by an engineer or appraiser in the regular employ of the insurer. No omission on the part of Administrative Agent to request any such ascertainment shall relieve Borrower of any of its obligations under this subsection. Further, if any portion of the Improvements or personal property at the Project is located currently or at any time in the future in Special Flood Hazard Area, Borrower shall deliver to Administrative Agent the following: (1) evidence as to whether the community in which the Project is located is participating in the National Flood Insurance Program, (2) Borrower’s written acknowledgment of receipt of written notification from Administrative Agent as to the fact that the Project is located in a Special Flood Hazard Area and as to whether the community in which such Real Estate is located is participating in the National Flood Insurance Program and (3) copies of the application for a Federal Flood Insurance policy, plus proof of premium payment, a declaration page confirming that Federal Flood Insurance has been issued, or such other evidence of Federal Flood Insurance satisfactory to Administrative Agent, in all cases naming Administrative Agent as Mortgagee on behalf of the Lenders; and (ii) maintain business interruption insurance, including rental income loss and extra expense, (A) with loss payable to Administrative Agent, (B) covering all perils required herein to be insured against, (C) covering a period of restoration of twelve (12) months and containing an extended period of indemnity endorsement which provides that after the physical loss to Improvements has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of six (6) months from the date that the Project is repaired or replaced and operations are resumed, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period and (D) in an amount equal to one hundred percent (100%) of the projected gross revenue (less non-continuing expenses) from the Project as determined by Administrative Agent for a period of twelve (12) months. The amount of such business interruption insurance shall be determined prior to the date hereof and at least once each year thereafter based on Borrower’s reasonable estimate of the gross revenue (less non-continuing expenses) from the Project for the succeeding twelve (12) month period. All business interruption proceeds shall be held by Administrative Agent and shall be applied to the Obligations secured by the Loan Documents from time to time due and payable hereunder and under the Note; provided, however, that nothing herein contained shall be deemed to relieve Borrower of its obligation to

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pay Debt Service on the Payment Dates set forth herein, except to the extent such amounts are actually paid out of the proceeds of such business interruption insurance.

(b)               Liability. Borrower shall maintain (or cause to be maintained) (i) commercial general liability insurance (with no exclusion for acts of domestic and foreign terrorism) with respect to the Project for both personal injury, bodily injury to or death of a person and for property damage providing for limits of liability in the amount approved by Administrative Agent but in no event less than $1,000,000 per occurrence and $2,000,000 in the aggregate, (ii) umbrella liability coverage in the amount and to the extent required by Administrative Agent on terms consistent with the general liability insurance required hereinabove, and (iii) other liability insurance as reasonably required by Administrative Agent, including but limited to auto liability or worker’s compensation and employer’s liability covering employees of Borrower. In addition, Borrower shall cause Operators to maintain (A) if applicable, worker’s compensation insurance and employer’s liability insurance covering employees at the Project employed by such Operator (in the amounts required by applicable Requirements of Law) and (B) professional liability insurance. In no event shall Borrower consents to any decrease in the amount or scope of coverage or increase the deductibles from those previously approved by Administrative Agent.

(c)               Construction, Repairs, Alterations. At all times during which structural construction, repairs or alterations are being made with respect to the Improvements, and only if the property or liability coverage forms do not otherwise apply, (A) commercial general liability and umbrella liability insurance covering claims related to the construction, repairs or alterations being made which are not covered by or under the terms or provisions of the commercial general liability and umbrella liability insurance policy required in Section 3.1(b); and (B) the insurance provided for in Section 3.1(a) written in a so-called builder’s risk completed value form (1) on a non-reporting basis, (2) against all risks insured against pursuant to Section 3.1(a), and (3) including permission to occupy the Project.

(d)               Form and Quality. All insurance policies shall be obtained under valid and enforceable policies and shall be subject to the approval of Administrative Agent as to form and substance, including insurance companies, amounts, deductibles, loss payees and insureds. Such policies shall be endorsed in form and substance acceptable to Administrative Agent to name Administrative Agent (on behalf of the Lenders) thereunder as an additional insured, as its interest may appear, on liability insurance policies and as mortgagee/lender’s loss payable, as its interest may appear, on all property insurance policies, including but not limited to special form/all-risk, business interruption, boiler and machinery, terrorism, windstorm, flood and earthquake insurance, with all loss payable to Administrative Agent, without contribution, under a standard non-contributory mortgagee clause. No policy shall contain a Protective Safeguard Endorsement. Administrative Agent shall act on behalf of the Lenders in respect of insurance matters. The proceeds of insurance paid on account of any damage or destruction to the Project shall be paid to Administrative Agent, on behalf of the Lenders, to be applied as provided in Section 3.2. In the event Borrower or any Operator receives any insurance proceeds (without the same having been disbursed to Administrative Agent), Borrower will or will cause Operator to immediately return such proceeds to Administrative Agent for application in accordance with the provisions of Section 3.2. All such insurance policies and endorsements shall be fully paid for and contain such provisions and expiration dates and be in such form acceptable to Administrative Agent and issued by such insurance companies authorized to do business in the state in which the Project is located,

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with a rating of “A-X” or better as established by Best’s Rating Guide or “A-” or better by Standard & Poor’s Ratings Group. Each property insurance policy shall provide that such policy may not be canceled except upon thirty (30) days’ prior written notice (except ten (10) days’ prior notice for non-renewal or cancellation due to non-payment of premium) to Administrative Agent and that no act or negligence of Borrower, or any other insured under the policy, or failure to comply with the provisions of any Policy which might otherwise result in a forfeiture of the insurance or any part thereof, or commencement of foreclosure or similar action, shall in any way affect the validity or enforceability of the insurance insofar as Administrative Agent is concerned. If available using commercially reasonable efforts, each liability insurance policy shall provide that such policy may not be canceled except upon thirty (30) days’ prior written notice (except ten (10) days’ prior notice for non-renewal or cancellation due to non-payment of premium) to Administrative Agent (provided that, if the insurer will not or cannot provide the required notice, Borrower shall be obligated to provide such notice). Blanket policies shall be permitted only if (i) any such policy shall in all other respects comply with the requirements of this Section and (ii) such policy is approved in advance in writing by Administrative Agent and such policy includes changes to the coverages and requirements set forth herein as may be required by Administrative Agent (including increases to the amount of coverages required herein). Notwithstanding Administrative Agent’s approval of any blanket policy hereunder, Administrative Agent reserves the right, in its sole discretion, to require Borrower to obtain a separate policy in compliance with this Section 3.1. Borrower authorizes Administrative Agent to pay the premiums for such policies (the “Insurance Premiums”) from the Insurance Impound as the same become due and payable annually in advance. If Borrower fails to deposit funds into the Insurance Impound sufficient to permit Administrative Agent to pay the Insurance Premiums when due, Administrative Agent may obtain such insurance and pay the premium therefor and Borrower shall, on demand, reimburse Administrative Agent for all expenses incurred in connection therewith. Borrower shall not maintain any separate or additional insurance which is contributing in the event of loss unless it is properly endorsed and otherwise reasonably satisfactory to Administrative Agent in all respects. Notwithstanding the foregoing, Borrower shall be permitted to keep in force the existing premium finance agreement provided that Borrower submits to Lender proof of payment of each and every installment due under such premium financing agreement or installment arrangement directly to the insurance company, as such installments become due and payable.

(e)               Assignment; Delivery of Certificates and Policies. Borrower shall assign (or cause to be assigned) the policies and all proceeds payable thereunder or proofs of insurance to Administrative Agent (for the benefit of the Lenders), in such manner and form that Administrative Agent and its successors and assigns shall at all times have and hold the same as security for the payment of the Loan. In the event of a foreclosure of the applicable Mortgage or other transfer of title to the Project in extinguishment in whole or in part of the Indebtedness, all right, title and interest of Borrower in and to the Policies then in force concerning the Project and all proceeds payable thereunder shall thereupon vest exclusively in Administrative Agent or the purchaser at such foreclosure or other transferee in the event of such other transfer of title. Unless otherwise approved by Administrative Agent, with respect to the property insurance required under this Section 3.1, Borrower shall provide (i) on or before the Closing Date, an ACORD 27 or 28 along with a policy binder which is valid for at least sixty (60) days following the Effective Date or a complete copy of the policy, (ii) endorsements required by Administrative Agent within thirty (30) days following the Closing Date if not provided on or before the Closing Date and (iii) a copy of the full policy within sixty (60) days following the Closing Date or prior to expiration of the

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binder. Unless otherwise approved by Administrative Agent, with respect to the liability insurance required under this Section 3.1, Borrower shall provide (i) on or before the Closing Date, an ACORD 25 along with evidence of 30-day notice of cancellation of coverage along with a policy binder which is valid for at least sixty (60) days following the Effective Date or a complete copy of the policy, (ii) endorsements required by Administrative Agent within thirty (30) days following the Closing Date if not provided on or before the Closing Date and (c) a copy of the full policy within sixty (60) days following the Closing Date. If Borrower elects to obtain any insurance that is not required under this Agreement, all related insurance policies shall be endorsed in compliance with Section 3.1(d), and such additional insurance shall not be canceled without prior notice to Administrative Agent. From time to time upon Administrative Agent’s request, Borrower shall identify to Administrative Agent all insurance maintained by Borrower with respect to the Project. The proceeds of insurance policies coming into the possession of Administrative Agent shall not be deemed trust funds, and Administrative Agent shall be entitled to apply such proceeds as herein provided.

(f)                Adjustments. Borrower shall give (or cause to be given) immediate written notice of any loss to the insurance carrier and to Administrative Agent. Borrower hereby irrevocably authorizes and empowers Administrative Agent, as attorney in fact for Borrower coupled with an interest, to (i) notify any of Borrower’s insurance carriers to add Administrative Agent (for itself and the benefit of the Lenders) as a loss payee, mortgagee insured or additional insured, as the case may be, to any policy maintained by Borrower (regardless of whether such policy is required under this Agreement), (ii) if such loss exceeds the Restoration Threshold, make proof of loss, to adjust and compromise any claim under insurance policies, to appear in and prosecute any action arising from such insurance policies and (iii) collect and receive insurance proceeds, and to deduct therefrom Administrative Agent’s reasonable expenses incurred in the collection of such proceeds. Nothing contained in this Section 3.1(f), however, shall require Administrative Agent to incur any expense or take any action hereunder.

(g)               WARNING REGARDING RIGHT OF ADMINISTRATIVE AGENT TO PURCHASE INSURANCE: If Borrower fails to provide Administrative Agent with evidence of the insurance coverages required by this Agreement, Administrative Agent shall have the right take such action deemed necessary to protect the interest of Administrative Agent and Lenders, including the purchasing of insurance at Borrower’s expense as Administrative Agent in its sole discretion deems appropriate. This insurance may, but need not, also protect Borrower’s interest. If the Collateral becomes damaged, the coverage Administrative Agent purchases may not pay any claim Borrower makes or any claim made against Borrower. After receiving written consent from Administrative Agent, Borrower may later cancel this coverage by providing evidence that the required property coverage was purchased elsewhere. Borrower is responsible for all expenses incurred by Administrative Agent in connection with such action and the cost of any insurance purchased pursuant to this provision and such cost is payable on demand; if Borrower fails to pay such cost, it may be added to the Indebtedness and bear interest at the Default Rate. The effective date of coverage may be the date Borrower’s prior coverage lapsed or the date Borrower failed to provide proof of coverage. The coverage Administrative Agent purchases may be considerably more expensive than insurance Borrower can obtain and may not satisfy any need for property damage coverage or any mandatory liability insurance imposed by Requirements of Law.

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(h)               Illinois Disclosure. The following notice is provided pursuant to paragraph (3) of 815 ILCS 180/10: Unless Borrower provides evidence of the insurance coverage required by this Agreement, Administrative Agent may purchase such insurance at Borrower’s expense to protect Administrative Agent’s and Lenders’ interests in the Collateral. This insurance may, but need not, protect Borrower’s interests. The coverage that Administrative Agent purchases may not pay any claim that Borrower may make or any claim that is made against Borrower in connection with the Collateral. Borrower may later cancel any insurance purchased by Administrative Agent, but only after providing evidence that Borrower has obtained insurance as required by the Loan Documents. If Administrative Agent purchases insurance for the Collateral, Borrower will be responsible for the costs of that insurance, including the insurance premium, interest and any other charges that Administrative Agent may impose in connection with the placement of the insurance, until the effective date of the cancellation or expiration of the insurance. The costs of the insurance may be added to the Obligations of Borrower. The costs of the insurance may be more than the cost of insurance that Borrower may be able to obtain on Borrower’s own.

(i)                 Non-Conforming Policy. As an alternative to the policies required to be maintained pursuant to the preceding provisions of this Section 3.1, Borrower will not be in default under this Section 3.1 if Borrower maintains (or causes to be maintained) policies which (i) have coverages, deductibles and/or other related provisions other than those specified above and/or (ii) are provided by insurance companies not meeting the credit ratings requirements set forth above (any such policy, a “Non-Conforming Policy”), provided, that, prior to obtaining such Non-Conforming Policies (or permitting such Non-Conforming Policies to be obtained), Borrower shall have received Administrative Agent’s prior written consent thereto. Notwithstanding the foregoing, Administrative Agent hereby reserves the right to deny its consent to any Non-Conforming Policy regardless of whether or not Administrative Agent has consented to the same on any prior occasion.

Section 3.2           Use and Application of Insurance Proceeds.

(a)               Notice; Repair Obligation. If the Project shall be damaged or destroyed, in whole or in part, by fire or other casualty (a “Casualty”), Borrower shall give prompt written notice thereof to Administrative Agent. Following the occurrence of a Casualty, Borrower shall promptly repair, restore or rebuild any of the affected Improvements that may become damaged or be destroyed, such restored or rebuilt improvements to be of at least equal value and substantially the same character as prior to such damage or destruction, provided that any insurance proceeds relating to such damage or destruction have been released to Borrower under the terms of this Agreement to effectuate such repairs or restoration, but regardless of whether such insurance proceeds are sufficient for such repairs or restoration.

(b)               Application of Insurance Proceeds. Administrative Agent shall make insurance proceeds available to Borrower for application to the costs of restoring the Project or to the payment of the Loan as follows:

(i)           if the loss is less than or equal to the Restoration Threshold, Administrative Agent shall make the insurance proceeds available to Borrower, which proceeds shall be used by Borrower to pay for the restoration of the Project provided (A) no Event of

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Default or Potential Default exists, and (B) Borrower promptly commences and diligently pursues restoration of the Project;

(ii)        if the loss exceeds the Restoration Threshold but is not more than 25% of the replacement value of the Improvements, Administrative Agent shall disburse the insurance proceeds to Borrower, which proceeds shall be used by Borrower for the restoration of the Project provided that at all times during such restoration (A) no Event of Default or Potential Default exists; (B) Borrower delivers reasonably detailed plans and a budget to Administrative Agent for the proposed restoration; (C) Administrative Agent determines that there are sufficient funds available to restore and repair the Project to a condition existing immediately prior to such Casualty or, if Administrative Agent reasonably determines there is any such insufficiency, Borrower provides additional security to address such insufficiency to Administrative Agent’s satisfaction; (D) Administrative Agent determines that the Adjusted Net Operating Income of the Project during restoration, taking into account rent loss or business interruption insurance, will be sufficient to pay Debt Service; (E) Administrative Agent determines that the ratio of the outstanding principal balance of the Loan to appraised value of the Project after restoration of the Project will not exceed the loan-to-value ratio that existed on the Closing Date; (F) Administrative Agent determines that after restoration of the Project, the Project and Borrower will comply with the financial covenants in Section 7.13; (G) Administrative Agent determines that restoration and repair of the Project to a condition approved by Administrative Agent will be completed within six (6) months after the date of loss or casualty and in any event ninety (90) days prior to the Maturity Date; (H) Borrower promptly commences and is diligently pursuing restoration of the Project; and (I)  after the restoration, the Project will be in compliance with and permitted under all Requirements of Law; and

(iii)      if the conditions set forth in (i) and (ii) above are not satisfied or the loss exceeds the maximum amount specified in Section 3.2(b)(ii) above, (A) if no Event of Default exists hereunder, Administrative Agent may elect to apply any insurance proceeds Administrative Agent receives as a prepayment of the Loan, or allow all or a portion of such proceeds to be used for the restoration of the Project and (B) if an Event of Default exists hereunder, Administrative Agent shall apply any insurance proceeds Administrative Agent receives as a prepayment of the Loan, unless the Required Lenders otherwise consent in writing to allow all or a portion of the proceeds to be used for the restoration of the Project.

(c)               Disbursement of Insurance Proceeds. Insurance proceeds received by Administrative Agent and to be applied to restoration pursuant to the terms of this Section 3.2, will be disbursed by Administrative Agent to Borrower on a monthly basis, commencing within ten (10) Business Days following receipt by Administrative Agent of plans and specifications, contracts and subcontracts, schedules, budgets, lien waivers and architects’ certificates all in form reasonably satisfactory to Administrative Agent, and otherwise in accordance with prudent commercial construction lending practices for construction loan advances (including appropriate retainages to ensure that all work is completed in a workmanlike manner). Any insurance proceeds remaining after payment of all restoration costs shall be applied by Administrative Agent to the balance of the Loan or, at Administrative Agent’s sole option, remitted to Borrower.

(d)               Special Right to Repay Loan. Notwithstanding anything in this Section 3.2 to the contrary, if pursuant to Section 3.2(b)(iii) above, Administrative Agent elects to require that

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the insurance proceeds be applied as a prepayment of the Loan, Borrower shall have the option to prepay the Indebtedness within ninety (90) days following Administrative Agent’s election and otherwise in accordance Section 2.4(e), less any insurance proceeds actually received by Administrative Agent at the time of such prepayment, if any. If the insurance proceeds have not been received by Administrative Agent at the time of such prepayment, Borrower will be entitled to receive all insurance proceeds after the prepayment of the Loan.

Section 3.3           Condemnation Awards. Borrower shall promptly give Administrative Agent written notice of the actual or threatened commencement of any condemnation or eminent domain proceeding affecting the Project (a “Condemnation”) and shall deliver to Administrative Agent copies of any and all papers served in connection with such Condemnation. Following the occurrence of a Condemnation, Borrower, regardless of whether any award or compensation (an “Award”) is available, shall promptly proceed to restore, repair, replace or rebuild the same to the extent practicable to be of at least equal value and of substantially the same character as prior to such Condemnation, all to be effected in accordance with all Requirements of Law. Administrative Agent may participate in any such proceeding (for itself and on behalf of the Lenders) and Borrower will deliver to Administrative Agent all instruments necessary or required by Administrative Agent to permit such participation. Without Administrative Agent’s prior consent, Borrower (a) shall not agree to any Award, and (b) shall not take any action or fail to take any action which would cause the Award to be determined. All Awards for the taking or purchase in lieu of condemnation of the Project or any part thereof are hereby assigned to and shall be paid to Administrative Agent to be held and disbursed or applied as hereinafter provided. Administrative Agent is hereby irrevocably appointed as Borrower’s attorney-in-fact, coupled with an interest, with exclusive power to collect, receive and retain any Award and to make any compromise or settlement in connection with any such Condemnation and to give proper receipts and acquittances therefor, and in Administrative Agent’s sole discretion (in consultation with the Required Lenders) to apply the same toward the payment of the Loan, notwithstanding that the Loan may not then be due and payable, or to the restoration of the Project; provided, however, if the Award is less than or equal to $250,000 and Borrower requests that such proceeds be used for nonstructural site improvements (such as landscape, driveway, walkway and parking area repairs) required to be made as a result of such Condemnation, Administrative Agent will apply the Award to such restoration in accordance with disbursement procedures applicable to insurance proceeds provided there exists no Potential Default or Event of Default. Borrower, upon request by Administrative Agent, shall execute all instruments requested to confirm the assignment of the Awards to Administrative Agent, free and clear of all liens, charges or encumbrances. Anything herein to the contrary notwithstanding, if a Potential Default or Event of Default exists, Administrative Agent is authorized to adjust such Award without the consent of Borrower and to collect such Award in the name of Administrative Agent (on behalf of itself and the Lenders) and Borrower.

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ARTICLE 4
LEASING MATTERS

Section 4.1           Representations and Warranties on Leases.

(a)               Leases. Borrower represents and warrants to Administrative Agent and the Lenders with respect to the Leases for residential occupancy, to Borrower’s Knowledge, (i) the rent roll or Census Report for the Project delivered to Administrative Agent is true and correct; (ii) such Leases are valid and in and full force and effect; and (iii) the interests of the landlord and the rents under such Leases have not been assigned or pledged. Borrower represents and warrants to Administrative Agent and Lenders with respect to the Commercial Leases, if any, to Borrower’s Knowledge, (i) the rent roll with respect to such Commercial Leases, if any, delivered to Administrative Agent is true and correct; (ii) such Commercial Leases are in full force and effect; (iii) the Commercial Leases (including amendments) are in writing, and there are no oral agreements with respect thereto; (iv) the copies of the Leases delivered to Administrative Agent are true and complete; (v) neither the landlord nor any tenant is in default under any of the Commercial Leases; (vi) Borrower has no knowledge of any notice of termination or default with respect to any Commercial Lease; (vii) Borrower has not assigned or pledged any of the Commercial Leases, the rents or any interests therein except to Administrative Agent and the Lender; (viii) no Tenant or other party has an option to purchase all or any portion of Project; (ix) no Tenant has the right to terminate its Commercial Lease prior to expiration of the stated term of such Commercial Lease; (x) no Tenant has prepaid more than one month’s rent in advance (except for bona fide Security Deposits not in excess of an amount equal to two months’ rent); and (xi) all existing Commercial Leases are subordinate to the Mortgage either pursuant to their terms or a recorded subordination agreement.

(b)               Operating Lease. Borrower represents and warrants to Administrative Agent and the Lenders that: (i) the Operating Lease is valid and in and full force and effect; (ii) the Operating Lease (including amendments) is in writing, and there are no oral agreements with respect thereto; (iii) the copy of the Operating Lease delivered to Administrative Agent is true and complete; (iv) neither Borrower nor, to Borrower’s Knowledge, Operating Tenant is, in default under the Operating Lease; (v) neither Borrower nor Operating Tenant has any knowledge of any notice of termination or default with respect to the Operating Lease; (vi) Borrower has not assigned or pledged its interest in the Operating Lease, the rents or any interests therein, except to Administrative Agent and the Lenders; (vii) Operating Tenant does not have an option to purchase all or any portion of the Project; (viii) except as set forth in the Operating Lease, Operating Tenant does not have the right to terminate the Operating Lease prior to expiration of the stated term of the Operating Lease (unless due to casualty or condemnation of the Project); (ix) Operating Tenant has not prepaid more than one month’s rent payable thereunder in advance of the date on which the same will become due and payable; and (x) to Borrower’s Knowledge, Operating Tenant has not assigned or pledged its interest under the Operating Lease to which it is party or, as of the Closing Date, the interest of the Operating Tenant in any Accounts payable to Operating Tenant.

Section 4.2           Standard Form of Lease. Borrower shall require Operator to (a) use a standard form of lease approved by Administrative Agent on or before the Closing Date for all Residential Leases entered into after the Closing Date, with no modifications (except for (i) non-material modifications made in the ordinary course of business, (ii) modifications required by

LOAN AGREEMENT – Page 44 [Summit Pennington]

Requirements of Law or (iii) modifications otherwise approved by Administrative Agent, which approval will not be unreasonably withheld or delayed); and (b) hold, in trust, all tenant Security Deposits in a segregated account, and, to the extent required by any Requirements of Law, shall not commingle any such funds with any other funds of Operator. Neither Operator nor Borrower shall enter into any Commercial Lease (including any extensions or modifications related thereto) without Administrative Agent’s consent, unless (i) the economic terms of the Lease conform to those of the market in the area in which the Project is located, (ii) the initial term does not exceed five (5) years, and (iii) the Commercial Lease does not demise more than five percent (5%) of the square footage of the Project or generate more five percent (5%) of the revenue at the Project.

Section 4.3           Covenants – Operating Lease; Security Deposit. Borrower shall (a) perform the obligations which Borrower is required to perform under the Operating Lease; (b) enforce the material obligations to be performed by the Operating Tenant under the Operating Lease; (c) promptly furnish to Administrative Agent any notice of default or termination received by Borrower from Operating Tenant, and any notice of default or termination given by Borrower to Operating Tenant under the Operating Lease; (d) not collect any rents for more than one month in advance of the time when the same shall become due under the Operating Lease, except for any bona fide Security Deposit deposited by Operating Tenant with Borrower in accordance with the Operating Lease; (e) not enter into any ground lease or master lease of any part of the Project other than the Operating Lease; (f) not further assign or encumber the Operating Lease; (g) not, except with Administrative Agent’s prior written consent, cancel or accept surrender or termination of the Operating Lease, or consent to any assignment of the Operating Lease by the Operating Tenant or sublease (except pursuant to Leases permitted hereunder) of the Project by the Operating Tenant; (h) not approve any financing by Operating Tenant of any financing of Operating Tenant’s interest in the Accounts and other amounts payable by Tenants under the Leases without first obtaining the prior written consent of Administrative Agent and, if requested by Administrative Agent, entering into an intercreditor agreement with the lender providing such financing, and (i) not, except with Administrative Agent’s prior written consent, modify or amend the Operating Lease (except for minor modifications and amendments entered into in the ordinary course of business, consistent with prudent property management practices, not affecting the economic terms of the Operating Lease), and any action in violation of clauses (e), (f), (g), and (i) of this Section 4.3 shall be void at the election of Administrative Agent. Borrower will not suffer or permit any breach or default to occur in any of Borrower’s obligations under the Operating Lease nor suffer or permit the same to terminate by reason of any failure of Borrower to meet any requirement of the Operating Lease. If the Security Deposit (including any Security Deposit defined as a “Lease Deposit” under the Operating Lease) is in the form of a letter of credit, Borrower, at Borrower’s sole cost and expense, shall cause such letter of credit to be assigned to Administrative Agent, promptly (and, in any event, within twenty-five (25) days) following Administrative Agent’s written request, which request may be made at any time while a Potential Default or Event of Default is in existence.

Section 4.4           Tenant Estoppels. At Administrative Agent’s request, Borrower shall use commercially reasonable efforts to obtain from Operating Tenant and furnish to Administrative Agent, a written estoppel in form and substance satisfactory to Administrative Agent, executed by Operating Tenant and confirming the term, rent and other provisions and matters relating to the Operating Lease.

LOAN AGREEMENT – Page 45 [Summit Pennington]

Section 4.5           Payment of Rents Under Operating Lease.

(a)               Commencing on the Closing Date and continuing so long as the Loan is outstanding, Borrower shall direct Operating Tenant to make all payments of rent and all other amounts due under the Operating Lease (such net amount herein called the “Operating Lease Payments”) to the Deposit Account Bank for deposit in the account subject to the Deposit Account Control Agreement. So long as no Potential Default or Event of Default is continuing, Deposit Account Bank shall be authorized to transfer on a daily basis the funds in the account to the operating account of Borrower, excluding the Security Deposit and any supplements thereto and amounts deposited by Operating Tenant in connection with future payments of Taxes and Insurance Premiums, which shall remain on deposit in a Deposit Account subject to a Deposit Account Control Agreement.

(b)               If a Potential Default or an Event of Default exists, Administrative Agent shall have the right in its sole discretion to direct the Deposit Account Bank to disburse all amounts in the account held by the Deposit Account Bank to Administrative Agent or as otherwise directed by Administrative Agent, and to the extent disbursed to Administrative Agent, Administrative Agent shall apply such amounts to the Obligations, in such order as Administrative Agent, in its sole discretion, may elect.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES

Borrower represents, warrants and covenants to Administrative Agent and Lenders unless otherwise specified, as of the Closing Date and as of the date of each Compliance Certificate delivered to Administrative Agent pursuant to Section 6.2 hereof that:

Section 5.1           Organization, Power and Authority; Formation Documents.

(a)               Organization, etc. Borrower and each other Borrower Party is duly organized, validly existing and in good standing under the laws of the state of its formation or existence and is in compliance with all Requirements of Law applicable to doing business in the state in which the Project is located. Borrower is not a “foreign person” within the meaning of §l445(f)(3) of the Code. Borrower and each other Borrower Party has only one state of incorporation or organization which is set forth in Schedule 5.1. All other information governing the formation and existence of Borrower and each other Borrower Party contained in Schedule 5.1, including the ownership structure of Borrower and its constituent entities, is true and correct as of the Closing Date.

(b)               Formation Documents. A true and complete copy of the formation documents creating Borrower and each other Borrower Party and any and all amendments thereto (collectively, the “Borrower Formation Documents”) has been furnished to Administrative Agent. The Borrower Formation Documents constitute the entire agreement governing the formation and existence of Borrower and each other Borrower Party among the members of Borrower or such other Borrower Party and are binding upon and enforceable against each of the members in accordance with their terms. No breach exists under the Borrower Formation

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Documents and no condition exists which, with the giving of notice or the passage of time, would constitute a breach under the Borrower Formation Documents.

Section 5.2           Validity of Loan Documents. The execution, delivery and performance by each Borrower Party of the Loan Documents and the Environmental Indemnity Agreement to which they are a party: (a) are duly authorized and do not require the consent or approval of any other party or Governmental Authority which has not been obtained; and (b) will not violate any law or result in the imposition of any Lien upon the assets of any such party, except as contemplated by the Loan Documents and/or the Environmental Indemnity Agreement. The Loan Documents and/or the Environmental Indemnity Agreement constitute the legal, valid and binding obligations of Borrower and each other Borrower Party who is a party to such Loan Documents and/or the Environmental Indemnity Agreement, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, or similar laws generally affecting the enforcement of creditors’ rights.

Section 5.3           Liabilities; Litigation.

(a)               Financial Statements. The financial statements delivered by Borrower and each other Borrower Party are true and correct as of the date prepared with no significant change since the date of preparation. Except as disclosed in such financial statements, there are no liabilities (fixed or contingent) affecting the Project, Borrower or any other Borrower Party. Except as disclosed in such financial statements, there is no litigation, administrative proceeding, investigation or other legal action (including any proceeding under any state or federal bankruptcy or insolvency law) pending or, to Borrower’s Knowledge, threatened, against the Project, Borrower or any other Borrower Party which if adversely determined could have a Material Adverse Effect.

(b)               Contemplated Actions. No Borrower Party is contemplating either the filing of a petition by it under state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of its assets or property, and no Borrower Party has knowledge of any Person contemplating the filing of any such petition against it.

(c)               Litigation. There are no actions, suits or other proceedings at law or in equity by or before any Governmental Authority now pending or threatened against or affecting Borrower or the Project, which, if adversely determined, might materially adversely affect the condition (financial or otherwise) or business of Borrower (including the ability of Borrower to carry out its obligations under the Loan Documents), or the use, value, condition or ownership of the Project.

Section 5.4           Taxes and Assessments. There are no unpaid or outstanding real estate or other taxes or assessments on or against the Project or any part thereof, except general real estate taxes not due or payable. The Project is comprised of one or more parcels, each of which constitutes a separate tax lot and none of which constitutes a portion of any other tax lot. There are no pending or, to Borrower’s Knowledge, proposed, special or other assessments for public improvements or otherwise affecting the Project, nor are there any contemplated improvements to the Project that may result in such special or other assessments.

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Section 5.5           Other Agreements Defaults. No Borrower Party is a party to any agreement or instrument or subject to any court order, injunction, permit, or restriction which might affect the Project or the business, operations, or condition (financial or otherwise) of any Borrower Party. No Borrower Party is in violation of any agreement which violation could reasonably be expected to have a Material Adverse Effect.

Section 5.6           Compliance with Laws. Borrower has all requisite Permits to own and lease the Project and carry on its business and, to Borrower’s Knowledge, each Operator has all requisite Primary Licenses and Permits to operate the Project leased or managed, as applicable, by it and carry on its business. Except as described in each Zoning Report and Property Condition Report delivered to Administrative Agent prior to the Closing Date, the Project in compliance with all applicable zoning and building requirements and is free of structural defects. Except as described in the Property Condition Report delivered to Administrative Agent prior to the Closing Date, all of the building systems contained in the Project are in good working order, subject to ordinary wear and tear. Except as set forth in the Zoning Report, the Project does not constitute, in whole or in part, a legally non-conforming use under applicable Requirements of Law.

Section 5.7           Condemnation. No condemnation has been commenced or, to Borrower’s Knowledge, is contemplated with respect to all or any portion of the Project or for the relocation of roadways providing access to the Project

Section 5.8           Access. The Project has adequate rights of access to public ways and is served by adequate water, sewer, sanitary sewer and storm drain facilities. All public utilities necessary or convenient to the full use and enjoyment of the Project are located in the public right-of-way abutting the Project, and all such utilities are connected so as to serve the Project without passing over other property, except to the extent such other property is subject to a perpetual easement for such utility benefitting the Project. All roads necessary for the full utilization of the Project for its current purpose have been completed and dedicated to public use and accepted by all Governmental Authorities.

Section 5.9           Location of Borrower. Borrower’s principal place of business and chief executive offices are located at the address stated in Schedule 5.1 and, except as otherwise set forth in Schedule 5.1, Borrower at all times has maintained its principal place of business and chief executive office at such location or at other locations within the same state.

Section 5.10       ERISA Employees.

(a)               As of the Closing Date hereof and throughout the term of the Loan, (i) Borrower is not nor will be an “employee benefit plan” as defined in Section 3(3) of ERISA, which is subject to Part 4 of Subtitle B of Title I of ERISA, and (ii) the assets of Borrower do not and will not constitute “plan assets” of one or more such plans for purposes of Title I of ERISA, as determined under Section 3(42) of ERISA.

(b)               As of the Closing Date hereof and throughout the term of the Loan (i) Borrower is not nor will be a “governmental plan” within the meaning of Section 3(3) of ERISA and (ii) transactions by or with Borrower are not and will not violate state statutes applicable to

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Borrower regulating investments of and fiduciary obligations with respect to such governmental plans.

(c)               Borrower does not have any employees.

Section 5.11       Use of Loan Proceeds. The proceeds of the Loan are intended and will be used for agricultural, business and/or commercial purposes and are not intended and will not be used for personal, family or household purposes. No part of proceeds of the Loan will be used for purchasing or acquiring any “margin stock” within the meaning of Regulations T, U or X of the Board of Governors of the Federal Reserve System.

Section 5.12       Forfeiture. There has not been committed by any Borrower Party or any Operator, any other person in occupancy of or involved with the operation or use of the Project any act or omission affording the federal government or any state or local government the right of forfeiture as against the Project or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents or the Environmental Indemnity Agreement (the “Forfeiture Rights”).

Section 5.13       Tax Filings. Each Borrower Party has filed (or have obtained effective extensions for filing) all federal, state and local tax returns required to be filed and have paid or made adequate provision for the payment of all federal, state and local taxes, charges and assessments payable by each such Borrower Party, respectively. Each Borrower Party believes that its respective tax returns properly reflect the income and taxes of each such Borrower Party, for the periods covered thereby, subject only to reasonable adjustments required by the Internal Revenue Service or other applicable tax authority upon audit.

Section 5.14       Solvency. After giving effect to the Loan, the fair saleable value of Borrower’s assets exceeds and will, immediately following the making of the Loan, exceed Borrower’s total liabilities, including subordinated, unliquidated, disputed and contingent liabilities. Borrower’s assets do not and, immediately following the making of the Loan, will not constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Borrower does not intend to, nor believes that it will, incur Debts and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such Debts as they mature (taking into account the timing and amounts of cash to be received by Borrower and the amounts to be payable on or in respect of obligations of Borrower). Except as expressly disclosed to Administrative Agent in writing, no petition in bankruptcy has been filed against any Borrower Party in the last seven (7) years, and no Borrower Party in the last seven (7) years has ever made an assignment for the benefit of creditors or taken advantage of any insolvency act for the benefit of debtors. No Borrower Party is contemplating either the filing of a petition by it under state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of its assets or property, and no Borrower Party has knowledge of any Person contemplating the filing of any such petition against it.

Section 5.15       Full and Accurate Disclosure, No Material Adverse Change. No statement of fact made by or on behalf of any Borrower Party in this Agreement, in any of the other Loan Documents or the Environmental Indemnity Agreement contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained herein

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or therein not misleading nor has there been any material adverse change in any condition, fact, circumstance or event that would make the financial statements, rent rolls, reports, certificates or other documents submitted in connection with the Loan inaccurate, incomplete or otherwise misleading in any material respect There is no fact presently known to Borrower which has not been disclosed to Administrative Agent which could reasonably be expected to have a Material Adverse Effect. All information supplied by Borrower regarding any other Collateral is accurate and complete in all material respects. All evidence of each Borrower Party’s identity provided to Administrative Agent and Lenders is genuine, and all related information is accurate.

Section 5.16       Flood Zone. No portion of the Improvements comprising the Project is located in an area identified by the Secretary of Housing and Urban Development or any successor thereto as an area having special flood hazards pursuant to the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Act of 1994, as amended, or any successor law, or, if located within any such area, Borrower has obtained and will maintain the insurance prescribed in Section 3.1 hereof.

Section 5.17       Single Purpose Entity/Separateness. Borrower represents, warrants and covenants, from and after the Closing Date for so long as any obligation under the Loan Documents remains outstanding, as follows:

(a)               Limited Purpose. The sole purpose conducted or promoted by Borrower is to engage in the following activities:

(i)           to acquire, own, hold, lease, operate, manage, maintain, develop and improve the Project (or an undivided interest therein) and to contract for the operation, maintenance, management and development of the Project;

(ii)        to enter into and perform its obligations under the Loan Documents and Environmental Indemnity Agreement;

(iii)      to sell, transfer, service, convey, dispose of, pledge, assign, borrow money against, finance, refinance or otherwise deal with the Project to the extent permitted under the Loan Documents; and

(iv)       to engage in any lawful act or activity and to exercise any powers permitted to limited liability companies organized under the laws of its jurisdiction of formation that are related or incidental to and necessary, convenient or advisable for the accomplishment of the above mentioned purposes.

(b)               Limitations on Debt, Actions. Notwithstanding anything to the contrary in the Loan Documents or in any other document governing the formation, management or operation of Borrower, Borrower shall not:

(i)           guarantee any obligation of any Person, including any Affiliate of Borrower, or become obligated for the debts of any other Person or hold out its credit as being available to pay the obligations of any other Person;

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(ii)        engage, directly or indirectly, in any business other than as required or permitted to be performed under this Section 5.17;

(iii)      incur, create or assume any Debt other than (A) the Loan and (B) unsecured trade payables incurred in the ordinary course of its business that are related to the ownership and operation of the Project and which shall (1) not exceed two percent (2%) of the outstanding balance of the Loan, (2) not be evidenced by a note, (3) be paid within sixty (60) days, and (4) otherwise expressly be permitted under the Loan Documents;

(iv)       make or permit to remain outstanding any loan or advance to, or own or acquire any stock or securities of, any Person, except that Borrower may invest in those investments permitted under the Loan Documents;

(v)         to the fullest extent permitted by law, engage in any dissolution, liquidation, consolidation, merger, sale or other transfer of any of its assets outside the ordinary course of Borrower’s business;

(vi)       buy or hold evidence of indebtedness issued by any other Person (other than cash or investment-grade securities);

(vii)    form, acquire or hold any subsidiary (whether corporate, partnership, limited liability company or other) or own any equity interest in any other entity;

(viii)  own any asset or property other than the Project (or an undivided interest therein) and incidental personal property necessary for the ownership or operation of the Project; or

(ix)       take any Material Action without the unanimous written approval of all members of Borrower.

(c)               Separateness Covenants. In order to maintain its status as a separate entity and to avoid any confusion or potential consolidation with any Affiliate of Borrower, Borrower represents and warrants that in the conduct of its operations since its organization it has observed, and covenants that it will continue to observe, the following covenants:

(i)           maintain books and records and bank accounts separate from those of any other Person;

(ii)        maintain its assets in such a manner that it is not costly or difficult to segregate, identify or ascertain such assets;

(iii)      comply with all organizational formalities necessary to maintain its separate existence;

(iv)       hold itself out to creditors and the public as a legal entity separate and distinct from any other entity;

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(v)         maintain separate financial statements, showing its assets and liabilities separate and apart from those of any other Person and not have its assets listed on any financial statement of any other Person; except that Borrower’s assets may be included in a consolidated financial statement of its Affiliate so long as appropriate notation is made on such consolidated financial statements to indicate the separateness of Borrower from such Affiliate and to indicate that Borrower’s assets and credit are not available to satisfy the debts and other obligations of such Affiliate or any other Person;

(vi)       other than with respect to the consolidated tax return of its Affiliates, prepare and file its own tax returns separate from those of any Person to the extent required by Requirements of Law, and pay any taxes required to be paid by Requirements of Law;

(vii)    allocate and charge fairly and reasonably any common employee or overhead shared with Affiliates;

(viii)  not enter into any transaction with any Person owned or controlled by an Affiliate of Borrower except on an arm’s-length basis on terms which are intrinsically fair and no less favorable than would be available for unaffiliated third parties, and pursuant to written, enforceable agreements;

(ix)       conduct business in its own name, and use separate stationery, invoices and checks;

(x)         not commingle its assets or funds with those of any other Person other than as required or permitted by this Agreement;

(xi)       not assume, guarantee or pay the debts or obligations of any other Person;

(xii)    correct any known misunderstanding as to its separate identity;

(xiii)  not permit any Affiliate of Borrower to guarantee or pay its obligations (other than limited guarantees and indemnities set forth in the Loan Documents and in the Environmental Indemnity Agreement);

(xiv)   not make loans or advances to any other Person;

(xv)     pay its liabilities and expenses out of and to the extent of its own funds;

(xvi)   maintain a sufficient number of employees in light of its contemplated business purpose and pay the salaries of its own employees, if any, only from its own funds;

(xvii) maintain adequate capital in light of its contemplated business purpose, transactions and liabilities; provided, however, that the foregoing shall not require any equity owner to make additional capital contributions to Borrower;

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(xviii) cause the managers, officers, employees, agents and other representatives of Borrower to act at all times with respect to Borrower consistently and in furtherance of the foregoing and in the best interests of Borrower;

(xix) not have any obligation to, and will not, indemnify its partners, officers, directors or members, as the case may be, unless such an obligation is fully subordinated to the Indebtedness and will not constitute a claim against it in the event that cash flow in excess of the amount required to pay the Indebtedness is insufficient to pay such obligation;

(xx)     not pledge its assets for the benefit of any other Person other than to Administrative Agent and Lenders in connection with the Loan; and

(xxi)   observe all partnership, corporate or limited liability company formalities, as applicable.

Failure of Borrower to comply with any of the foregoing covenants or any other covenants contained in this Agreement shall not affect the status of Borrower as a separate legal entity.

Section 5.18       Anti-Money Laundering/International Trade Law Compliance; Patriot Act.

(a)               No Covered Entity (i) is a Sanctioned Person; (ii) has any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person; or (iii) does business in or with, or derives any of its operating income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any law, regulation, order or directive enforced by any Compliance Authority.

(b)               The proceeds of the Loan will not be used to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Country or Sanctioned Person in violation of any law, regulation, order or directive enforced by any Compliance Authority.

(c)               The funds used to repay the Loan are not derived from any unlawful activity.

(d)               Each Covered Entity is in compliance with, and no Covered Entity engages in any dealings or transactions prohibited by, any laws of the United States, including but not limited to any Anti-Terrorism Laws.

(e)               Borrower covenants and agrees that it shall immediately notify Administrative Agent in writing upon the occurrence of a Reportable Compliance Event.

(f)                As used herein: “Anti-Terrorism Laws” means any laws relating to terrorism, trade sanctions programs and embargoes, import/export licensing, money laundering, or bribery, all as amended, supplemented or replaced from time to time; “Compliance Authority” means each and all of the (a) U.S. Treasury Department/Office of Foreign Assets Control, (b) U.S. Treasury Department/Financial Crimes Enforcement Network, (c) U.S. State Department/Directorate of Defense Trade Controls, (d) U.S. Commerce Department/Bureau of

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Industry and Security, (e) U.S. Internal Revenue Service, (f) U.S. Justice Department, and (g) U.S. Securities and Exchange Commission; “Covered Entity” means Borrower, its affiliates and subsidiaries, all guarantors, pledgors of collateral, all owners of the foregoing, and all brokers or other agents of Borrower acting in any capacity in connection with the Loan; “Reportable Compliance Event” means that any Covered Entity becomes a Sanctioned Person, or is indicted, arraigned, investigated or custodially detained, or receives an inquiry from regulatory or law enforcement officials, in connection with any Anti-Terrorism Law or any predicate crime to any Anti-Terrorism Law, or self-discovers facts or circumstances implicating any aspect of its operations with the actual or possible violation of any Anti-Terrorism Law; “Sanctioned Country” means a country subject to a sanctions program maintained by any Compliance Authority; and “Sanctioned Person” means any individual person, group, regime, entity or thing listed or otherwise recognized as a specially designated, prohibited, sanctioned or debarred person or entity, or subject to any limitations or prohibitions (including but not limited to the blocking of property or rejection of transactions), under any order or directive of any Compliance Authority or otherwise subject to, or specially designated under, any sanctions program maintained by any Compliance Authority.

(g)               No Borrower Party nor any partner in any Borrower Party or member of such partner nor any owner of a direct or indirect interest in any Borrower Party (i) is listed on any Government Lists, (ii) is a Prohibited Person, (iii) has been previously indicted for or convicted of any felony involving a crime or crimes of moral turpitude, or (iv) is currently under investigation by any Governmental Authority for alleged criminal activity.

Section 5.19       Intentionally Deleted.

Section 5.20       Operator Agreements. A true, correct and complete copy of each of the Operator Agreements, together with all amendments thereto, have been delivered to Administrative Agent; and the Operator Agreements and all amendments thereto are in full force and effect as of the Closing Date.

Section 5.21       Physical Condition. Except as specifically set forth in the Property Condition Reports, to Borrower’s Knowledge, (a) the Project, including all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, are in good condition, order and repair in all material respects; subject to ordinary wear and tear and (b) there exists no structural or other material defects or damages in the Project, whether latent or otherwise. Borrower has not received written notice from any insurance company or bonding company of any defects or inadequacies in the Project, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.

Section 5.22       Healthcare Representations. Borrower represents and warrants to Administrative Agent and Lenders that:

(a)               The Project (i) is being operated as an assisted living facility or memory care facility having the number of Residential Units as set forth on Exhibits A-1 through A-2,

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attached hereto, and (ii) is in compliance with all applicable Requirements of Law including (A) staffing requirements, (B) health and fire safety codes, including quality and safety standards, (C) accepted professional standards and principles that apply to professionals providing services at the Project; (D) federal, state or local laws, rules, regulations or published interpretations or policies relating to the prevention of fraud and abuse, (E) insurance, reimbursement and cost reporting requirements, (F) government payment program requirements and disclosure of ownership and related information requirements, (G) requirements of applicable Governmental Authorities, including those relating to the Project’s physical structure and environment, licensing, quality and adequacy of medical care, distributions of pharmaceuticals, rate setting, equipment, personnel, operating policies and services and fee splitting, and (H) any other applicable laws, regulations or agreements for reimbursement for the type of care or services provided by Operators with respect to the Project.

(b)               The Third Party Payor Programs to which Borrower or any Operator may presently be subject with respect to the Project are listed in Part A of Schedule 5.22. There is no threatened in writing, existing or pending revocation, suspension, termination, probation, restriction, limitation, or nonrenewal proceeding by any third-party payor under a Third Party Payor Program. With respect to the Project, there are no current, pending or outstanding Third-Party Payor Programs reimbursement audits, appeals or recoupment efforts actually pending at the Project, and there are no years that are subject to an open audit in respect of any Third-Party Payor Program that would, in each case, adversely affect any Operator, other than customary audit rights pursuant to Medicare/Medicaid/TRICARE programs or other Approved Insurer’s programs that would materially adversely affect Operators or Borrower.

(c)               All Primary Licenses necessary for using and operating the Project for the uses described in clause (a), above are listed in Part B of Schedule 5.22, are either held by, or will be held by Borrower or Operator, as required under Healthcare Laws, and are in full force and effect.

(d)               Except as set forth in Part C of Schedule 5.22 hereof, with respect to the Project, there are no inquiries, investigations, probes, audits or proceedings by any Governmental Authority or notices thereof, or any other third party or any patient, employee or resident (including, but not limited to, whistleblower suits, or suits brought pursuant to federal or state “false claims acts” and Medicaid, Medicare or state fraud and/or abuse laws) that are reasonably likely directly or indirectly, or with the passage of time (i) to have a material adverse impact on Operators’ ability to accept and/or retain patients or residents or operate the Project for its current use or result in the imposition of a fine, a sanction, a lower rate certification or a lower reimbursement rate for services rendered to eligible patients or residents, (ii) to modify, limit or result in the transfer, suspension, revocation or imposition of probationary use of any of the Primary Licenses, (iii) to affect any Operator’s continued participation in the Medicaid or Medicare programs or any other Third-Party Payor Programs, or any successor programs thereto at then current rate certifications, or (iv) result in any other civil or criminal penalty or remedy, or which could result in the appointment of a receiver.

(e)               With respect to the Project, except as set forth in Part C of Schedule 5.22, the Project has not received a notice of violation at a level that under applicable Law requires the immediate or accelerated filing of a plan of corrections, and no statement of charges or deficiencies

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has been made or penalty enforcement action has been undertaken against the Project, no Operator currently has outstanding any violation, and no statement of charges or deficiencies has been made or penalty enforcement action has been undertaken each that remain outstanding against the Project, any Operator or against any officer, director, partner, member or stockholder of any Operator, by any Governmental Authority, and there have been no violations threatened against the Project’s, or any Operator’s certification for participation in Medicare or Medicaid or the other Third-Party Payor Programs that remain open or unanswered.

(f)                Borrower nor, to Borrower’s Knowledge, Operator has received federal funds authorized under the Hill-Burton Act (42 U.S.C. 291, et seq.), as it may be amended.

(g)               With respect to the Project, substantially all of the patient and resident care agreements conform in all material respects with the form patient or resident care agreements that have been delivered to Administrative Agent and all such agreements are in compliance with Healthcare Laws.

(h)               Borrower’s and each Operator’s private payor, Medicaid, Medicare, and/or managed care company, insurance company or other third party insurance accounts receivable with respect to the Project are free of any Liens and neither Borrower nor Operators have pledged any of its receivables as collateral security for any loan or indebtedness.

(i)                 Borrower nor Operator is a party to any collective bargaining agreement or other labor contract applicable to persons employed by it at the Project and there are no threatened or pending labor disputes at the Project.

(j)                 There exist no Healthcare Investigations affecting the Project.

(k)               Borrower nor Operator (with respect to its operations at the Project) is a “covered” entity within the meaning of HIPAA or submits claims or disbursement requests to Third Party Payor Programs “electronically” (within the meaning of HIPAA).

ARTICLE 6
FINANCIAL REPORTING

Section 6.1           Financial Statements. Borrower shall furnish to Administrative Agent and shall cause each Borrower Party to furnish to Administrative Agent such financial statements and other financial information as may be required pursuant to this Article 6 and such other financial information as Administrative Agent may require pursuant to this Article 6 and such other financial information as Administrative Agent may reasonably request from time to time. All such financial statements shall be in Excel format, shall reflect all material contingent liabilities in accordance with GAAP and shall accurately and fairly present the results of operations and the financial condition of Borrower at the dates and for the period indicated and shall be sufficient to permit Administrative Agent and Lenders to calculate and/or verify Borrower’s calculation of Debt Service Coverage Ratio, Project Yield and Adjusted Net Operating Income.

(a)               Financial Information. In furtherance of the foregoing, Borrower shall furnish to Administrative Agent (or cause to be furnished to Administrative Agent) the following financial information and reports with respect to Borrower, the Project and/or each Operator (as

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applicable), in each case in form and format and providing information satisfactory to Administrative Agent in its discretion:

(i)           within forty-five (45) days after the end of each calendar month, (A) internally prepared monthly financial statements (including income statements and balance sheets) prepared for Borrower, Operating Tenant and the Project (which may be on a consolidated basis with respect to Operating Tenant), which fairly present the financial condition for Borrower and the Project for such period and year-to-date and (B) a current Census Report for the Project;

(ii)        within sixty (60) days after the end of each fiscal year, internally prepared annual financial statements (including income statements and balance sheets) prepared for Borrower and the Project in accordance with GAAP (except for the absence of footnotes and year-end adjustments) and based on an accrual basis of accounting consistent with industry standards;

(iii)      within one hundred twenty (120) days after the end of each fiscal year, annual consolidated audited financial statements for Borrower and the Project (which may be on a consolidated basis with respect to Operating Tenant), prepared in accordance with GAAP on an accrual basis and prepared by a firm of independent public accountants reasonably satisfactory to Administrative Agent;

(iv)       copies of state and local health inspection and regulatory surveys (including complaint surveys), to be provided within twenty-five (25) days after the completion of such surveys;

(v)         within forty-five (45) days after the end of each fiscal quarter, internally prepared monthly financial statements (including income statements and balance sheets) prepared for Guarantor which fairly present the financial condition of Guarantor for such period;

(vi)       within one hundred twenty (120) days after the end of each fiscal year, annual consolidated audited financial statements prepared for Guarantor in accordance with GAAP and prepared by a firm of independent public accountants reasonably satisfactory to Administrative Agent; and

(vii)    such additional information, reports or statements regarding the Borrower, the Project, Guarantor or Operator as Administrative Agent may from time to time reasonably request.

(b)               Certification of Financial Statements. Each financial statement provided hereunder shall be in scope and detail reasonably satisfactory to Administrative Agent and certified by the chief financial representative of Borrower or its manager. Borrower will maintain a system of accounting established and administered in accordance with sound business practices to (i) permit preparation of financial statements on an accrual basis consistent with industry standards and substantially in accordance with GAAP, and (ii) provide the information required to be delivered to Administrative Agent hereunder

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Section 6.2           Additional Reports. Borrower shall deliver to Administrative Agent the following additional reports:

(a)               Within thirty (30) days following the request of Administrative Agent, a description of the type and amount of all capital expenditures at the Project during the prior calendar year;

(b)               Within thirty (30) days following the request by Administrative Agent, evidence satisfactory to Administrative Agent that all federal and state taxes, including payroll taxes, that are due have been paid in full by Borrower, and each other Borrower Party, to be delivered to Administrative Agent (A) with respect to federal and state taxes (other than payroll taxes), within ten (10) days after the required filing date of the applicable tax return and (B) with respect to payroll taxes, within thirty-five (35) days following the end of each calendar month;

(c)               Upon the request of Administrative Agent, a copy of Borrower’s or Guarantor’s income tax filings for the prior calendar year within thirty (30) days after the filing thereof.

(d)               Within forty-five (45) days after Administrative Agent’s request therefor, including, if requested by Administrative Agent, (A) cash flow statements for Borrower and (B) an accounts receivable and accounts payable aging report for Project;

(e)               From time to time, if any Lender determines that obtaining appraisals is necessary in order for such Lender to comply with applicable Requirements of Law (including any appraisals required to comply with FIRREA), Borrower shall furnish to Administrative Agent appraisal reports in form and substance and from appraisers reasonably satisfactory to Administrative Agent stating the then current fair market value of the Project; provided, however, that such report shall not be required during the term of the Loan unless (A) a Potential Default or Event of Default exists, (B) any Lender is required to obtain such report under applicable Law more frequently than once during the term of the Loan or (C) Administrative Agent or any Lender elects to obtain such report at its cost and expense.

Section 6.3           Compliance Certificate. Within forty-five (45) days after the end of each calendar quarter, Borrower shall deliver and shall cause Guarantor to deliver such financial reports and information as Administrative Agent shall require evidencing compliance with the applicable financial covenants, together with a fully completed Compliance Certificate executed by an officer of the manager of Borrower and/or Guarantor, and, if requested by Administrative Agent, back-up documentation as Administrative Agent shall reasonably require evidencing compliance.

Section 6.4           Accounting Principles. All financial statements shall be prepared in accordance with GAAP (or such other accounting basis reasonably acceptable to Administrative Agent). Notwithstanding the foregoing, all financial statements delivered hereunder shall be prepared, and all financial covenants contained herein shall be calculated, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any similar accounting principle) permitting a Person to value its financial liabilities at the fair value thereof.

Section 6.5           Other Information; Access. Borrower shall deliver to Administrative Agent such additional information regarding Borrower, its business, any Borrower Party,

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and the Project within thirty (30) days after Administrative Agent’s request therefor, including, if requested by Administrative Agent, (a) copies of the regular monthly bank statements provided to Borrower and Operator and such other information relating to the Borrower’s operating accounts as shall reasonably be requested by Administrative Agent, in each case, to the extent such bank has the operational ability to do so, by providing Administrative Agent with internet access to such statements or information, (b) cash flow statements for each Operator and (c) an accounts receivable and accounts payable aging report. Borrower shall permit Administrative Agent to examine such records, books and papers of Borrower that reflect upon its financial condition and the income and expenses of the Project. If Borrower fails to forward the financial statements required in this Article 6 within thirty (30) days after written request, Administrative Agent shall have the right to audit such records, books and papers at Borrower’s expense.

Section 6.6           Annual Budget. At least thirty (30) days prior to the commencement of each fiscal year, Borrower will provide to Administrative Agent the Operator’s proposed annual operating and capital improvements budget for the Project for such fiscal year for review by Administrative Agent.

Section 6.7           Books and Records/Audits. Borrower shall keep and maintain or cause to be kept and maintained at all times at the Project, or such other place as Administrative Agent may approve in writing, complete and accurate books of accounts and records adequate to reflect the results of the operation of the Project and to provide the financial statements required to be provided to Administrative Agent pursuant to Section 6.1 above and copies of all written contracts, material correspondence, and other material documents affecting the Project. Administrative Agent and its designated agents shall have the right to inspect and copy any of the foregoing, subject to compliance with Healthcare Laws. Additionally, if a Potential Default or Event of Default exists or if Administrative Agent or any Lender has a reasonable basis to believe that Borrower’s records are materially inaccurate, Administrative Agent and each Lender may, subject to compliance with Healthcare Laws, conduct a joint audit, at Borrower’s expense, and determine, in such Person’s reasonable discretion, the accuracy of Borrower’s records and computations.

ARTICLE 7
COVENANTS

Borrower covenants and agrees with each Lender and Administrative Agent as follows:

Section 7.1           Transfers or Encumbrance of Project.

(a)               Borrower shall not cause or permit a Transfer (in each case, a “Prohibited Transfer”) without the prior written consent of Administrative Agent, other than (i) pursuant to Leases of space in the Improvements to Tenants in accordance with the provisions of Article 4 and (ii) pursuant to the Operating Lease.

(b)               A Prohibited Transfer shall include, but not be limited to, (i) an installment sale agreement wherein Borrower agrees to sell the Project or any part thereof for a price to be paid in installments; (ii) an agreement by Borrower leasing all or a substantial part of the Project for other than pursuant to the Operating Lease, actual occupancy by a space tenant thereunder or

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a sale, assignment or other transfer of, or the grant of a security interest in, Borrower’s right, title and interest in and to any Leases or any rents; (iii) if a Restricted Party is a corporation, any merger, consolidation or Transfer of such corporation’s stock or the creation or issuance of new stock in one or a series of transactions; (iv) if a Restricted Party is a limited or general partnership or joint venture, any merger or consolidation or the change, removal, resignation or addition of a general partner or the Transfer of the partnership interest of any general or limited partner or any profits or proceeds relating to such partnership interests or the creation or issuance of new partnership interests; (v) if a Restricted Party is a limited liability company, any merger or consolidation or the change, removal, resignation or addition of a managing member or non-member manager (or if no managing member, any member) or the Transfer of the membership interest of any member or any profits or proceeds relating to such membership interest; (vi) if a Restricted Party is a trust or nominee trust, any merger, consolidation or the Transfer of the legal or beneficial interest in a Restricted Party or the creation or issuance of new legal or beneficial interests; and (vii) the removal or the resignation of the Property Manager (including an Affiliated Manager) other than in accordance with Section 7.3.

(c)               Notwithstanding the provisions of Section 7.1(b), any of the following Transfers shall not be deemed to be a Prohibited Transfer: (i) a transfer by devise or descent or by operation of law upon the death of a member, partner or shareholder of a Restricted Party; or (ii) the Transfer, in one or a series of transactions after the date hereof, of not more than forty-nine percent (49%) of the limited partnership interests or non-managing membership interests (as the case may be) in a Restricted Party; provided, however, any such transfer shall be subject to the following additional conditions: (A) no such transfers shall result in a change in Control in the Restricted Party or change in Control of the Project, (B) no transfer shall be made to any Person that is not in compliance with Section 5.18, (C) Administrative Agent shall receive not less than thirty (30) days prior written notice of such proposed transfer; or (iii) any Transfer of the stock in any publicly traded company whose shares are listed on the New York Stock Exchange or such other nationally recognized stock exchange.

(d)               All expenses incurred by Administrative Agent and Lenders in connection with a Permitted Transfer or a request for a consent to a Prohibited Transfer, whether or not the Required Lenders consent to the Prohibited Transfer, shall be payable by Borrower. Neither Administrative Agent nor any Lender shall be required to demonstrate any actual impairment of its security or any increased risk of default hereunder in order to declare the Indebtedness immediately due and payable upon a Prohibited Transfer made without the Required Lenders’ consent. This provision shall apply to each and every Prohibited Transfer, whether or not the Required Lenders have consented to any previous Prohibited Transfer.

Section 7.2           Taxes Utility Charges. Except to the extent sums sufficient to pay all Taxes (defined herein) have been previously deposited with Administrative Agent as part of the Tax Impound and subject to Borrower’s right to contest in accordance with Section 11.14 hereof, Borrower shall pay before any fine, penalty, interest or cost may be added thereto, and shall not enter into any agreement to defer, any real estate taxes and assessments, franchise taxes and charges, and other governmental charges (the “Taxes”) that may become a Lien upon the Project or become payable during the term of the Loan. Borrower’s compliance with Section 2.5 of this Agreement relating to impounds for Taxes shall, with respect to payment of such Taxes, be deemed compliance with this Section 7.2. Borrower shall not suffer or permit the joint assessment of the

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Project with any other real property constituting a separate tax lot or with any other real or personal property. Borrower shall promptly pay for all utility services provided to the Project.

Section 7.3           Management.

(a)               Borrower acknowledges that the Lenders are making the Loan, in part, based upon the operational expertise of the Property Manager. Borrower shall not surrender, terminate, cancel, modify in any material respect, renew, amend, or extend the Management Agreement, or enter into any other agreement relating to the management or operation of the Project with Property Manager or any other Person, or consent to the assignment by the Property Manager of its interest under the Management Agreement, in each case without the express written consent of Administrative Agent, which consent shall not be unreasonably withheld, conditioned or delayed and shall be based upon Administrative Agent’s evaluation of the proposed substitute manager’s and operator’s financial condition, credit history and credit worthiness, experience in operating and managing properties similar to the Project, performance and compliance history in connection with healthcare facilities, reputation for honesty and integrity and prior experience with Administrative Agent and the Lenders. If at any time Administrative Agent consents to the appointment of a new manager, the Management Agreement to which such manager is party shall be in form and substance acceptable to Administrative Agent, and such new manager and Borrower shall, as a condition of Administrative Agent’s consent, execute a Collateral Assignment in form and substance similar to the Collateral Assignment executed by the Property Manager as of the Closing Date. Any change in ownership or control of the Property Manager shall be cause for Administrative Agent to re-approve such Property Manager and Management Agreement. Each Property Manager shall hold and maintain all necessary licenses, certifications and permits under Requirements of Law to operate and manage the Project for which it is providing management services.

(b)               Borrower shall cause Operating Tenant to enforce the obligations of Property Manager to manage the Project in accordance with the Management Agreement. Borrower shall cause Operating Tenant (i) diligently perform and observe all of the terms, covenants and conditions of the Management Agreement on the part of Operating Tenant to be performed and observed, (ii) promptly notify Borrower (and Borrower shall promptly notify Administrative Agent) of any notice received by Operating Tenant of any default by Operating Tenant in the performance or observance of any of the material terms, covenants or conditions of the Management Agreement on the part of Operating Tenant to be performed and observed, and (iii) promptly deliver to Administrative Agent a copy of each financial statement, business plan, capital expenditures plan, report and estimate received by it under the Management Agreement. The management fee payable under the Management Agreement shall not exceed five percent (5.0%) of rental collections.

(c)               In accordance with the terms and conditions of the Collateral Assignment, Administrative Agent shall have the right to require Operating Tenant to replace the Property Manager with a Person which is not an Affiliate of, but is chosen by, Operating Tenant and Borrower and approved by Administrative Agent, such approval not to be unreasonably withheld or delayed, upon the occurrence of any one or more of the following events: (a) at any time following the occurrence and continuance of an Event of Default, and/or (b) if Property Manager shall be in default under the Management Agreement beyond any applicable notice and cure period

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or if at any time the Property Manager has engaged in gross negligence, fraud or willful misconduct or if at any time the Property Manager is insolvent or a debtor in a bankruptcy proceeding.

Section 7.4           Operation; Maintenance; Inspection. Borrower shall observe and comply with all Requirements of Law applicable to the ownership, use and operation of the Project. Borrower shall maintain the Project in good condition and promptly repair any damage or casualty, normal wear and tear excepted. Borrower shall permit Administrative Agent and its agents, representatives and employees, upon reasonable prior notice to Borrower, to inspect the Project and conduct such environmental and engineering studies as Administrative Agent may require, provided such inspections and studies do not materially interfere with the use and operation of the Project.

Section 7.5           Taxes on Security. Borrower shall pay all taxes, charges, filing, registration and recording fees, excises and levies payable with respect to the Note or the Liens created or secured by the Loan Documents, other than income, franchise and doing business taxes imposed on Administrative Agent or any Lender. If there shall be enacted any law (a) deducting the Loan from the value of the Project for the purpose of taxation, or (b) changing existing laws of taxation of mortgages, deeds of trust, security deeds, or debts secured by real property, or changing the manner of collecting any such taxes, Borrower shall promptly pay to Administrative Agent, on demand, all taxes, costs and charges for which Administrative Agent or any Lender is or may be liable as a result thereof; however, if such payment would be prohibited by law or would render the Loan usurious, then instead of collecting such payment, Administrative Agent may declare all amounts owing under the Loan Documents to be due and payable within ninety (90) days following receipt of such notice by Borrower.

Section 7.6           Legal Existence, Name, Etc. Borrower shall preserve and keep in full force and effect its existence as, and at all times operate as, a Single Purpose Entity, and shall preserve and keep in full force and effect its entity status, franchises, rights and privileges under the laws of the state of its formation, and all qualifications, licenses and permits applicable to the ownership, use and operation of the Project. Neither Borrower nor any general partner or managing member of Borrower shall wind up, liquidate, dissolve, reorganize, merge, or consolidate with or into any Person, or permit any subsidiary or Affiliate of Borrower to do so. Without limiting the foregoing, Borrower shall not reincorporate nor reorganize itself under the laws of any jurisdiction other than the jurisdiction in which it is incorporated or organized as of the Closing Date. Borrower and each general partner or managing member in Borrower shall conduct business only in its own name and shall not change its name, identity, state of formation, or organizational structure, or the location of its chief executive office or principal place of business unless Borrower (a) shall have obtained the prior written consent of Administrative Agent to such change, and (b) shall have taken all actions necessary or requested by Administrative Agent to file or amend any financing statement or continuation statement to assure perfection and continuation of perfection of security interests under the Loan Documents.

Section 7.7           Further Assurances. Borrower shall promptly (a) cure any defects in the execution and delivery of the Loan Documents and the Environmental Indemnity Agreement, (b) provide, and cause each other Borrower Party to provide, Administrative Agent such additional information and documentation on each Borrower Party’s legal or beneficial ownership, policies, procedures, and sources of funds as Administrative Agent deems necessary or prudent to enable

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Administrative Agent and each Lender to comply with Anti-Money Laundering Laws as now in existence or hereafter amended, and (c) execute and deliver, or cause to be executed and delivered, all such other documents, agreements and instruments as Administrative Agent may reasonably request to further evidence and more fully describe the Collateral for the Loan, to correct any omissions in the Loan Documents or the Environmental Indemnity Agreement, to perfect, protect or preserve any liens created under any of the Loan Documents and the Environmental Indemnity Agreement, or to make any recordings, file any notices, or obtain any consents, as may be necessary or appropriate in connection therewith. From time to time upon the written request of Administrative Agent, Borrower shall deliver to Administrative Agent a schedule of the name, legal domicile address and jurisdiction of organization, if applicable, for each Borrower Party and each holder of a legal interest in Borrower.

Section 7.8           Estoppel Certificates Regarding Loan. Borrower, within ten (10) days after request, shall furnish to Administrative Agent a written statement, duly acknowledged, setting forth the amount due on the Loan, the terms of payment of the Loan, the date to which interest has been paid, whether any offsets or defenses exist against the Loan and, if any are alleged to exist, the nature thereof in detail, and such other matters as Administrative Agent reasonably may request.

Section 7.9           Notice of Certain Events. Borrower shall promptly notify Administrative Agent of (a) any Potential Default or Event of Default, together with a detailed statement of the steps being taken to cure such Potential Default or Event of Default; (b) any notice of default received by Borrower under other obligations relating to the Project or otherwise material to Borrower’s business, including any notices of violations of any laws, regulations, codes or ordinances which could reasonably be expected to have a Material Adverse Effect; (c) any threatened or pending legal, judicial or regulatory proceedings, including any dispute between Borrower and any Governmental Authority materially adversely affecting any Borrower Party or the Project; (d) a copy of each notice of default or termination given or made to Operating Tenant by Borrower or received by Borrower from Operating Tenant; and (e) a copy of each notice of default or termination under any license or permit necessary for the operation of the Project in the manner required by this Agreement; and (f) any threatened or actual ban on admissions as to the Project; and in the case of clauses (b), (d) or (e), promptly provide Administrative Agent with copies of such notices referred to therein.

Section 7.10       Payment For Labor and Materials. Subject to Borrower’s right to contest in accordance with Section 11.14 hereof, Borrower will promptly pay when due all bills and costs for labor, materials, and specifically fabricated materials incurred in connection with the Project and never permit to exist beyond the due date thereof in respect of the Project or any part thereof any Lien, even though inferior to the Liens hereof, and in any event never permit to be created or exist in respect of the Project or any part thereof any other or additional Lien other than the Liens hereof, except for the Permitted Exceptions.

Section 7.11       Use of Proceeds and Revenues. No portion of the proceeds of the Loan shall be used by Borrower in any manner that might cause the borrowing or the application of such proceeds to violate Regulation D, Regulation T or Regulation X or any other regulation of the Board of Governors of the Federal Reserve System or to violate the Securities Act of 1933 or the Securities Exchange Act of 1934. Revenues and other proceeds from the Project received by

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Borrower shall be applied to the Obligations due under the Loan Documents, actual operating expenses relating to the Project of the type included in the definition of “Adjusted Expenses”, or other budgeted capital improvements, repairs or replacements for the Project before distribution by Borrower to members, partners or shareholders, as applicable, or to any other Borrower Party. For the avoidance of doubt, no distribution may be made by Borrower to its members, partners or shareholders, as applicable, or to any other Borrower Party during any period in which an Event of Default is in existence.

Section 7.12       Compliance with Laws and Contractual Obligations.

(a)               Borrower will comply with and will cause Operators to comply with (i) the Requirements of Law (including all Healthcare Laws) as are now in effect and which may be imposed upon Borrower or Operators or the maintenance, use or operation of the Project or the provision of services to the occupants of the Project and (ii) the obligations, covenants and conditions contained in all other material contractual obligations of Borrower, and as they relate to the Project. Without limitation of the foregoing, Borrower shall cooperate with Administrative Agent in connection with compliance with laws governing the National Flood Insurance Program, including by providing any information reasonably required by Administrative Agent in order to confirm compliance with such laws.

(b)               Borrower will obtain and maintain and will cause Operators to obtain and maintain, all licenses, qualifications and permits now held or hereafter required to be held by Borrower or Operators for which the loss, suspension, revocation or failure to obtain or renew, could reasonably be expected to have a Material Adverse Effect.

Section 7.13       Operating and Financial Covenants. Commencing with the calendar quarter ending September 30, 2017, the Project shall satisfy each of the following covenants as of the end of each calendar quarter (the “Determination Date”):

(a)               [Reserved]

(b)               Debt Service Coverage. The Debt Service Coverage Ratio as of each Determination Date shall be equal to or greater than 1.25 to 1.00 based upon the trailing twelve (12) full calendar months prior to the Determination Date; provided, however, that, if a Determination Date is less than twelve (12) months from the date on which Borrower acquired the Project, Adjusted Net Operating Income for the Project may be annualized based upon the period of Borrower’s ownership of the Project to determine compliance with this Section 7.13(b).

(c)               Project Yield. The Project Yield as of each Determination Date shall be equal to or greater than 9.50% for each Determination Date based upon the trailing twelve (12) full calendar months prior to the Determination Date; provided that if a Determination Date is less than twelve (12) months from the date on which Borrower acquired the Project, Adjusted Net Operating Income for the Project may be annualized based upon the period of Borrower’s ownership of the Project to determine compliance with this Section 7.13(c).

Section 7.14       Healthcare Covenants.

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(a)               Without limiting the generality of any other provision of this Agreement, Borrower and Operators and their employees and contractors (other than contracted agencies) in the exercise of their duties on behalf of Borrower or any Operator (with respect to its operation of the Project) shall be in compliance in all material respects with all applicable Healthcare Laws. Borrower and each Operator shall maintain in all material respects all records required to be maintained by any Governmental Authority or otherwise under the Healthcare Laws.

(b)               If Borrower or Operator is or at any time becomes a “covered entity” or subject to the “Administrative Simplification” provisions of HIPAA, then such Persons (x) will promptly undertake all necessary surveys, audits, inventories, reviews, analyses and/or assessments (including any necessary risk assessments) of all areas of its business and operations required by HIPAA and/or that could be adversely affected by the failure of such Person(s) to be HIPAA Compliant (as defined below); (y) will promptly develop a detailed plan and time line for becoming HIPAA Compliant (a “HIPAA Compliance Plan”); and (z) will implement those provisions of such HIPAA Compliance Plan in all material respects necessary to ensure that such Person(s) are or become HIPAA Compliant. For purposes hereof, “HIPAA Compliant” shall mean that Borrower and each Operator, as applicable (A) is or will be in material compliance with each of the applicable requirements of HIPAA on and as of each date that any party thereof, or any final rule or regulation thereunder, becomes effective in accordance with its or their terms, as the case may be (each such date, a “HIPAA Compliance Date”), and (B) is not and could not reasonably be expected to become, as of any date following any such HIPAA Compliance Date, the subject of any civil or criminal penalty, process, claim, action or proceeding, or any administrative or other regulatory review, survey, process or proceeding (other than routine surveys or reviews conducted by any government health plan or other accreditation entity) that could result in any of the foregoing or that could reasonably be expected to adversely affect Borrower’s or any Operator’s business, operations, assets, properties or condition (financial or otherwise), in connection with any actual or potential violation by Borrower or any Operator of the then effective provisions of HIPAA.

(c)               If and to the extent required under applicable Requirements of Law, each Operator and Borrower shall maintain in full force and effect throughout the term of the Loan (i) all Primary Licenses, Permits and other Governmental Approvals necessary to own and operate the Project for the requisite number of Residential Units in the Project, free from restrictions or known conflicts, and such Primary License shall not be provisional, probationary or restricted in any manner, and (ii) a provider agreement or other required documentation of approved provider status for each Third-Party Payor Programs, if applicable. The Project shall be operated in a manner such that the Primary Licenses shall remain in full force and effect.

(d)               Neither Borrower nor any Operator shall do (or suffer to be done) any of the following with respect to the Project without the prior written consent of Administrative Agent:

(i)           Transfer the Primary Licenses to any location other than the Project;

(ii)        Rescind, withdraw or revoke the Primary Licenses, or otherwise amend the Primary Licenses in such a manner that results in a material adverse effect on the rates charged or otherwise diminish or impair the nature, tenor or scope of the Primary Licenses without Administrative Agent’s consent;

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(iii)      Amend or otherwise change the Project’s authorized units/beds capacity and/or the number of Residential Units permitted under the Primary Licenses or otherwise approved by the State Regulator, if applicable;

(iv)       Replace or transfer all or any part of the Project’s units or beds to another site or location other than to another Project; or

(v)         Voluntarily transfer or encourage the transfer of any resident of the Project to any other facility (other than to another Project), unless such transfer is (A) at the request of the resident, (B) for reasons relating to the health, required level of medical care or safety of the resident to be transferred or the residents remaining at the facility or (C) as a result of the disruptive behavior of the transferred resident that is detrimental to the facility.

(e)               If Borrower or Operators participate in any Medicare or Medicaid or other Third-Party Payor Programs with respect to the Project, the Project will remain in (i) compliance with all requirements necessary for participation in Medicare and Medicaid, including the Medicare and Medicaid Patient Protection Act of 1987, as it may be amended, and such other Third-Party Payor Programs and (ii) conformance in all material respects with all insurance, reimbursement and cost reporting requirements under Medicare and Medicaid.

(f)                If there occurs any Healthcare Investigation after the Closing Date, Borrower will promptly provide to Administrative Agent the following information with respect thereto: (i) number of records requested, (ii) dates of service, (iii) dollars at risk, (iv) date records submitted, (v) determinations, findings, results and denials (including number, percentage and dollar amount of claims denied, (vi) additional remedies proposed or imposed, (vii) status update, including appeals, and (viii) any other pertinent information related thereto. In addition, Borrower will provide notice to Administrative Agent of the imposition of any type of restriction or suspension on any Primary License or the evacuation of residents from the Project for a period of twenty-four (24) hours or more, in each case within five (5) Business Days following the date upon which Borrower becomes aware of such restriction, suspension or evacuation.

Section 7.15       Cooperation Regarding Licenses and Permits. From time to time, upon the request of Administrative Agent, if a Potential Default or Event of Default exists hereunder, Borrower shall, and shall cause Operators to, complete, execute and deliver to Administrative Agent any applications, notices, documentation, and other information necessary, in Administrative Agent’s judgment, to permit Administrative Agent or its designee (including a receiver) to obtain, maintain or renew any one or more of the Primary Licenses for the Project (or to become the owner of the existing Primary Licenses for the Project) and to the extent permitted by applicable Requirements of Law, to obtain any other provider agreements or Governmental Approvals then necessary or desirable for the operation of the Project by Administrative Agent or its designee for their current use (including any applications for change of ownership of the existing Primary Licenses or change of control of the owner of the existing Primary Licenses). To the extent permitted by applicable Requirements of Law, (i) Administrative Agent is hereby authorized (without the consent of Borrower) to submit any such applications, notices, documentation or other information which Borrower caused to be delivered to Administrative Agent in accordance with the above provisions to the applicable Governmental Authorities, or to take such other steps as Administrative Agent may deem advisable to obtain, maintain or renew

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any Primary License or Permits or other Governmental Approvals in connection with the operation of the Project for its current use, and Borrower agrees to cooperate and to cause Operators to cooperate with Administrative Agent in connection with the same and (ii) Borrower, upon demand by Administrative Agent, shall take any action and cause Operators to take any action necessary or desirable, in Administrative Agent’s sole judgment, to permit Administrative Agent or its designee (including a receiver) to use, operate and maintain the Project for its current use. If Borrower fails to comply with the provisions of this Section 7.15 for any reason whatsoever, Borrower hereby irrevocably appoints Administrative Agent and its designee as Borrower’s attorney-in-fact, with full power of substitution, to take any action and execute any documents and instruments necessary or desirable in Administrative Agent’s sole judgment to permit Administrative Agent or its designee to undertake Borrower’s obligations under this Section 7.15, including obtaining any Primary Licenses or Governmental Approvals then required for the operation of the Project by Administrative Agent or its designee for their current uses. The foregoing power of attorney is coupled with an interest and is irrevocable and Administrative Agent may exercise its rights thereunder in addition to any other remedies which Administrative Agent may have against Borrower or any other Borrower Party as a result of Borrower’s breach of the obligations contained in this Section 7.15.

Section 7.16       Transactions With Affiliates. Without the prior written consent of Administrative Agent, Borrower shall not engage in any transaction affecting the Project with an Affiliate of Borrower, except as expressly contemplated by this Agreement or otherwise on arm’s-length market terms.

Section 7.17       Alterations. Without the prior consent of Administrative Agent, Borrower shall make no alteration to the Project (except tenant improvements under any Lease approved by Administrative Agent or for which such approval is not required) (a) that affect the structural components of the Project, utilities, HVAC or the exterior of the Project, (b) that are reasonably likely to cause a Material Adverse Change or (c) the cost of which (including any related alteration, improvement or replacement) is reasonably anticipated to exceed the Restoration Threshold, which approval may be granted or withheld in Administrative Agent’s reasonable discretion.

Section 7.18       Business and Operations. Borrower will continue to engage only in the businesses currently conducted by them on the date hereof, as and to the extent the same are necessary for the ownership and leasing of the Project. Borrower shall at all times cause the Project to be maintained in accordance with the Project’s use as a senior housing and healthcare facility.

Section 7.19       Severability of Covenants. Any representations, warranties or covenants made by Borrower regarding such entities or their Affiliates (as contrasted with the Project) shall be deemed to have been made solely on behalf of such entity, and Borrower shall not be deemed to be making such representations or covenants or warranties regarding any other entity.

Section 7.20       Forfeiture. Borrower hereby covenants and agrees not to commit, permit or suffer to exist any act or omission affording any Person Forfeiture Rights with respect to the Project.

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Section 7.21         Patriot Act Compliance. Borrower shall comply with the Patriot Act and all applicable requirements of Governmental Authorities having jurisdiction over the Borrower Parties and the Project, including those relating to money laundering and terrorism.

ARTICLE 8
EVENTS OF DEFAULT

Each of the following shall constitute an Event of Default hereunder and under the Loan:

Section 8.1           Payments. Failure of Borrower to pay any regularly scheduled installment of principal, interest or other amount due under the Loan Documents within five (5) days of (and including) the date when due, or failure of Borrower to pay the Loan at the Maturity Date, whether by acceleration or otherwise.

Section 8.2           Insurance. Borrower’s failure to maintain insurance as required under Section 3.1 of this Agreement.

Section 8.3           Prohibited Transfer. A Prohibited Transfer occurs in violation of Section 7.1 of this Agreement.

Section 8.4           Covenants. Borrower’s failure to perform, observe or comply with any of the agreements, covenants or provisions contained in this Agreement or in any of the other Loan Documents or Environmental Indemnity Agreement (other than those agreements, covenants and provisions referred to elsewhere in this Article 8), and the continuance of such failure for ten (10) days (or such shorter period as may be specified for such failure in any of the other Loan Documents or Environmental Indemnity Agreement) after notice by Administrative Agent to Borrower, provided, however, that Borrower shall have an additional sixty (60) days to cure such failure if (a) such failure does not involve the failure to make payments on a monetary obligation; (b) such failure is susceptible of cure but cannot reasonably be cured within ten (10) days; and (c) Borrower is diligently undertaking to cure such default. The notice and cure provisions of this Section 8.4 do not apply to the other Events of Default described in this Article 8 or to Borrower’s failure to perform, observe or comply with any of the agreements, covenants or provisions referenced elsewhere in this Article 8 (for which no notice and cure period shall apply).

Section 8.5           Representations and Warranties. Any representation or warranty made in any Loan Document, the Environmental Indemnity Agreement or the Compliance Certificate proves to be untrue in any material respect when made or deemed made.

Section 8.6           Other Encumbrances. Any default by Borrower under any document or instrument, other than the Loan Documents, evidencing or creating a Lien on the Project or any part thereof, is not cured within any applicable grace or cure period therein.

Section 8.7           Involuntary Bankruptcy or Other Proceeding. Commencement of an involuntary case or other proceeding against Borrower or any other Borrower Party (each, a “Bankruptcy Party”) which seeks liquidation, reorganization or other relief with respect to it or its debts or other liabilities under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeks the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any of its property, and such involuntary case or other proceeding shall remain

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undismissed or unstayed for a period of sixty (60) days; or an order for relief against a Bankruptcy Party shall be entered in any such case under the Federal Bankruptcy Code.

Section 8.8           Voluntary Petitions, etc. Commencement by a Bankruptcy Party of a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its Debts or other liabilities under any bankruptcy, insolvency or other similar law or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official for it or any of its property, or consent by a Bankruptcy Party to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or the making by a Bankruptcy Party of a general assignment for the benefit of creditors, or the failure by a Bankruptcy Party, or the admission by a Bankruptcy Party in writing of its inability, to pay its debts generally as they become due, or any action by a Bankruptcy Party to authorize or effect any of the foregoing.

Section 8.9           [Reserved]

Section 8.10       Certain Covenants. Borrower’s failure to (a) maintain its status as a Single Purpose Entity; (b) comply with the provisions of Section 7.13; (c) comply with any other provision of this Agreement or the other Loan Documents if such failure is not susceptible of cure; or (d) provide Administrative Agent with ten (10) days subsequent written notice of changes of the state of Borrower’s formation or Borrower’s name.

Section 8.11       Financial Information. Borrower’s failure to deliver financial statements, the Compliance Certificate and the other reports when and as required by Article 6 and the continuance of such failure (a) in connection with the first such failure, for a period of ten (10) days after delivery of written notice to Borrower by Administrative Agent of such failure and (b) thereafter, for ten (10) days after the required delivery date of such financial statement or report.

Section 8.12       Default Under Guaranty. The occurrence of a default under the Recourse Guaranty Agreement and such default is not cured within any grace or cure periods provided therein.

Section 8.13       Criminal Act. Any Borrower Party is indicted of a felony involving fraud, embezzlement or other crime involving moral turpitude and the individual convicted in connection therewith is not terminated within five (5) days of such conviction/indictment as an officer, employee or director of Borrower.

Section 8.14       Operating Lease. The occurrence of a material default under the Operating Lease which continues uncured beyond any applicable notice and grace period provided thereunder.

Section 8.15       [Reserved]

Section 8.16       Environmental Indemnity Agreement. There shall have occurred any default under the Environmental Indemnity Agreement which remains uncured beyond any applicable grace or cure periods available under the Environmental Indemnity Agreement.

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Section 8.17           Post-Closing Requirements. The failure to satisfy the Post Closing Obligations within the time periods set forth on Schedule 11.36.

Section 8.18       [Reserved]

Section 8.19       Secured Hedge Agreement. The occurrence of a default under any Secured Hedge Agreement which remains uncured beyond any applicable grace of cure periods provided therein.

Section 8.20       Cash Management Agreement. The occurrence of a default under a Cash Management Agreement which remains uncured beyond any applicable grace or cure periods provided therein.

Section 8.21       Admission Restrictions. Any Governmental Authority ceases to permit new residents or tenants to be admitted to the Project or causes the Operator to discharge any residents or tenants from the Project.

Section 8.22       Healthcare Investigation. Subject to Section 9.4, the occurrence of a Healthcare Investigation affecting the Project that results in a deficiency finding by the relevant authority.

ARTICLE 9
REMEDIES

Section 9.1           Remedies - Insolvency Events. Upon the occurrence of any Event of Default described in Sections 8.7 or 8.8, all amounts due under the Loan Documents immediately and automatically shall become due and payable, all without written notice and without presentment, demand, protest, notice of protest or dishonor, notice of intent to accelerate the maturity thereof, notice of acceleration of the maturity thereof, or any other notice of default of any kind, all of which are hereby expressly waived by Borrower; however, if the Bankruptcy Party under Sections 8.7 or 8.8 is other than Borrower, then all amounts due under the Loan Documents shall become immediately due and payable at Administrative Agent’s election, in Administrative Agent’s sole discretion.

Section 9.2           Remedies - Other Events. Except as set forth in Section 9.1 above, while any Event of Default exists, Administrative Agent may and at the direction of the Required Lenders shall (a) by written notice to Borrower, declare the entire Loan to be immediately due and payable without presentment, demand, protest, notice of protest or dishonor, notice of intent to accelerate the maturity thereof, notice of acceleration of the maturity thereof, or other notice of default of any kind, all of which are hereby expressly waived by Borrower, and (b) exercise all rights and remedies therefor under the Loan Documents and at law or in equity. Notwithstanding anything to the contrary contained in the Loan Documents or the Environmental Indemnity Agreement, the enforcement of the obligations of Borrower and the other Borrower Parties under the Loan Documents and the Environmental Indemnity Agreement and the exercise of rights and remedies thereunder shall be undertaken solely by Administrative Agent in its capacity as agent for the Lenders.

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Section 9.3         Administrative Agent’s Right to Perform the Obligations. If Borrower shall fail, refuse or neglect to make any payment or perform any act required by the Loan Documents or the Environmental Indemnity Agreement, then while any Event of Default exists, and without notice to or demand upon Borrower and without waiving or releasing any other right, remedy or recourse Administrative Agent may have because of such Event of Default, Administrative Agent may (but shall not be obligated to) make such payment or perform such act for the account of and at the expense of Borrower, and shall have the right to enter upon the Project for such purpose and to take all such action thereon and with respect to the Project as it may deem necessary or appropriate. If Administrative Agent shall elect to pay any sum due with reference to the Project, Administrative Agent may do so in reliance on any bill, statement or assessment procured from the appropriate Governmental Authority or other issuer thereof without inquiring into the accuracy or validity thereof. Similarly, in making any payments to protect the security intended to be created by the Loan Documents, Administrative Agent shall not be bound to inquire into the validity of any apparent or threatened adverse title, lien, encumbrance, claim or charge before making an advance for the purpose of preventing or removing the same. All sums expended by Administrative Agent to which it shall be entitled to be indemnified, together with interest thereon at the Default Rate from the date of such payment or expenditure until paid, shall constitute additions to the Loan, shall be secured by the Loan Documents and shall be paid by Borrower to Administrative Agent upon demand.

Section 9.4           Special Right to Cure with Respect to Operational Defaults.

(a)               Notwithstanding the foregoing, if an event that would otherwise constitute an Event of Default under Section 8.22 occurs solely as a result of an act or omission of an Operator (and such act, omission or failure is outside Borrower’s control and not otherwise caused by Borrower) (each such failure, an “Operational Default”), such Operational Default shall not constitute an “Event of Default” under Article 8 if (and only if) all of the following conditions are satisfied, as determined by Administrative Agent in its reasonable discretion:

(i)           There exists no other Event of Default hereunder.

(ii)        Borrower sends written notice to Administrative Agent describing in reasonable detail such breach within three (3) Business Days following the date upon which Borrower becomes aware of such Operational Default.

(iii)      All debt service payments and all other amounts due under the Loan Documents are paid current at all times (regardless of whether or not there is available revenue from the Project or rent from the Operating Lease to make such payments).

(iv)       Neither the value of the Collateral nor the ability to operate the Project is materially impaired as a result of the act or omission that caused the Operational Default.

(v)         Borrower diligently pursues all rights and remedies available to Borrower under the Operating Lease and under Requirements of Law to cause Operating Tenant to cure (or cause the Property Manager to cure) such Operational Default, and if Borrower elects to cure (or cause Operating Tenant to cure) such Operational Default, such Operational Default

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is actually cured within ninety (90) days of the occurrence of such Operational Default (such ninety (90) day period from the occurrence of the Operational Default is referred to as the “Operational Default Forbearance Period”).

(vi)       Borrower take commercially reasonable steps to cause the Primary Licenses required to operate the Project as an assisted living and memory care facility and the reimbursement agreements with respect to the Project to remain in full force and effect under the Requirements of Law.

(vii)    Borrower pays all of Administrative Agent’s and each Lender's reasonable costs and expenses (including reasonable attorneys' fees) in connection with the matters set forth in this Section 9.4.

(viii)  On a bi-weekly basis during the pendency of the Operational Default Forbearance Period, Borrower furnishes to Administrative Agent a detailed written statement summarizing the then current status of Borrower’s attempts to cure such Operational Default.

(ix)       Borrower at all times during the Operational Default Forbearance Period takes such additional action and/or executes such additional documents (and/or causes Operator to take such additional action and/or execute such additional documents) as Administrative Agent may reasonably require in connection with the matters set forth in this Section 9.4.

Anything herein to the contrary notwithstanding, Administrative Agent and Lenders shall have no obligation to forbear from exercising remedies by reason of an Operational Default of any type as to which Borrower elects to cure more than twice in the aggregate during the term of the Loan or more than once in any twelve (12) month period during the term of the Loan. For the avoidance of doubt, Administrative Agent and Lenders shall have no obligation to forbear from submitting any pleadings in any bankruptcy or other proceeding to the extent that a failure to do so could result in any prejudice to Lenders, a rejection or termination of the Operating Lease or otherwise adversely affect the Collateral securing the Loan.

For the avoidance of doubt, Administrative Agent and Lenders shall have no obligation to forbear from submitting any pleadings in any bankruptcy or other proceeding to the extent that a failure to do so could result in any prejudice to Lenders or a rejection or termination of the Management Agreement or could otherwise adversely affect the Collateral securing the Loan.

ARTICLE 10
ADMINISTRATIVE AGENT

Section 10.1       Appointment and Duties.

(a)               Each Lender hereby appoints CONA (together with any successor Administrative Agent pursuant to Section 10.9) as Administrative Agent hereunder and authorizes Administrative Agent to (i) execute and deliver the Loan Documents and the Environmental Indemnity Agreement and accept delivery thereof on its behalf from Borrower or any other Borrower Party, (ii) take such action on its behalf and to exercise all rights, powers and remedies and perform the duties as are expressly delegated to Administrative Agent under such Loan

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Documents and the Environmental Indemnity Agreement, and (iii) exercise such powers as are reasonably incidental thereto.

(b)               Without limiting the generality of clause (a) above, Administrative Agent shall have the sole and exclusive right and authority (to the exclusion of the Lenders), and is hereby authorized, to (i) act as the disbursing and collecting agent for the Lenders with respect to all payments and collections arising in connection with the Loan Documents and the Environmental Indemnity Agreement (including in any proceeding described in Section 8.7 or Section 8.8 or any other bankruptcy, insolvency or similar proceeding), and each Person making any payment in connection with any Loan Document and the Environmental Indemnity Agreement to any Secured Party is hereby authorized to make such payment to Administrative Agent, (ii) file and prove claims and file other documents necessary or desirable to allow the claims of the Secured Parties with respect to any Obligation in any proceeding described in Section 8.7 or Section 8.8 or any other bankruptcy, insolvency or similar proceeding (but not to vote, consent or otherwise act on behalf of such Secured Party), (iii) act as collateral agent for each Secured Party for purposes of the perfection of all Liens created by such agreements and all other purposes stated therein, (iv) manage, supervise and otherwise deal with the Collateral, (v) take such other action as is necessary or desirable to maintain the perfection and priority of the Liens created or purported to be created by the Loan Documents, (vi) except as may be otherwise specified in any Loan Document or the Environmental Indemnity Agreement, exercise all remedies given to Administrative Agent and the other Secured Parties with respect to the Collateral, whether under the Loan Documents or the Environmental Indemnity Agreement, applicable law or otherwise, (vii) execute any amendment, consent or waiver under the Loan Documents and the Environmental Indemnity Agreement on behalf of any Lender that has consented in writing to such amendment, consent or waiver; provided, however, that Administrative Agent hereby appoints, authorizes and directs each Lender to act as collateral sub-agent for Administrative Agent and the Lenders for purposes of the perfection of all Liens with respect to the Collateral, including any deposit account maintained by Borrower or any other Borrower Party with, and cash and cash equivalents held by, such Lender, and may further authorize and direct the Lenders to take further actions as collateral sub-agents for purposes of enforcing such Liens or otherwise to transfer the Collateral subject thereto to Administrative Agent, and each Lender hereby agrees to take such further actions to the extent, and only to the extent, so authorized and directed and (viii) provide each Lender within ten (10) Business Days following receipt, copies of the reports and financial information received from Borrower under Article 6 and notices of default delivered by or received by Administrative Agent under this Agreement.

(c)               Under the Loan Documents and the Environmental Indemnity Agreement, Administrative Agent (i) is acting solely on behalf of the Lenders (except to the limited extent provided in Section 2.12(b) with respect to the Register), with duties that are entirely administrative in nature, notwithstanding the use of the defined term “Administrative Agent”, the terms “agent”, “administrative agent” and “collateral agent” and similar terms in any Loan Document and the Environmental Indemnity Agreement to refer to Administrative Agent, which terms are used for title purposes only, (ii) is not assuming any obligation under any Loan Document or the Environmental Indemnity Agreement other than as expressly set forth therein or any role as agent, fiduciary or trustee of or for any Lender or any other Secured Party and (iii) shall have no implied functions, responsibilities, duties, obligations or other liabilities under any Loan Document or the Environmental Indemnity Agreement, and each Lender hereby waives and agrees

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not to assert any claim against Administrative Agent based on the roles, duties and legal relationships expressly disclaimed in clauses (i) through (iii) above.

Section 10.2       Binding Effect. Each Lender agrees that (i) any action taken by Administrative Agent or the Required Lenders (or, if expressly required hereby, a greater proportion of the Lenders) in accordance with the provisions of the Loan Documents or the Environmental Indemnity Agreement, (ii) any action taken by Administrative Agent in reliance upon the instructions of Required Lenders (or, where so required, such greater proportion) and (iii) the exercise by Administrative Agent or the Required Lenders (or, where so required, such greater proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Secured Parties.

Section 10.3       Use of Discretion.

(a)               Administrative Agent shall not be required to exercise any discretion or take, or to omit to take, any action, including with respect to enforcement or collection, except any action it is required to take or omit to take (i) under any Loan Document or the Environmental Indemnity Agreement, or (ii) pursuant to instructions from the Required Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of the Lenders).

(b)               Notwithstanding clause (a) of this Section 10.3, Administrative Agent shall not be required to take, or to omit to take, any action (i) unless, upon demand, Administrative Agent receives an indemnification satisfactory to it from the Lenders (or, to the extent applicable and acceptable to Administrative Agent, any other Secured Party) against all Liabilities that, by reason of such action or omission, may be imposed on, incurred by or asserted against Administrative Agent or any Related Person thereof or (ii) that is, in the opinion of Administrative Agent or its counsel, contrary to any Loan Document or the Environmental Indemnity Agreement or applicable Requirement of Law.

Section 10.4       Delegation of Rights and Duties. Administrative Agent may, upon any term or condition it specifies, delegate or exercise any of its rights, powers and remedies under, and delegate or perform any of its duties or any other action with respect to, any Loan Document or the Environmental Indemnity Agreement by or through any trustee, co-agent, employee, attorney-in-fact and any other Person (including any Secured Party). Any such Person shall benefit from this Article 11 to the extent provided by Administrative Agent.

Section 10.5       Liability. None of Administrative Agent and its Related Persons shall be liable for any action taken or omitted to be taken by any of them under or in connection with any Loan Document or the Environmental Indemnity Agreement, and each Lender and Borrower (on its own behalf and on behalf of the other the Borrower Parties) hereby waive and shall not assert any right, claim or cause of action based thereon, except to the extent of liabilities resulting primarily from the gross negligence or willful misconduct of Administrative Agent or, as the case may be, such Related Person (each as determined in a final, non-appealable judgment by a court of competent jurisdiction) in connection with the duties expressly set forth herein. Without limiting the foregoing, Administrative Agent:

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(a)               shall have no duties or responsibilities except those expressly set forth in this Agreement and in the other Loan Documents and the Environmental Indemnity Agreement, and shall not by reason of this Agreement or any other Loan Document or the Environmental Indemnity Agreement be a trustee for any Lender;

(b)               shall not be responsible or otherwise incur liability for any action or omission taken in reliance upon the instructions of the Required Lenders or for the actions or omissions of any of its Related Persons selected with reasonable care (other than employees, officers and directors of Administrative Agent, when acting on behalf of Administrative Agent);

(c)               shall not be responsible to any Secured Party for the due execution, legality, validity, enforceability, effectiveness, genuineness, sufficiency or value of, or the attachment, perfection or priority of any Lien created or purported to be created under or in connection with, any Loan Document or the Environmental Indemnity Agreement;

(d)               makes no warranty or representation, and shall not be responsible, to any Secured Party for any statement, document, information, representation or warranty made or furnished by or on behalf of any Related Person or any Borrower Party in connection with any Loan Document, the Environmental Indemnity Agreement or any transaction contemplated therein or any other document or information with respect to any Borrower Party, whether or not transmitted or (except for documents expressly required under any Loan Document or the Environmental Indemnity Agreement to be transmitted to the Lenders) omitted to be transmitted by Administrative Agent, including as to completeness, accuracy, scope or adequacy thereof, or for the scope, nature or results of any due diligence performed by Administrative Agent in connection with the Loan Documents; and

(e)               shall not have any duty to ascertain or to inquire as to the performance or observance of any provision of any Loan Document or the Environmental Indemnity Agreement, whether any condition set forth in any Loan Document or the Environmental Indemnity Agreement is satisfied or waived, as to the financial condition of any Borrower Party or as to the existence or continuation or possible occurrence or continuation of any Potential Default or Event of Default and shall not be deemed to have notice or knowledge of such occurrence or continuation unless it has received a notice from Borrower, any Lender describing such Potential Default or Event of Default clearly labeled “notice of default” (in which case Administrative Agent shall promptly give notice of such receipt to all Lenders);

and, for each of the items set forth in clauses (a) through (e) above, each Lender and Borrower (on behalf of itself and each of the other Borrower Parties) hereby waives and agrees not to assert any right, claim or cause of action it might have against Administrative Agent based thereon.

Section 10.6       Administrative Agent Individually. Administrative Agent and its Affiliates may make loans and other extensions of credit to, acquire stock and stock equivalents of, engage in any kind of business with, Borrower or any other Borrower Party or Affiliate thereof as though it were not acting as Administrative Agent and may receive separate fees and other payments therefor. To the extent Administrative Agent or any of its Affiliates makes any Loan or otherwise becomes a Lender hereunder, it shall have and may exercise the same rights and powers hereunder and shall be subject to the same obligations and liabilities as any other Lender and the

LOAN AGREEMENT – Page 75 [Summit Pennington]

terms “Lender,” and “Required Lender,” and any similar terms shall, except where otherwise expressly provided in any Loan Document or the Environmental Indemnity Agreement, include Administrative Agent or such Affiliate, as the case may be, in its individual capacity as Lender or as one of the Required Lenders, respectively.

Section 10.7       Lender Credit Decision. Each Lender acknowledges that it shall, independently and without reliance upon Administrative Agent, any other Lender or any of their Related Persons or upon any document solely or in part because such document was transmitted by Administrative Agent or any of its Related Persons, conduct its own independent investigation of the financial condition and affairs of Borrower and each other Borrower Party and make and continue to make its own credit decisions in connection with entering into, and taking or not taking any action under, any Loan Document or the Environmental Indemnity Agreement or with respect to any transaction contemplated in any Loan Document or the Environmental Indemnity Agreement, in each case based on such documents and information as it shall deem appropriate. Except for documents expressly required by any Loan Document or the Environmental Indemnity Agreement to be transmitted by Administrative Agent to the Lenders, Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of Borrower or any other Borrower Party or any Affiliate of Borrower or any other Borrower Party that may come into the possession of Administrative Agent or any of its Related Persons.

Section 10.8       Resignation of Administrative Agent.

(a)               Administrative Agent may resign at any time by delivering notice of such resignation to the Lenders and Borrower, effective on the date set forth in such notice or, if no such date is set forth therein, upon the date such notice shall be effective. If Administrative Agent delivers any such notice, the Required Lenders shall have the right to appoint a successor Administrative Agent. If, within 30 days after the retiring Administrative Agent having given notice of resignation, no successor Administrative Agent has been appointed by the Required Lenders that has accepted such appointment, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent from among the Lenders.

(b)               Effective immediately upon its resignation, (i) the retiring Administrative Agent shall be discharged from its duties and obligations under the Loan Documents and the Environmental Indemnity Agreement, (ii) the Lenders shall assume and perform all of the duties of Administrative Agent until a successor Administrative Agent shall have accepted a valid appointment hereunder, (iii) the retiring Administrative Agent and its Related Persons shall no longer have the benefit of any provision of any Loan Document or the Environmental Indemnity Agreement other than with respect to any actions taken or omitted to be taken while such retiring Administrative Agent was, or because such Administrative Agent had been, validly acting as Administrative Agent under the Loan Documents and (iv) subject to its rights under Section 9.3, the retiring Administrative Agent shall take such action as may be reasonably necessary to assign to the successor Administrative Agent its rights as Administrative Agent under the Loan Documents and the Environmental Indemnity Agreement. Effective immediately upon its acceptance of a valid appointment as Administrative Agent, a successor Administrative Agent

LOAN AGREEMENT – Page 76 [Summit Pennington]

shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Administrative Agent under the Loan Documents and the Environmental Indemnity Agreement.

(c)               Administrative Agent may be removed as Administrative Agent upon the request of all Lenders (other than Affiliates of Administrative Agent) upon the determination by a court of competent jurisdiction that Administrative Agent has committed actions constituting gross negligence or willful misconduct under this Agreement. The provisions of subsection (b) above shall apply upon such removal.

Section 10.9       Additional Secured Parties. The benefit of the provisions of the Loan Documents and the Environmental Indemnity Agreement directly relating to the Collateral or any Lien granted thereunder shall extend to and be available to any Secured Party that is not a Lender as long as, by accepting such benefits, such Secured Party agrees, as among Administrative Agent and all other Secured Parties, that such Secured Party is bound by (and, if requested by Administrative Agent, shall confirm such agreement in a writing in form and substance acceptable to Administrative Agent) this Article 10, Section 11.7 (Right of Setoff), Section 2.14(b) (Sharing of Payments, Etc.) and Section 11.35 (Non-Public Information; Disclosure) and the decisions and actions of Administrative Agent and the Required Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of the Lenders) to the same extent a Lender is bound; provided, however, that, notwithstanding the foregoing, (a) such Secured Party shall be bound by Section 10.12 only to the extent of Liabilities, costs and expenses with respect to or otherwise relating to the Collateral held for the benefit of such Secured Party, in which case the obligations of such Secured Party thereunder shall not be limited by any concept of Pro Rata Share or similar concept, (b) except as set forth specifically herein, each of Administrative Agent and each Lender shall be entitled to act at its sole discretion, without regard to the interest of such Secured Party, regardless of whether any Obligation to such Secured Party thereafter remains outstanding, is deprived of the benefit of the Collateral, becomes unsecured or is otherwise affected or put in jeopardy thereby, and without any duty or liability to such Secured Party or any such Obligation and (c) except as set forth specifically herein, such Secured Party shall not have any right to be notified of, consent to, direct, require or be heard with respect to, any action taken or omitted in respect of the Collateral or under any Loan Document or the Environmental Indemnity Agreement.

Section 10.10   Reliance by Administrative Agent. Administrative Agent shall be entitled to rely and act upon any certification, notice or other communication (including any thereof by telephone, facsimile, telegram or cable) reasonably believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by Administrative Agent. As to any matters not expressly provided for by this Agreement or any other Loan Document or the Environmental Indemnity Agreement, Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder or thereunder in accordance with instructions given by the Required Lenders, and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders

Section 10.11   Rights as a Lender. With respect to CONA’s Loan Commitment, if any, and the advances of the Loan made by it, CONA (and any successor acting as Administrative Agent) in its capacity as a Lender hereunder shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not acting as Administrative Agent,

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and the term “Lender” or “Lenders” shall, unless the context otherwise indicates, include Administrative Agent in its individual capacity. CONA (and any successor acting as Administrative Agent) and its Affiliates may (without having to account therefor to any Lender) lend money to, make investments in and generally engage in any kind of lending, trust or other business with Borrower (and any of its Affiliates) as if it were not acting as Administrative Agent, and CONA and its Affiliates may accept fees and other consideration from Borrower for services in connection with this Agreement or otherwise without having to account for the same to the Lenders.

Section 10.12   Standard of Care; Indemnification. In performing its duties under the Loan Documents and the Environmental Indemnity Agreement, Administrative Agent will exercise the same degree of care as Administrative Agent normally exercises in connection with similar loans held for its own account, but Administrative Agent shall have no further responsibility to any Lender except as expressly provided herein and except for its own gross negligence or willful misconduct which resulted in actual loss to such Lender, and, except to such extent, Administrative Agent shall have no responsibility to any Lender for the failure by Administrative Agent to comply with any of Administrative Agent’s obligations to Borrower under the Loan Documents, the Environmental Indemnity Agreement or otherwise. The Lenders agree to indemnify Administrative Agent (to the extent not reimbursed under Sections 11.5 or 11.11, but without limiting the obligations of Borrower under Sections 11.5 or 11.11) ratably in accordance with each Lender’s Pro Rata Share, for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever that may be imposed on, incurred by or asserted against Administrative Agent (including by any Lender) arising out of or by reason of any investigation in or in any way relating to or arising out of this Agreement or any other Loan Document, the Environmental Indemnity Agreement or any other documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby (including the costs and expenses that Borrower is obligated to pay under Section 11.11, but excluding, unless an Event of Default has occurred and is continuing, normal administrative costs and expenses incident to the performance of its agency duties hereunder) or the enforcement of any of the terms hereof or thereof or of any such other documents, provided that no Lender shall be liable for any of the foregoing to the extent they arise from Administrative Agent’s breach of its standard of care set forth in the first sentence of this Section.

Section 10.13   Failure to Act. Except for actions expressly required of Administrative Agent hereunder, and under the other Loan Documents and the Environmental Indemnity Agreement, Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder and thereunder unless it shall receive further assurances to its satisfaction from the Lenders of their indemnification obligations under Section 10.12 against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.

Section 10.14   The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF ANY MATERIALS OR INFORMATION PROVIDED BY OR ON BEHALF OF BORROWER OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM ANY MATERIALS OR INFORMATION PROVIDED BY OR ON BEHALF OF BORROWER. NO

LOAN AGREEMENT – Page 78 [Summit Pennington]

WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH ANY MATERIALS OR INFORMATION PROVIDED BY OR ON BEHALF OF BORROWER OR THE PLATFORM. In no event shall Administrative Agent or any of its Related Persons (collectively, the “Agent Parties”) have any liability to Borrower, any Lender, or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of Borrower’s or Administrative Agent’s transmission of any materials or information provided by or on behalf of Borrower through the internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

ARTICLE 11
MISCELLANEOUS

Section 11.1       Notices. Any notice required or permitted to be given under this Agreement shall be in writing and either shall be mailed by registered or certified mail, postage prepaid, return receipt requested, or sent by overnight air courier service, or personally delivered to a representative of the receiving party, or sent by facsimile (provided an identical notice is also sent simultaneously by mail, overnight courier, or personal delivery as otherwise provided in this Section 11.1). All such communications shall be mailed, sent or delivered, addressed to the party for whom it is intended at its address set forth below.

If to Borrower:	c/o Summit Healthcare REIT, Inc.
2 South Pointe Drive, Suite 1400
Lake Forest, California 92630
Attention: Chief Financial Officer
Facsimile: (949) 535-2054

If to Administrative Agent:	Capital One, National Association
77 W. Wacker Drive, 10th Floor
Chicago, Illinois 60601
Attention: Jeffrey Muchmore,
Credit Executive
Facsimile: (855) 332-1699
Reference: Summit Pennington

with a copy to:	Capital One, National Association
77 W. Wacker Drive, 10th Floor
Chicago, Illinois 60601
Attention: Dan Eppley, Senior Director
Facsimile: (855) 544-4044
Reference: Summit Pennington

LOAN AGREEMENT – Page 79 [Summit Pennington]

with a copy to:	Capital One, National Association
5804 Trailridge Drive
Austin, Texas 78731
Attention: Diana Pennington, Senior Director, Associate General Counsel
Facsimile: (855) 438-1132
Reference: Summit Pennington

If to a Lender:	To the address set forth on Exhibit B attached hereto

Any notice or request so addressed and sent by United States registered or certified mail or overnight courier shall be deemed to be given on the earliest of (1) when actually delivered, (2) on the first Business Day after deposit with an overnight air courier service, or (3) on the third Business Day after deposit in the United States mail, postage prepaid, in each case to the address of the intended addressee (except as otherwise provided in the Mortgage). Any notice or request so delivered in person shall be deemed to be given when receipted for by, or actually received by Administrative Agent, a Lender, or Borrower, as the case may be. If given by facsimile, a notice or request shall be deemed given and received when the facsimile is transmitted to the party’s facsimile number specified above and confirmation of complete receipt is received by the transmitting party during normal business hours or on the next Business Day if not confirmed during normal business hours, and an identical notice is also sent simultaneously by mail, overnight courier, or personal delivery as otherwise provided in this Section 11.1. If given by electronic mail, a notice shall be deemed given and received when the electronic mail is transmitted to the recipient’s electronic mail address specified above and electronic confirmation of receipt (either by reply from the recipient or by automated response to a request for delivery receipt) is received by the sending party during normal business hours or on the next Business Day if not confirmed during normal business hours, and an identical notice is also sent simultaneously by mail, overnight courier or personal delivery as otherwise provided in this Section 11.1. Except for facsimile and electronic mail notices sent as expressly described above, no notice hereunder shall be effective if sent or delivered by Electronic Transmission. Any party may designate a change of address by written notice to the other by giving at least ten (10) days prior written notice of such change of address.

Section 11.2       Amendments and Waivers.

(a)               No amendment or waiver of any provision of the Environmental Indemnity Agreement or any Loan Document or the Environmental Indemnity Agreement and no consent to any departure by Borrower or any other Borrower Party therefrom shall be effective unless the same shall be in writing and signed (1) in the case of an amendment, consent or waiver to cure any ambiguity, omission, defect or inconsistency or granting a new Lien for the benefit of the Lenders or extending an existing Lien over additional property, by Administrative Agent and Borrower, (2) in the case of any other waiver or consent, by the Required Lenders (or by Administrative Agent with the consent of the Required Lenders) and (3) in the case of any other amendment, by the Required Lenders (or by Administrative Agent with the consent of the Required Lenders) and Borrower; provided, however, that no amendment, consent or waiver described in clause (2) or (3)

LOAN AGREEMENT – Page 80 [Summit Pennington]

above shall be effective, unless in writing and signed by each Lender (or by Administrative Agent with the consent of the Lenders), in addition to any other Person the signature of which is otherwise required pursuant to any Loan Document, and such amendment, consent or waiver does any of the following:

(i)           waives any condition precedent to the effectiveness of this Agreement, except any condition referring to any other provision of any Loan Document;

(ii)        increases the Loan Commitment of any Lender or subjects any Lender to any additional obligation or otherwise increases the principal amount of the Loan;

(iii)      reduces (including through release, forgiveness, assignment or otherwise) (A) the principal amount of, the interest rate on, or any obligation of Borrower to repay (whether or not on a fixed date), any outstanding amount under the Loan owing to Lenders or (B) any fee or accrued interest payable to any Lender; provided, however, that this clause (iii) does not apply to (x) any change to any provision increasing any interest rate or fee during the continuance of an Event of Default or to any payment of any such increase or (y) any modification to any financial covenant set forth in Article 6 or the Recourse Guaranty Agreement or in any definition set forth therein or principally used therein;

(iv)       waives or postpones any scheduled Maturity Date or other scheduled date fixed for the payment, in whole or in part, of principal of or interest on the Loan (including any agreement to forbear that would have the same effect) or fee owing to such Lender or for the reduction of such Lender’s Loan Commitment; provided, however, that this clause (iv) does not apply to any change to mandatory prepayments, including those required under his Agreement, or to the application of any payment, including as set forth in Section 2.6;

(v)         releases all or substantially all of the Collateral or any Guarantor or Principal from its guaranty of any Obligation of Borrower;

(vi)       reduces or increases the proportion of Lenders required for the Lenders (or any subset thereof) to take any action hereunder or change the definition of the terms “Required Lenders,” “Pro Rata Share,” or “Pro Rata Outstandings”; or

(vii)    amends Section 2.14(b) (Sharing of Payments, Etc.) or this Section 11.2;

(b)               Anything herein to the contrary notwithstanding, (A) any waiver of any payment applied pursuant to Section 2.6 (Application of Payments) to, and any modification of the application of any such payment to the Loan shall require the consent of the Required Lenders, (B) no amendment, waiver or consent shall affect the rights or duties under any Loan Document or the Environmental Indemnity Agreement of, or any payment to, Administrative Agent (or otherwise modify any provision of Article 10 or the application thereof), and (C) (1) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that (x) the Loan Commitment or of such Lender may not be increased or extended without the consent of such Lender, (y) the outstanding balance of such Lender’s Pro Rata Share of the Loan may not be forgiven without the consent of such Lender, and (z) the interest rate on the Loan cannot be reduced unless the Defaulting Lender is treated the same as all other Lenders; (2) each

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Lender is entitled to vote as such Lender sees fit on any bankruptcy or insolvency reorganization plan that affects the Loan; (3) each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersedes the unanimous consent provisions set forth herein; and (4) the Required Lenders may consent to allow Borrower to use cash collateral in the context of a bankruptcy or insolvency proceeding.

(c)               Each waiver or consent under any Loan Document (including the Recourse Guaranty Agreement) or the Environmental Indemnity Agreement shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on Borrower or any other Borrower Party shall entitle such Person to any notice or demand in the same, similar or other circumstances. No failure on the part of any Secured Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. To the extent the consent of any Lender is required with respect to any amendment or waiver of any Loan Document or the Environmental Indemnity Agreement under the terms of this Section 11.2, each Lender will respond to any such request in a commercially reasonable manner and timeframe.

(d)               This Agreement and the other Loan Documents and the Environmental Indemnity Agreement shall not be executed, entered into, altered, amended, or modified by Electronic Transmission. Without limiting the generality of the foregoing, Borrower, Administrative Agent, and each Lender hereby agree that the transactions contemplated by this Agreement shall not be conducted by Electronic Transmission, except as specifically set forth in Section 11.1 regarding notices. Any reference to a Loan Document or the Environmental Indemnity Agreement, whether in this Agreement or in any other Loan Document or the Environmental Indemnity Agreement, shall be deemed to be a reference to such Loan Document or the Environmental Indemnity Agreement as it may hereafter from time to time be amended, modified, supplemented and restated in accordance with the terms hereof.

(e)               Unless also consented to in writing by such Secured Hedge Provider or, in the case of a Secured Hedge Agreement provided or arranged by CONA or an Affiliate of CONA, no such amendment, waiver or consent with respect to this Credit Agreement or any other Loan Document shall (i) alter the ratable treatment of Obligations arising under Secured Hedge Agreements such that such Obligations become junior in right of payment to principal on the Loan or (ii) result in Obligations owing to any Secured Hedge Provider becoming unsecured (other than releases of Liens applicable to all Lenders and otherwise permitted in accordance with the terms hereof), in each case in a manner adverse to such Secured Hedge Provider.

Section 11.3       Assignments and Participations; Binding Effect.

(a)               Binding Effect. Subject to the provisions of this Section 11.3, this Agreement shall be binding upon and inure to the benefit of Administrative Agent, the Lenders and Borrower and their respective successors and permitted assigns, provided that neither Borrower nor any other Borrower Party shall, without the prior written consent of Administrative Agent and Lenders, assign any of its rights, duties or obligations hereunder to any other Person.

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(b)               Assignments by the Lenders. Each Lender (other than a Defaulting Lender) may sell, transfer, negotiate or assign all or a portion of its rights and obligations hereunder (including all or a portion of its Loan Commitment and its rights and obligations with respect to the Loan) to (i) any existing Lender (other than a Defaulting Lender), (ii) any Affiliate or Approved Fund of any existing Lender (so long as such Person would not, upon acceptance of such rights and obligations hereunder, constitute a Defaulting Lender) or (iii) any other Person acceptable (which acceptance shall not be unreasonably withheld or delayed) to Administrative Agent (each such transferee, assignee or purchaser herein called a “Lender Transferee”); provided, however, that the aggregate outstanding principal amount (determined as of the effective date of the applicable Assignment) of the Loan subject to any such sale shall be in a minimum amount of $1,000,000, unless such sale is made to an existing Lender or an Affiliate or Approved Fund of any existing Lender, is of the assignor’s (together with its Affiliates and Approved Funds) entire interest in the Loan or is made with the prior consent Administrative Agent. A Defaulting Lender may not sell, transfer, negotiate or assign all or a portion of its rights and obligations hereunder except with Administrative Agent’s consent or at Administrative Agent’s direction in accordance with Section 2.14(c) hereof. A Defaulting Lender (or Person that would constitute a Defaulting Lender upon acceptance of rights and obligations hereunder) may not be the recipient of the sale, transfer, negotiation or assignment of any rights or obligations hereunder except with the consent of Administrative Agent.

(c)               Assignment Procedures. The parties to each transfer or sale made in reliance on clause (b) above shall execute and deliver to Administrative Agent an Assignment and Assumption via an electronic settlement system designated by Administrative Agent (or if previously agreed with Administrative Agent, via a manual execution and delivery of the Assignment and Assumption) evidencing such transfer or sale, together with any existing Note subject to such transfer or sale (or any affidavit of loss therefor acceptable to Administrative Agent), any tax forms or other forms required to be delivered by Administrative Agent, and payment of an assignment fee in the amount of $3,500, provided that (1) if a transfer or sale by a Lender is made to an Affiliate or an Approved Fund of such assigning Lender, then no assignment fee shall be due in connection with such transfer or sale, and (2) if a transfer or sale by a Lender is made to an assignee that is not an Affiliate or Approved Fund of such assignor Lender, and concurrently to one or more Affiliates or Approved Funds of such assignee, then only one assignment fee of $3,500 shall be due in connection with such transfer or sale. Upon receipt of all the foregoing, and conditioned upon such receipt and, if such assignment is made in accordance with Section 11.3(b)(iii), upon Administrative Agent consenting to such assignment, from and after the effective date specified in such Assignment and Assumption, Administrative Agent shall record or cause to be recorded in the Register the information contained in such Assignment and Assumption.

(d)               Participations.

(i)           A Lender may sell or agree to sell to one or more other Persons (each a “Participant”) a participation in all or any part of the Pro Rata Share of the Loan held by it, or in its Loan Commitment, provided that such Participant shall not have any rights or obligations under this Agreement or any Note or any other Loan Document (the Participant’s rights against such Lender in respect of such participation to be those set forth in the agreements executed by such Lender and the applicable Participant). All amounts payable by Borrower to any Lender

LOAN AGREEMENT – Page 83 [Summit Pennington]

under Section 2.6 in respect of its Pro Rata Share and its Loan Commitment shall be determined as if such Lender had not sold or agreed to sell any participations in the Loan and its Loan Commitment, and as if such Lender were funding its Pro Rata Share of the Loan (if applicable) and its Loan Commitment in the same way that it is funding its Pro Rata Share of the Loan and its Loan Commitment in which no participations have been sold.

(ii)        Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in clauses (i) through (vi) of Section 11.2(a) that affects such Participant.

(iii)      Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)               Effect of Assignment. Subject to the recording of an Assignment and Assumption by Administrative Agent in the Register pursuant to Section 2.12(b), (i) the assignee thereunder shall become a party hereto and, to the extent that rights and obligations under the Loan Documents and the Environmental Indemnity Agreement have been assigned to such assignee pursuant to such Assignment and Assumption, shall have the rights and obligations of a Lender, (ii) any applicable Note shall be transferred to such assignee through such entry and (iii) the assignor thereunder shall, to the extent that rights and obligations under this Agreement have been assigned by it pursuant to such Assignment and Assumption, relinquish its rights (except for those surviving the termination of the Loan Commitments and the payment in full of the Obligations) and be released from its obligations under the Loan Documents and the Environmental Indemnity Agreement, other than those relating to events or circumstances occurring prior to such assignment (and, in the case of an Assignment and Assumption covering all or the remaining portion of an assigning Lender’s rights and obligations under the Loan Documents and the Environmental Indemnity Agreement, such Lender shall cease to be a party hereto except that each Lender agrees to remain bound by Article 10, Section 11.7 (Right of Setoff; Sharing of Payments) and Section 11.35 (Non-Public Information; Confidentiality).

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(f)                Certain Pledges. In addition to the assignments and participations permitted under the foregoing provisions of this Section 11.3 (but without being subject thereto):

(i)           Any Lender may (without notice to Borrower, Administrative Agent or any other Lender and without payment of any fee) assign and pledge all or any portion of its Pro Rata Share of the Loan and its Note to any Federal Reserve Bank as collateral security pursuant to Regulation A and any operating circular issued by such Federal Reserve Bank, and such Pro Rata Share of the Loan and Note shall be fully transferable as provided therein. No such assignment shall release the assigning Lender from its obligations hereunder.

(ii)        Any Lender may pledge its Pro Rata Share of the Loan and its Note to any Person that has provided a credit facility or source of liquidity to such Lender. No such pledge shall release the assigning Lender from its obligations hereunder. Any subsequent assignment upon the exercise of pledge remedies shall be subject to the terms of Section 11.3(b).

(g)               Provision of Information to Assignees and Participants. A Lender may furnish any information concerning Borrower or any of their Affiliates in the possession of such Lender from time to time to Lender Transferees and Participants (including prospective Lender Transferees and Participants).

(h)               No Assignments to Borrower or Affiliates. Anything in this Section 11.3 to the contrary notwithstanding, no Lender may assign or participate any interest in any Loan held by it hereunder to Borrower or any of their Affiliates without the prior written consent of each Lender.

Section 11.4       Renewal, Extension or Rearrangement. Subject to Section 11.9, all provisions of the Loan Documents shall apply with equal effect to each and all promissory notes and amendments thereof hereinafter executed which in whole or in part represent a renewal, extension, increase or rearrangement of the Loan.

Section 11.5       Indemnities.

(a)               Borrower shall protect, defend, indemnify and save harmless Administrative Agent and each Lender, their respective shareholders, directors, officers, employees and agents (each, an “Indemnified Person”) from and against all Liabilities, imposed upon or incurred by or asserted against any Indemnified Person, whether brought by a third party or any Borrower Party, by reason of (i) credit having been extended, suspended or terminated under this Agreement and the other Loan Documents and the administration of such credit, and in connection with or arising out of the transactions contemplated hereunder and thereunder and any actions or failures to act in connection therewith; (ii) ownership of the Mortgage, the Project or any interest therein or receipt of any rents and the exercise of rights and remedies thereunder; (iii) any accident, injury to or death of persons or loss of or damage to property occurring in, on or about the Project or any part thereof or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (iv) any use, nonuse or condition in, on or about the Project or any part thereof or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (v) performance of any labor or services or the furnishing of any materials or other property in respect of the Project or any part thereof; (vi) the failure of any Person to file

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timely with the Internal Revenue Service an accurate Form 1099-B, Statement for Recipients of Proceeds from Real Estate, Broker and Barter Exchange Transactions, which may be required in connection with this Agreement, or to supply a copy thereof in a timely fashion to the recipient of the proceeds of the transaction in connection with which this Agreement is made; (vii) any securities filing of, or with respect to, Borrower, any other Borrower Party or the Project; (viii) any commitment letter, proposal letter or term sheet with any Person and any contractual obligation entered into in connection with any E-Systems or other Electronic Transmissions; (ix) any actual or prospective investigation, litigation or other proceeding, whether or not brought by any such Indemnified Person or any of its Related Persons, any holders of securities or creditors, whether or not any such Indemnified Person, Related Person, holder or creditor is a party thereto, and whether or not based on any securities or commercial law or regulation or any other Requirements of Law or theory thereof, including common law, equity, contract, tort or otherwise; (x) all sums paid by Administrative Agent pursuant to Section 9.3, or (xi) any other act, event or transaction related, contemplated in or attendant to any of the foregoing (individually and collectively, the “Indemnified Matter”); provided, however, that Borrower shall have no liability under this Section 11.5 to any Indemnified Person with respect to any Indemnified Matter, and no Indemnified Person shall have any liability with respect to any Indemnified Matter other than (to the extent otherwise liable), to the extent such liability has resulted from the gross negligence or willful misconduct of such Indemnified Person, as determined by a court of competent jurisdiction in a final non-appealable judgment or order. Furthermore, Borrower (on its own behalf and on behalf of each other Borrower Party) waives and agrees not to assert against any Indemnified Person any right of contribution with respect to any Liabilities that may be imposed on, incurred by or asserted against any Related Person.

(b)               Any indemnification or other protection provided to any Indemnified Person pursuant to any Loan Document and the Environmental Indemnity Agreement and all representations and warranties made in any Loan Document and the Environmental Indemnity Agreement shall (i) survive the termination of the Loan Commitment and the payment in full of other Obligations and (ii) inure to the benefit of any Person that at any time held a right thereunder (as an Indemnified Person or otherwise) and, thereafter, its successors and permitted assigns.

(c)               In no event shall any Indemnified Person be liable on any theory of liability for any special, indirect, consequential or punitive damages (including any loss of profits, business or anticipated savings). Borrower (on its own behalf and on behalf of the other Borrower Parties) hereby waives, releases and agrees not to sue upon any such claim for any special, indirect, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in its favor.

Section 11.6       Debtor-Creditor Relationship. The relationship between the Lenders and Administrative Agent, on the one hand, and Borrower, on the other hand, is solely that of debtor and creditor. No Secured Party has any fiduciary relationship or duty to any Borrower Party arising out of or in connection with, and there is no agency, tenancy or joint venture relationship between the Secured Parties and the Borrower and any other of the Borrower Parties by virtue of, any Loan Document, the Environmental Indemnity Agreement or any transaction contemplated therein.

Section 11.7       Right of Setoff; Sharing of Payments.

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(a)               Each of Administrative Agent, each Lender, and each Affiliate (including each branch office thereof) of any of them is hereby authorized, without notice or demand (each of which is hereby waived by Borrower), at any time and from time to time during the continuance of any Event of Default and to the fullest extent permitted by applicable Requirements of Law, to set off and apply any and all deposits (whether general or special, time or demand, provisional or final) at any time held and other indebtedness, claims or other obligations at any time owing by Administrative Agent, such Lender, or any of their respective Affiliates to or for the credit or the account of Borrower against any Obligation of any Borrower Party now or hereafter existing, whether or not any demand was made under any Loan Document or the Environmental Indemnity Agreement with respect to such Obligation and even though such Obligation may be unmatured. Each of Administrative Agent and each Lender agrees promptly to notify Borrower and Administrative Agent after any such setoff and application made by such Lender or its Affiliates; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application. The rights under this Section 11.7 are in addition to any other rights and remedies (including other rights of setoff) that Administrative Agent, the Lenders, and their Affiliates and other Secured Parties may have.

(b)               If any Lender, directly or through an affiliate or branch office thereof, obtains any payment of any Obligation of Borrower or any other Borrower Party (whether voluntary, involuntary or through the exercise of any right of setoff or the receipt of any Collateral or “proceeds” (as defined under the applicable UCC) of Collateral) other than pursuant to Sections 2.8 (Capital Adequacy; Increased Costs; Illegality), 2.9 (Interest Rate Protection), and 2.10 (Libor Breakage Amount) and such payment exceeds the amount such Lender would have been entitled to receive if all payments had gone to, and been distributed by, Administrative Agent in accordance with the provisions of the Loan Documents, such Lender shall purchase for cash from other Secured Parties such participations in their Obligations as necessary for such Lender to share such excess payment with such Secured Parties to ensure such payment is applied as though it had been received by Administrative Agent and applied in accordance with this Agreement (or, if such application would then be at the discretion of Borrower, applied to repay the Obligations in accordance herewith); provided, however, that (a) if such payment is rescinded or otherwise recovered from such Lender in whole or in part, such purchase shall be rescinded and the purchase price therefor shall be returned to such Lender without interest and (b) such Lender shall, to the fullest extent permitted by applicable Requirements of Law, be able to exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of Borrower in the amount of such participation.

Section 11.8       Marshaling; Payments Set Aside. No Secured Party shall be under any obligation to marshal any property in favor of Borrower or any other party or against or in payment of any Obligation. To the extent that any Secured Party receives a payment from any Borrower Party, from the proceeds of the Collateral, from the exercise of its rights of setoff, any enforcement action or otherwise, and such payment is subsequently, in whole or in part, invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not occurred.

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Section 11.9        Limitation on Interest. It is the intention of the parties hereto to conform strictly to applicable usury laws. Accordingly, all agreements between Borrower, Administrative Agent and Lenders with respect to the Loan are hereby expressly limited so that in no event, whether by reason of acceleration of maturity or otherwise, shall the amount paid or agreed to be paid to Administrative Agent and any Lender or charged by Administrative Agent or any Lender for the use, forbearance or detention of the money to be lent hereunder or otherwise, exceed the maximum amount allowed by law. If the Loan would be usurious under applicable law (including the laws of the State of Illinois and the laws of the United States of America), then, notwithstanding anything to the contrary in the Loan Documents: (a) the aggregate of all consideration which constitutes interest under applicable law that is contracted for, taken, reserved, charged or received under the Loan Documents and the Environmental Indemnity Agreement shall under no circumstances exceed the maximum amount of interest allowed by applicable law, and any excess shall be credited on the Note by the holder thereof (or, if the Note has been paid in full, refunded to Borrower); and (b) if maturity is accelerated by reason of an election by Administrative Agent, or in the event of any prepayment, then any consideration which constitutes interest may never include more than the maximum amount allowed by applicable law. In such case, excess interest, if any, provided for in the Loan Documents and the Environmental Indemnity Agreement or otherwise, to the extent permitted by applicable law, shall be amortized, prorated, allocated and spread from the date of advance until payment in full so that the actual rate of interest is uniform through the term hereof. If such amortization, proration, allocation and spreading is not permitted under applicable law, then such excess interest shall be canceled automatically as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited on the Note (or, if the Note has been paid in full, refunded to Borrower). The terms and provisions of this Section 11.9 shall control and supersede every other provision of the Loan Documents and the Environmental Indemnity Agreement. The Loan Documents and the Environmental Indemnity Agreement are contracts made under and shall be construed in accordance with and governed by the laws of the State of Illinois, except that if at any time the laws of the United States of America permit Administrative Agent or the Lenders to contract for, take, reserve, charge or receive a higher rate of interest than is allowed by the laws of the State of Illinois (whether such federal laws directly so provide or refer to the law of any state), then such federal laws shall to such extent govern as to the rate of interest which Administrative Agent or the Lenders may contract for, take, reserve, charge or receive under the Loan Documents and the Environmental Indemnity Agreement.

Section 11.10   Invalid Provisions. If any provision of any Loan Document or the Environmental Indemnity Agreement is held to be illegal, invalid or unenforceable, such provision shall be fully severable; the Environmental Indemnity Agreement and the Loan Documents shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part thereof; the remaining provisions thereof shall remain in full effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance therefrom; and in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as a part of such Environmental Indemnity Agreement and/or such Loan Document a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible to be legal, valid and enforceable.

Section 11.11   Reimbursement of Expenses.

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(a)               Any action taken by any Borrower Party under or with respect to any Loan Document, the Environmental Indemnity Agreement, even if required under any Loan Document or the Environmental Indemnity Agreement or at the request of any Secured Party, shall be at the expense of such Borrower Party, and no Secured Party shall be required under any Loan Document or the Environmental Indemnity Agreement to reimburse any Borrower Party therefor except as expressly provided therein. In addition, Borrower agrees to pay or reimburse upon demand (i) Administrative Agent for all reasonable out-of-pocket costs and expenses incurred by it or any of its Related Persons in connection with the investigation, development, preparation, negotiation, syndication, execution, interpretation or administration of, any modification of any term of or termination of, any Loan Document or the Environmental Indemnity Agreement, any commitment or proposal letter therefor, any other document prepared in connection therewith or the consummation and administration of any transaction contemplated therein (including periodic audits in connection therewith and environmental audits and assessments), in each case including the reasonable fees, charges and disbursements of legal counsel to Administrative Agent or such Related Persons, fees, costs and expenses incurred in connection with Intralinks® or any other E-System and allocated to the Loan by Administrative Agent in its sole discretion and fees, charges and disbursements of the auditors, appraisers, printers and other of their Related Persons retained by or on behalf of any of them or any of their Related Persons, charges for wire transfers and check processing charges, charges for security delivery fees, charges for overnight delivery, recording fees, treasury, management and other service fees and overdraft charges, (ii) Administrative Agent and each Lender for all reasonable costs and expenses incurred by them or any of their Related Persons in connection with internal audit reviews, field examinations, financial investigation, and Collateral examinations, including any tax service company (which shall be reimbursed, in addition to the out-of-pocket costs and expenses of such examiners, at the per diem rate per individual charged by Administrative Agent for its examiners), (iii) each of Administrative Agent, its Related Persons, and each Lender for all costs and expenses incurred in connection with (A) any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out”, (B) the enforcement or preservation of any right or remedy with respect to any Obligation, the Collateral or under any Loan Document or the Environmental Indemnity Agreement, or any other related right or remedy or (C) the commencement, defense, conduct of, intervention in, or the taking of any other action with respect to, any proceeding (including any bankruptcy or insolvency proceeding) related to any Borrower Party, any Loan Document, the Environmental Indemnity Agreement, any Obligation or related transaction (or the response to and preparation for any subpoena or request for document production relating thereto), including fees and disbursements of counsel (including allocated costs of internal counsel), (iv) costs incurred in connection with settlement of condemnation and casualty awards, premiums for title insurance and endorsements thereto, and (v) fees and costs for Uniform Commercial Code and litigation searches and background checks.

(b)               Borrower shall also pay to Administrative Agent on each Payment Date during the term of the Loan, in addition to all other amounts due under the Loan Documents, the sum of One Hundred Fifty and No/100 Dollars ($150.00), which Administrative Agent shall apply against the cost and expenses incurred in connection with the annual on-site audit and inspection of the Project.

Section 11.12   Approvals; Third Parties; Conditions. All approval rights retained or exercised by Administrative Agent or the Lenders with respect to Leases, contracts, plans, studies

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and other matters are solely to facilitate Administrative Agent’s and the Lenders’ credit underwriting, and shall not be deemed or construed as a determination that Administrative Agent or the Lenders have passed on the adequacy thereof for any other purpose and may not be relied upon by Borrower or any other Person. This Agreement is for the sole and exclusive use of Administrative Agent (and its successors and permitted assigns), the Lenders (and their successors and permitted assigns and participants), and Borrower and may not be enforced, nor relied upon, by any Person other than Administrative Agent (and its successors and permitted assigns), the Lenders (and their successors and permitted assigns and participants), and Borrower. All conditions of the obligations of Administrative Agent and the Lenders hereunder, including the obligation to make advances, are imposed solely and exclusively for the benefit of Administrative Agent and the Lenders, their successors and assigns, and no other Person shall have standing to require satisfaction of such conditions or be entitled to assume that any Lender will refuse to make advances in the absence of strict compliance with any or all of such conditions, and no other Person shall, under any circumstances, be deemed to be a beneficiary of such conditions, any and all of which may be freely waived in whole or in part by any Lender at any time in such Lender’s sole discretion.

Section 11.13   Administrative Agent and Lenders Not in Control; No Partnership. None of the covenants or other provisions contained in this Agreement shall, or shall be deemed to, give Administrative Agent or the Lenders the right or power to exercise control over the affairs or management of Borrower, the power of Administrative Agent and the Lenders being limited to the rights to exercise the remedies referred to in the Environmental Indemnity Agreement or the Loan Documents. No covenant or provision of the Environmental Indemnity Agreement or the Loan Documents is intended, nor shall it be deemed or construed to and Administrative Agent, Lenders and Borrower disclaims any intention to, create a partnership, joint venture, agency or common interest in profits or income among Administrative Agent and the Lenders or any of them, on the one hand, and Borrower, on the other hand, or to create an equity interest in the Project in Administrative Agent or any Lender. None of Administrative Agent nor any Lender undertakes or assumes any responsibility or duty to Borrower or to any other Person with respect to the Project or the Loan, except as expressly provided in the Environmental Indemnity Agreement and the Loan Documents; and notwithstanding any other provision of the Environmental Indemnity Agreement or the Loan Documents: (a) none of Administrative Agent or any Lender are, and shall not be construed as, a partner, joint venturer, alter ego, manager, controlling person or other business associate or participant of any kind of Borrower or Borrower’s stockholders, members, or partners and Administrative Agent and the Lenders do not intend to ever assume such status; (b) Administrative Agent and the Lenders shall in no event be liable for any Debts, expenses or losses incurred or sustained by Borrower; and (c) Administrative Agent and the Lenders shall not be deemed responsible for or a participant in any acts, omissions or decisions of Borrower or Borrower’s stockholders, members, or partners.

Section 11.14   Contest of Certain Claims. Borrower may contest the validity of Taxes or any mechanic’s or materialman’s lien asserted against the Project so long as (a) Borrower notifies Administrative Agent that they intend to contest such Taxes or liens, as applicable, (b) Borrower provides Administrative Agent with an indemnity, bond or other security reasonably satisfactory to Administrative Agent assuring the discharge of Borrower’s obligations for such Taxes or liens, as applicable, including interest and penalties, (c) Borrower is diligently contesting the same by appropriate legal proceedings in good faith and at its own expense and conclude such contest prior

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to the tenth (10th) day preceding the earlier to occur of the Maturity Date or the date on which the Project is scheduled to be sold for non-payment and (d) Borrower promptly upon final determination thereof pays the amount of any such Taxes or liens, as applicable, together with all costs, interest and penalties which may be payable in connection therewith. Notwithstanding the foregoing, Borrower shall immediately upon request of Administrative Agent pay any such Taxes or liens, as applicable, notwithstanding such contest if, in the opinion of Administrative Agent, the Project or any part thereof or interest therein may be in danger of being sold, forfeited, foreclosed, terminated, canceled or lost.

Section 11.15   Time of the Essence. Time is of the essence with respect to this Agreement.

Section 11.16   Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Administrative Agent, the Lenders, and Borrower and their respective successors and assigns, provided that neither Borrower nor any other Borrower Party shall, without the prior written consent of the Lenders, assign any of its rights, duties or obligations hereunder.

Section 11.17   Waivers.

(a)               No course of dealing on the part of Administrative Agent or the Lenders or their respective officers, employees, consultants or agents, nor any failure or delay by Administrative Agent or any Lender with respect to exercising any right, power or privilege of Administrative Agent or the Lenders under the Environmental Indemnity Agreement and any of the Loan Documents, shall operate as a waiver thereof.

(b)               Borrower hereby waives any right under the UCC or any other applicable law to receive notice and/or copies of any filed or recorded financing statements, amendments thereto, continuations thereof or termination statements and releases and excuses Administrative Agent and each Lender from any obligation under the UCC or any other applicable law to provide notice or a copy of any such filed or recorded documents.

Section 11.18   Cumulative Rights. Rights and remedies of Administrative Agent (on behalf of the Lenders) under the Environmental Indemnity Agreement and the Loan Documents shall be cumulative, and the exercise or partial exercise of any such right or remedy shall not preclude the exercise of any other right or remedy.

Section 11.19   [Intentionally Deleted].

Section 11.20   Singular and Plural. Words used in this Agreement, the other Loan Documents and the Environmental Indemnity Agreement, in the singular, where the context so permits, shall be deemed to include the plural and vice versa. The definitions of words in the singular in this Agreement, the other Loan Documents, and the Environmental Indemnity Agreement shall apply to such words when used in the plural where the context so permits and vice versa.

Section 11.21   Exhibits and Schedules. The exhibits and schedules attached to this Agreement are incorporated herein and shall be considered a part of this Agreement for the purposes stated herein.

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Section 11.22        Titles of Articles, Sections and Subsections. All titles or headings to articles, sections, subsections or other divisions of this Agreement, the other Loan Documents, and the Environmental Indemnity Agreement or the exhibits hereto and thereto are only for the convenience of the parties and shall not be construed to have any effect or meaning with respect to the other content of such articles, sections, subsections or other divisions, such other content being controlling as to the agreement between the parties hereto.

Section 11.23   Promotional Material. Borrower authorizes Administrative Agent and any Lender to issue press releases, advertisements and other promotional materials in connection with Administrative Agent’s or such Lender’s own promotional and marketing activities and such materials may describe the Loan in general terms or in detail and Administrative Agent’s and such Lender’s participation therein in the Loan, provided that, if such promotional materials reference Borrower or Guarantor by name, such promotional materials shall have been approved by Borrower, in its reasonable discretion, prior to the publication thereof. All references to Administrative Agent or any Lender contained in any press release, advertisement or promotional material issued by Borrower shall be approved in writing by Administrative Agent in advance of issuance.

Section 11.24   Survival. All of the representations, warranties, covenants, and indemnities hereunder, under the indemnification provisions of the other Loan Documents and under the Environmental Indemnity Agreement, shall survive the repayment in full of the Loan and the release of the liens evidencing or securing the Loan, and shall survive the transfer (by sale, foreclosure, conveyance in lieu of foreclosure or otherwise) of any or all right, title and interest in and to the Project to any party, whether or not an Affiliate of Borrower.

Section 11.25   WAIVER OF JURY TRIAL. TO THE MAXIMUM EXTENT PERMITTED BY LAW, BORROWER, ADMINISTRATIVE AGENT, AND EACH LENDER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, ANY OTHER LOAN DOCUMENT, OR THE ENVIRONMENTAL INDEMNITY AGREEMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENT (WHETHER VERBAL OR WRITTEN) OR ACTION OF ANY PARTY OR ANY EXERCISE BY ANY PARTY OF THEIR RESPECTIVE RIGHTS UNDER THE LOAN DOCUMENTS AND THE ENVIRONMENTAL INDEMNITY AGREEMENT OR IN ANY WAY RELATING TO THE LOAN OR THE PROJECT (INCLUDING ANY ACTION TO RESCIND OR CANCEL THIS AGREEMENT, AND ANY CLAIM OR DEFENSE ASSERTING THAT THIS AGREEMENT WAS FRAUDULENTLY INDUCED OR IS OTHERWISE VOID OR VOIDABLE). THIS WAIVER IS A MATERIAL INDUCEMENT FOR ADMINISTRATIVE AGENT AND EACH LENDER TO ENTER INTO THIS AGREEMENT.

(a)               JUDICIAL REFERENCE. IN THE EVENT ANY LEGAL PROCEEDING IS FILED IN A COURT OF THE STATE OF CALIFORNIA (THE “COURT”) BY OR AGAINST BORROWER, ADMINISTRATIVE AGENT OR ANY LENDER IN CONNECTION WITH ANY CONTROVERSY, DISPUTE OR CLAIM DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT,

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TORT OR ANY OTHER THEORY) (EACH, A “CLAIM”) AND THE WAIVER SET FORTH IN THE PRECEDING PARAGRAPH IS NOT ENFORCEABLE IN SUCH ACTION OR PROCEEDING, BORROWER, ADMINISTRATIVE AGENT AND EACH LENDER AGREE AS FOLLOWS:

(i)                 WITH THE EXCEPTION OF THE MATTERS SPECIFIED IN PARAGRAPH (ii) BELOW, ANY CLAIM WILL BE DETERMINED BY A GENERAL REFERENCE PROCEEDING IN ACCORDANCE WITH THE PROVISIONS OF CALIFORNIA CODE OF CIVIL PROCEDURE SECTIONS 638 THROUGH 645.2, INCLUDING ANY REVISION OR REPLACEMENT OF SUCH STATUTES OR RULES HEREAFTER ENACTED. BORROWER, ADMINISTRATIVE AGENT AND THE LENDERS INTEND THIS GENERAL REFERENCE AGREEMENT TO BE SPECIFICALLY ENFORCEABLE IN ACCORDANCE WITH CALIFORNIA CODE OF CIVIL PROCEDURE SECTION 638, INCLUDING ANY REVISION OR REPLACEMENT OF SUCH STATUTE OR RULE HEREAFTER ENACTED. EXCEPT AS OTHERWISE PROVIDED IN THIS AND THE OTHER RELATED DOCUMENTS, VENUE FOR THE REFERENCE PROCEEDING WILL BE IN THE STATE OR FEDERAL COURT IN THE COUNTY OR DISTRICT WHERE VENUE IS OTHERWISE APPROPRIATE UNDER APPLICABLE LAW.

(ii)              THE FOLLOWING MATTERS SHALL NOT BE SUBJECT TO A GENERAL REFERENCE PROCEEDING: (A) NON-JUDICIAL FORECLOSURE OF ANY SECURITY INTERESTS IN REAL OR PERSONAL PROPERTY; (B) EXERCISE OF SELF-HELP REMEDIES (INCLUDING SET-OFF); (C) APPOINTMENT OF A RECEIVER; AND (D) TEMPORARY, PROVISIONAL OR ANCILLARY REMEDIES (INCLUDING WRITS OF ATTACHMENT, WRITS OF POSSESSION, TEMPORARY RESTRAINING ORDERS OR PRELIMINARY INJUNCTIONS). THIS DOCUMENT DOES NOT LIMIT THE RIGHT OF BORROWER, ADMINISTRATIVE AGENT OR THE LENDERS TO EXERCISE OR OPPOSE ANY OF THE RIGHTS AND REMEDIES DESCRIBED IN CLAUSES (A) - (D) AND ANY SUCH EXERCISE OR OPPOSITION DOES NOT WAIVE THE RIGHT OF BORROWER, ADMINISTRATIVE AGENT OR ANY LENDER TO A REFERENCE PROCEEDING PURSUANT TO THIS AGREEMENT.

(iii)            UPON THE WRITTEN REQUEST OF BORROWER, ADMINISTRATIVE AGENT OR ANY LENDER, BORROWER AND ADMINISTRATIVE AGENT SHALL SELECT A SINGLE REFEREE, WHO SHALL BE A RETIRED JUDGE OR JUSTICE. IF BORROWER AND ADMINISTRATIVE AGENT ARE UNABLE TO AGREE UPON A REFEREE WITHIN TEN (10) DAYS OF SUCH WRITTEN REQUEST, THEN BORROWER OR ADMINISTRATIVE AGENT MAY REQUEST THE COURT TO APPOINT A REFEREE PURSUANT TO CALIFORNIA CODE OF CIVIL PROCEDURE SECTION 640(B), INCLUDING ANY REVISION OR REPLACEMENT OF SUCH STATUTE OR RULE HEREAFTER ENACTED.

(iv)             ALL PROCEEDINGS AND HEARINGS CONDUCTED BEFORE THE REFEREE, EXCEPT FOR TRIAL, SHALL BE CONDUCTED WITHOUT A

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COURT REPORTER, EXCEPT WHEN BORROWER, ADMINISTRATIVE AGENT OR A LENDERS SO REQUESTS, A COURT REPORTER WILL BE USED AND THE REFEREE WILL BE PROVIDED A COURTESY COPY OF THE TRANSCRIPT. THE PARTY MAKING SUCH REQUEST SHALL HAVE THE OBLIGATION TO ARRANGE FOR AND PAY COSTS OF THE COURT REPORTER, PROVIDED THAT SUCH COSTS, ALONG WITH THE REFEREE’S FEES, SHALL ULTIMATELY BE BORNE BY THE PARTY WHO DOES NOT PREVAIL, AS DETERMINED BY THE REFEREE.

(v)               THE REFEREE MAY REQUIRE ONE OR MORE PREHEARING CONFERENCES. BORROWER, ADMINISTRATIVE AGENT AND LENDERS SHALL BE ENTITLED TO DISCOVERY, AND THE REFEREE SHALL OVERSEE DISCOVERY IN ACCORDANCE WITH THE RULES OF DISCOVERY, AND MAY ENFORCE ALL DISCOVERY ORDERS IN THE SAME MANNER AS ANY TRIAL COURT JUDGE IN PROCEEDINGS AT LAW IN THE STATE OF CALIFORNIA. THE REFEREE SHALL APPLY THE RULES OF EVIDENCE APPLICABLE TO PROCEEDINGS AT LAW IN THE STATE OF CALIFORNIA AND SHALL DETERMINE ALL ISSUES IN ACCORDANCE WITH APPLICABLE STATE AND FEDERAL LAW. THE REFEREE SHALL BE EMPOWERED TO ENTER EQUITABLE AS WELL AS LEGAL RELIEF AND RULE ON ANY MOTION WHICH WOULD BE AUTHORIZED IN A TRIAL, INCLUDING MOTIONS FOR DEFAULT JUDGMENT OR SUMMARY JUDGMENT. THE REFEREE SHALL REPORT THE REFEREE’S DECISION, WHICH REPORT SHALL ALSO INCLUDE FINDINGS OF FACT AND CONCLUSIONS OF LAW.

(vi)             BORROWER, ADMINISTRATIVE AGENT AND LENDERS RECOGNIZE AND AGREE THAT ALL CLAIMS RESOLVED IN A GENERAL REFERENCE PROCEEDING PURSUANT HERETO WILL BE DECIDED BY A REFEREE AND NOT BY A JURY.

Section 11.26   Waiver of Punitive or Consequential Damages. None of Administrative Agent, any Lender, nor Borrower shall be responsible or liable to the other or to any other Person for any punitive, exemplary or consequential damages which may be alleged as a result of the Loan or the transaction contemplated hereby, including any breach or other default by any party hereto. Borrower represents and warrants to Administrative Agent and each Lender that, as of the Closing Date, neither Borrower nor any other Borrower Party has any claims against Administrative Agent or any Lender in connection with the Loan.

Section 11.27   Governing Law. UNLESS OTHERWISE NOTED THEREIN TO THE CONTRARY, THE LOAN DOCUMENTS AND THE ENVIRONMENTAL INDEMNITY AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES THEREUNDER SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF ILLINOIS (WITHOUT GIVING EFFECT TO ILLINOIS’ PRINCIPLES OF CONFLICTS OF LAW) AND APPLICABLE UNITED STATES FEDERAL LAW, EXCEPT FOR THOSE PROVISIONS IN THE LOAN DOCUMENTS AND THE ENVIRONMENTAL INDEMNITY AGREEMENT PERTAINING TO THE CREATION, PERFECTION OR VALIDITY OF OR EXECUTION ON LIENS OR

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SECURITY INTERESTS ON PROPERTY LOCATED IN THE STATE WHERE THE PROJECT IS LOCATED, WHICH PROVISIONS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATES WHERE THE PROJECT IS LOCATED AND APPLICABLE UNITED STATES FEDERAL LAW.

Section 11.28   Entire Agreement. This Agreement, the other Loan Documents and the Environmental Indemnity Agreement embody the entire agreement and understanding between Administrative Agent, each Lender and Borrower and supersede all prior agreements and understandings between such parties relating to the subject matter hereof and thereof. Accordingly, the Loan Documents and the Environmental Indemnity Agreement may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties. If any conflict or inconsistency exists between the Term Sheet and this Agreement, any of the other Loan Documents, or the Environmental Indemnity Agreement, the terms of this Agreement, the other Loan Documents, and the Environmental Indemnity Agreement, as applicable, shall control.

Section 11.29   Counterparts. This Agreement may be executed in multiple counterparts, each of which shall constitute an original, but all of which shall constitute one document.

Section 11.30   Consents and Approvals. To the extent that Administrative Agent, Lenders and/or Required Lenders provide any consent or approval as provided for in this Agreement, such consent shall be limited to the specific matter approved and shall NOT be construed to (a) relieve Borrower from compliance with all of the other terms and obligations of this Agreement, or (b) constitute a consent to any further similar action (as to which a prospective consent or approval shall be required and may not necessarily be granted), or (c) constitute a consent to any other obligation to which any Lender may be a party.

Section 11.31   Effectiveness of Facsimile Documents and Signatures. The Loan Documents and Environmental Indemnity Agreement may be transmitted and/or signed by facsimile or by Electronic Transmission. The effectiveness of any such documents and signatures shall, subject to applicable law, have the same force and effect as manually signed originals and shall be binding on all parties to the Loan Documents and Environmental Indemnity Agreement, as applicable. Administrative Agent may also require that any such documents and signatures be confirmed by a manually signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

Section 11.32   Venue. EACH PARTY HERETO HEREBY CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE COUNTY OF COOK, STATE OF ILLINOIS AND IRREVOCABLY AGREES THAT, SUBJECT TO ADMINISTRATIVE AGENT’S ELECTION, ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS SHALL BE LITIGATED IN SUCH COURTS. EACH PARTY HERETO EXPRESSLY SUBMITS AND CONSENTS TO THE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS. BORROWER HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS. BORROWER AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE UPON BORROWER BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, ADDRESSED TO

LOAN AGREEMENT – Page 95 [Summit Pennington]

BORROWER, AT THE ADDRESS SET FORTH IN THIS AGREEMENT AND SERVICE SO MADE SHALL BE DEEMED COMPLETE TEN (10) DAYS AFTER THE SAME HAS BEEN POSTED.

Section 11.33   Important Information Regarding Procedures for Requesting Credit. Each of Administrative Agent and Lenders hereby notifies the Borrower Parties that in order to help the government fight the funding of terrorism and money laundering activities, federal law requires all financial institutions to obtain, verify, and record information that identifies each individual or business that requests credit. Accordingly, in connection with the Loan or any other request for credit, Administrative Agent and the Lenders will ask for the business name, business address, Employer Identification Number, and other information which allows them to identify each Borrower Party, and may ask for other identifying documents showing existence of each Borrower Party.

Section 11.34   Method of Payment. All amounts payable under this Agreement and the other Loan Documents must be paid by Borrower in accordance with Section 2.6(c). Payments in the form of cash, money order, third party payment, cashier’s check, a check drawn on a foreign bank or non-bank financial institution, or any form of payment other than those provided in the preceding sentence will not be accepted.

Section 11.35   Non-Public Information; Confidentiality; Disclosure. Borrower authorizes Administrative Agent and each Lender to disclose information about Borrower and any other Borrower Party that Administrative Agent or such Lender may at any time possess to any Affiliate of a Lender or Administrative Agent, whether such information was supplied by Borrower or otherwise obtained by Administrative Agent or the Lender; provided to the extent Administrative Agent or any Lender receives material non-public information hereunder concerning Borrower, the other Borrower Parties and their Affiliates, Administrative Agent and each Lender agrees to use such information in compliance with all relevant policies, procedures and contractual obligations and applicable Requirements of Laws (including United States federal and state security laws and regulations).

Section 11.36   Post-Closing Obligations of Borrower. Notwithstanding the fact that Borrower has not satisfied certain of the conditions to the advance of the Loan proceeds as of the Closing Date, Lenders have agreed to advance the proceeds of the Loan to Borrower, subject to the satisfaction of the other conditions to funding contained herein and each of the requirements set forth in Schedule 11.36 attached hereto (the “Post-Closing Obligations”). Borrower shall provide evidence reasonably satisfactory to Administrative Agent of the completion of the Post-Closing Obligations, all of which shall be performed in a manner satisfactory to Administrative Agent.

Section 11.37   Release and Waiver Regarding Special Audits. Borrower and Lenders acknowledge that from time to time during the term of the Loan, one or more Lenders and/or Borrower may request that CONA provide Borrower and/or the Lenders (collectively, the “Recipient”) with certain internally generated reports (whether oral and/or written, the “Reports”), which Reports may include oral and/or written information, assessments, notes, memoranda and analyses prepared by employees of CONA for the limited purpose of preparing an audit of the progress one or more of the Project has made with respect to a plan of correction

LOAN AGREEMENT – Page 96 [Summit Pennington]

(or similar remedial obligation of Borrower or any Operator under any Healthcare Laws) that may be issued from time to time with respect to one or more Project. With respect to any Reports that may be provided to the Recipient from time to time during the term of the Loan, Lenders and Borrower hereby acknowledge and agree as follows: (a) the Reports may be prepared based on procedures that may not include all procedures deemed necessary for the Recipient’s own purposes; (b) CONA will not be able or willing to make any recommendations based on the Reports and CONA shall not in any way be deemed a consultant, agent or other representative to the Recipient in any manner; (c) the Recipient does not acquire any rights as a result of the disclosure of the Reports and its access thereto, and CONA assumes no duties or obligations in connection with, or as a result of, such access; (d) the Recipient is not entitled to rely on the Report; (e) the Recipient will not distribute or disclose the Reports or the information contained therein to any third party, except if compelled by legal process, and it will, to the extent permitted by applicable Law, indemnify and hold harmless CONA, together with its employees, officers, advisors and Affiliates from and against any and all claims, losses or expenses (including attorneys’ fees) arising as a result of CONA having disclosed the Reports to the Recipient; (f) the Recipient waives its right to recover from, and releases and discharges any legal action against, CONA with respect to any and all suits, actions, proceedings, investigations, demands, claims, liabilities, fines, penalties, liens, judgments, losses, injuries, damages, settlement expenses or costs of whatever kind or nature, whether direct or indirect, known or unknown, contingent or otherwise, including attorneys’ and experts’ fees and expenses, and investigation and remediation costs that may arise on account of or in any way be connected with the Report; and (g) and with respect to the Reports, CONA is not acting as an agent, fiduciary or representative for the Recipient, and the Recipient will (i) make its own independent investigation of the subject matter of the Reports and (ii) be solely responsible for its own review, assessments, conclusions and decisions with respect to the Loan, the Project and the Borrower and/or Operators.

Section 11.38   Component Notes. Administrative Agent, without in any way limiting Administrative Agent’s other rights hereunder, in its sole and absolute discretion, shall have the right at any time to require Borrower to execute and deliver “component” notes (including senior and junior notes) in replacement of the Note as evidence of the Loan, which notes may be paid in such order of priority as may be designated by Administrative Agent, provided that (i) the aggregate principal amount of such “component” notes shall equal the outstanding principal balance of the Loan immediately prior to the creation of such “component” notes, plus any Loan Commitments of each Lender not yet funded, (ii) the weighted average interest rate of all such “component” notes shall on the date created equal the interest rate which was applicable to the Loan immediately prior to the creation of such “component” notes, (iii) the Debt Service on all such “component” notes shall on the date created equal the Debt Service which was due under the Loan immediately prior to the creation of such component notes and (iv) the other terms and provisions of each of the “component” notes shall be identical in substance and substantially similar in form to the Loan Documents. Borrower, at its cost and expense, shall cooperate with all reasonable requests of Administrative Agent in order to establish the “component” notes and shall execute and deliver such documents as shall reasonably be required by Administrative Agent in connection therewith, all in form and substance reasonably satisfactory to Administrative Agent, including the severance of security documents if requested. If Borrower fails to execute and deliver such documents to Administrative Agent within five (5) Business Days following such request by Administrative Agent, Borrower hereby absolutely and irrevocably appoints Administrative Agent as their true and lawful attorney, coupled with an interest, in its name and

LOAN AGREEMENT – Page 97 [Summit Pennington]

stead to make and execute all documents necessary or desirable to effect such transactions, Borrower ratifying all that such attorney shall do by virtue thereof.

Section 11.39   Waivers. No waiver of any provision of the Loan Documents shall be effective unless in writing and signed by the party against whom enforcement is sought, provided that a written waiver signed by Administrative Agent on behalf of the Lenders shall be deemed to have been signed by the Lenders.

Section 11.40   HUD Engagement; Eligibility. Throughout the term of the Loan, CONA Agency Lender shall have an exclusive right, but not an obligation, to represent Borrower in the application to HUD for an FHA mortgage insurance commitment for a HUD Loan Financing, offered on market terms and conditions for similarly situated projects owned by similar borrowers as a permanent take-out for the Loan. Borrower agrees to close on such HUD Loan Financing provided that it is offered on market terms and conditions substantially similar to then current market terms and conditions for HUD mortgage loan transactions for similarly situated projects owned by similar borrowers. Within thirty (30) days following the Closing Date, Borrowers shall execute an engagement letter authorizing CONA Agency Lender to prepare a HUD application for submission to the Secretary of HUD for HUD Permanent Financing for the Project (the “Application”). No later than the date that is six (6) months prior to the Initial Maturity Date, Borrower shall fund all fees necessary for preparation, processing and submission of the Application, as reasonably determined by CONA Agency Lender.

ARTICLE 12
LIMITATIONS ON LIABILITY

Section 12.1       Limitation on Liability.

(a)               Subject to the qualifications below, neither Administrative Agent nor any Lender shall enforce the liability and obligation of Borrower to perform and observe the Obligations by any action or proceeding wherein a money judgment shall be sought against Borrower, except that Administrative Agent and the Lenders may bring a foreclosure action, an action for specific performance or any other appropriate action or proceeding to enable Administrative Agent and the Lenders to enforce and realize upon its interest under the Note, this Agreement, the Mortgage and the other Loan Documents, or in the Project, or any other Collateral given to Administrative Agent and the Lenders pursuant to the Loan Documents; provided, however, that, except as specifically provided herein, any judgment in any such action or proceeding shall be enforceable against Borrower only to the extent of Borrower’s interest in the Project and in any other collateral given to Administrative Agent and the Lenders to secure the Obligations, and Administrative Agent and each Lender, as applicable, by accepting the Note, this Agreement, the Mortgage and the other Loan Documents, shall not sue for, seek or demand any deficiency judgment against Borrower in any such action or proceeding under or by reason of or under or in connection with the Note, this Agreement, the Mortgage or the other Loan Documents.

(b)               The provisions of this Section 12.1 shall not, however, (i) constitute a waiver, release or impairment of any Obligation evidenced or secured by any of the Loan Documents; (ii) impair the right of Administrative Agent or any Lender to name Borrower as a party defendant in any action or suit for foreclosure and sale under the Mortgage; (iii) affect the

LOAN AGREEMENT – Page 98 [Summit Pennington]

validity or enforceability of any guaranty made in connection with the Loan or any of the rights and remedies of Administrative Agent or any Lender thereunder; (iv) impair the right of Administrative Agent or any Lender to obtain the appointment of a receiver; (v) constitute a prohibition against Administrative Agent or any Lender to commence any appropriate action or proceeding in order for Administrative Agent or any Lender to exercise its remedies against the Project; or (vi) constitute a waiver of the right of Administrative Agent or any Lender to enforce the liability and obligation of Borrower, by money judgment or otherwise, to the extent of any Liability, which may be imposed upon, incurred by or awarded against Administrative Agent or any Lender or any Affiliate thereof as a result of, arising out of or in connection with (and Borrower shall be personally liable and shall indemnify Administrative Agent and such Lender for) the following:

(i)           any failure by Borrower or Guarantor after the occurrence and during the continuance of any Event of Default to apply any portion of the gross income from the Project at any time received by or payable to Borrower or any Guarantor or any of their Affiliates to amounts due under the Loan or to amounts due under the Loan or to customary operating expenses of the Project;

(ii)        commission of a criminal act by Borrower or Guarantor (or any Affiliate or agent of Borrower or Guarantor, which agent is under the control of Borrower or Guarantor) which results in the exercise by any Person of Forfeiture Rights with respect to the Project;

(iii)      the failure by Borrower or any other Borrower Party to apply any insurance proceeds and condemnation awards in accordance with the terms of the Loan Documents;

(iv)       any intentional misrepresentation by Borrower or any other Borrower Party made in or in connection with the Loan Documents or the Loan;

(v)         Borrower’s collection of rents more than one month in advance or otherwise in violation of this Agreement or any of the other Loan Documents;

(vi)       Borrower, any Guarantor or any Affiliate of any of them contesting or in any way interfering with, directly or indirectly (collectively, a “Contest”), any foreclosure action or sale commenced by Administrative Agent or any Lender or with any other enforcement of Administrative Agent’s or any Lender’s rights, powers or remedies under any of the Loan Documents or under any document evidencing, securing or otherwise relating to any of the Security (whether by making any motion, bringing any counterclaim, claiming any defense, seeking any injunction or other restraint, commencing any action seeking to consolidate any such foreclosure or other enforcement with any other action, or otherwise);

(vii)    Borrower’s failure to turn over to Administrative Agent all Security Deposits upon Administrative Agent’s demand following an Event of Default, except to the extent any such Security Deposits were applied in accordance with the terms and conditions of the Operating Lease prior to the occurrence of such Event of Default;

LOAN AGREEMENT – Page 99 [Summit Pennington]

(viii)  any amendment or modification of the Operating Lease, or any guaranty thereof, or any termination or surrender of the Operating Lease or any guaranty thereof (except only to the extent expressly permitted under this Agreement), without the prior written consent of Administrative Agent in each instance;

(ix)       Borrower’s failure to maintain insurance as required by this Agreement or to pay any Taxes or assessments affecting the Project, in each case (A) to the extent that Borrower failed to apply cash flow from the Project to do so and (B) less any funds deposited by or on behalf of Borrower on account of the Tax Impound or the Insurance Impound, as applicable, which have not been used to pay such taxes or insurance premiums, provided that no Borrower Party has made a claim against such escrowed amounts or otherwise taken action to restrict Administrative Agent from applying such sums for the purpose of paying such items;

(x)         damage or destruction to the Project caused by the negligent or intentional acts or omissions of any Borrower Party;

(xi)       Borrower’s failure to perform its obligations under the Environmental Indemnity Agreement;

(xii)    any physical waste of the Project (excluding alterations made in good faith);

(xiii)  the removal or disposal of any personal property from the Project by Borrower in which Administrative Agent or the Lenders have a security interest in violation of the terms and conditions of the Loan Documents;

(xiv)   the payment of any distributions to Borrower or any Guarantor or any of their Affiliates, employees, managers or contractors, other than as permitted in this Agreement; or

(xv)     any fees paid by Borrower to any Guarantor or any of their Affiliates, employees, managers or contractors after the occurrence and during the continuation of an Event of Default under the Loan Documents.

(c)               Notwithstanding anything to the contrary in this Agreement, the Note or any of the Loan Documents, all of the Obligations shall be fully recourse to Borrower and Borrower shall be personally liable therefor in the event of: (i) any Transfer of the Project or any interest in Borrower in breach of any of the covenants in this Agreement or the Mortgage, (ii) Borrower’s failure to comply with the covenants in Section 5.17 hereof and such failure results in a substantive consolidation in whole or in part of Borrower’s assets with the assets of another Person in any bankruptcy or insolvency proceeding; (iii) the commission of fraud by Borrower or any other Borrower Party in connection with the Loan; or (iv) the filing by Borrower or any Borrower Party or the filing against Borrower or any Borrower Party by Borrower, any Borrower Party or any Affiliate of Borrower of any proceeding for relief under any federal or state bankruptcy, insolvency or receivership laws or any assignment for the benefit of creditors made by Borrower or any Borrower Party or the consenting to, acquiescing in or joining in any such proceeding by Borrower or Borrower Party. Borrower also shall be personally liable to Administrative Agent and the Lenders for any and all attorneys’ fees and expenses and court costs

LOAN AGREEMENT – Page 100 [Summit Pennington]

incurred by Administrative Agent and the Lenders in enforcing this Section 12.1 or otherwise incurred by Administrative Agent or any Lender in connection with any of the foregoing matters, regardless whether such matters are legal or equitable in nature or arise under tort or contract law. The limitation on the personal liability of Borrower in this Section 12.1 shall not modify, diminish or discharge the personal liability of any Guarantor. Nothing herein shall be deemed to be a waiver of any right which Administrative Agent or any Lender may have under Sections 506(a), 506(b), 1111(b) or any other provision of the United States Bankruptcy Code, as such sections may be amended, or corresponding or superseding sections of the Bankruptcy Amendments and Federal Judgeship Act of 1984, to file a claim for the full amount due to Administrative Agent and the Lenders under the Loan Documents or to require that all collateral shall continue to secure the amounts due under the Loan Documents.

Section 12.2       Limitation on Liability of Lender’s Officers, Employees, etc. Any obligation or liability whatsoever of Administrative Agent or any Lender which may arise at any time under this Agreement, any other Loan Document, or the Environmental Indemnity Agreement shall be satisfied, if at all, out of Administrative Agent’s or such Lender’s assets only. No such obligation or liability shall be personally binding upon, nor shall resort for the enforcement thereof be had to, the property of any of Administrative Agent’s or such Lender’s shareholders, directors, officers, employees or agents, regardless of whether such obligation or liability is in the nature of contract, tort or otherwise.

[Remainder of Page Blank; Signature Pages Follow]

LOAN AGREEMENT – Page 101 [Summit Pennington]

EXECUTED as of the date first written above.

ADMINISTRATIVE AGENT AND LENDER:	CAPITAL ONE, NATIONAL ASSOCIATION

	By:	/s/ Jason LaGrippe
Name: Jason LaGrippe Title: Duly Authorized Signatory

[Signatures Continued on Following Page]

LOAN AGREEMENT – Signature Page [Summit Pennington]

BORROWER:	SUMMIT CHANDLER, LLC, a Delaware limited liability company

	By:	Summit Healthcare REIT, Inc., a Maryland corporation, its Manager

		By:	/s/ Elizabeth Pagliarini
Name: Elizabeth Pagliarini Title: Chief Financial Officer

LOAN AGREEMENT – Signature Page [Summit Pennington]

EXHIBIT A

Description of Project

Borrower:	Summit Chandler, LLC

Name of Project	Pennington Gardens

Address of Project:	977 S. Pennington Drive, Chandler, Arizona 85224

Number of Residential Units:	60 assisted living 26 memory care

Parking Spaces:	45 (43 regular; 2 handicapped)

Legal Description of Land:

That portion of the Southeast quarter of the Southwest quarter of Section 32, Township 1 South, Range 5 East of the Gila and Salt River Base and Meridian, Maricopa County, Arizona, described as follows:

Beginning at the Southwest corner of the Southeast quarter of the Southwest quarter of said Section 32;

Thence North 00 degrees 01 minutes 28 seconds West along the West line of the Southeast quarter of the Southwest quarter of said Section 32, a distance of 453.00 feet;

Thence North 89 degrees 47 minutes 21 seconds East, along a line parallel to the South line of the Southwest quarter of said Section 32, a distance of 32.00 feet to the True Point of Beginning;

Thence continuing along said line bearing North 89 degrees 47 minutes 21 seconds East, a distance of 283.00 feet;

Thence South 00 degrees 01 minutes 28 seconds East, along a line parallel with the West line of the Southeast quarter of the Southwest quarter of said Section 32, a distance of 382.00 feet to a point on a line parallel and 71.00 feet North of the South line of said Section 32;

Thence South 89 degrees 47 minutes 21 seconds West along said parallel line, a distance of 253.00 feet;

Thence North 45 degrees 07 minutes 04 seconds West, a distance of 42.36 feet to a point on a line parallel to and 32.00 feet East of the West line of the Southeast quarter of the Southwest quarter of said Section 32;

Thence continuing along said line bearing North 00 degrees 01 minutes 28 seconds West, a distance of 352.00 feet to the True Point of Beginning.

LOAN AGREEMENT – Exhibit A – Page 1 [Summit Pennington]

EXHIBIT B

Loan Commitments

Lender’s Name	Lender’s Address for Notices	Lender’s Loan Commitment	Lender’s Pro Rata Share
Capital One, National Association	See Section 11.1	$10,050,000.00	100%
LOAN AGREEMENT – Exhibit B – Page 1 [Summit Pennington]

EXHIBIT C

Form Of Assignment and Assumption

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors] [and] [the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Loan Agreement identified below (the “Loan Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Loan Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Loan Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Loan Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]:

2.	Assignee[s]:

1 For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

2 For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is from a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

3 Select as appropriate.

4 Include bracketed language if there are multiple Assignors or multiple Assignees.

LOAN AGREEMENT – Exhibit C – Page 1 [Summit Pennington]

[for each Assignee, indicate [Affiliate] [Approved Fund] of [identify Lender]]

3.	Borrower:

4.	Administrative Agent:

5.	Credit Agreement:	Loan Agreement, dated as of _____ __, 201_, among the Borrower, the lending institutions party thereto from time to time, and _____________________, as Administrative Agent.

6.	Assigned Interest:

Assignor[s]	Assignee[s]	Aggregate Amount of Commitment / Loans for all Lenders[5]	Amount of Commitment / Loans Assigned	Percentage Assigned of Commitment / Loans[6]	CUSIP Number
		$	$	%
		$	$	%
		$	$	%

7.	Trade Date:	__________________][7]

Effective Date:____________ , 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

5 Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

6 Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

7 To be completed if the relevant Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

LOAN AGREEMENT – Exhibit C – Page 2 [Summit Pennington]

ASSIGNOR

[NAME OF ASSIGNOR]

By:_______________________________________

Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:_______________________________________

Title:

LOAN AGREEMENT – Exhibit C – Page 3 [Summit Pennington]

[Consented to and]8 Accepted:

CAPITAL ONE, NATIONAL ASSOCIATION,
as Administrative Agent

By: _________________________________

Title:

8 To be added only if the consent of the Administrative Agent is required by the terms of the Loan Agreement.

LOAN AGREEMENT – Exhibit C – Page 4 [Summit Pennington]

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1.          Representations and Warranties.

1.1.       Assignor. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][[the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Loan Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Credit Parties or their Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Credit Parties or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.       Assignee. [The] [Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Loan Agreement, (ii) meets all the requirements to be an assignee under Sections 11.3(b)(i), (ii) and (iii) of the Loan Agreement (subject to such consents, if any, as may be required under Section 11.3(b)(iii) of the Loan Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Loan Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Loan Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements referred to in Section 5.3 thereof or delivered pursuant to Section 6.1 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Loan Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

LOAN AGREEMENT – Exhibit C – Page 5 [Summit Pennington]

2.           Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.

3.           General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.

THIS ASSIGNMENT AND ASSUMPTION SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

LOAN AGREEMENT – Exhibit C – Page 6 [Summit Pennington]

SCHEDULE 2.1

CONDITIONS TO ADVANCE OF LOAN PROCEEDS

The advance of the Loan proceeds shall be subject to the terms of the Loan Documents, and Administrative Agent’s receipt, review, approval and/or confirmation of the following items set forth in this Schedule 2.1 and any other items or conditions specified in the Term Sheet, at Borrower’s cost and expense, each in form and content satisfactory to Administrative Agent in its sole discretion:

1.	Loan Documents. The Loan Documents and Environmental Indemnity Agreement executed by Borrower, any other Borrower Party and/or Operators, as applicable.

2.	Title Insurance Policy. An ALTA (or equivalent) mortgagee policy or policies of title insurance in the maximum amount of the Loan, with reinsurance and endorsements as Administrative Agent may require, containing no exceptions to title (printed or otherwise) which are unacceptable to Administrative Agent, and insuring that the Mortgage creates a first-priority Lien on the Project and related collateral (the “Title Policy”).

3.	Organizational and Authority Documents. Certified copies of all documents evidencing the formation, organization, valid existence, good standing, and due authorization of and for Borrower and each other Borrower Party for the execution, delivery, and performance of the Loan Documents and the Environmental Indemnity Agreement by Borrower and each other Borrower Party, as applicable.

4.	Legal Opinions. Legal opinions issued by counsel for Borrower and each other Borrower Party, opining as to the due organization, valid existence and good standing of Borrower and each other Borrower Party, and the due authorization, execution, delivery, enforceability and validity of the Loan Documents and Environmental Indemnity Agreement with respect to Borrower and each other Borrower Party; that the Loan, as reflected in the Loan Documents, is not usurious; and as to such other matters as Administrative Agent and Administrative Agent’s counsel reasonably may specify, including, without limitation, non-consolidation opinions.

5.	Searches. Current Uniform Commercial Code, tax, judgment lien and litigation searches for Borrower and each other Borrower Party, and the immediately preceding owners of the Project.

6.	Insurance. Evidence of insurance as required by this Agreement, and conforming in all respects to the requirements of Administrative Agent.

7.	Survey. Three (3) originals of a current “as built” survey of the Project, dated or updated to a date not earlier than forty-five (45) days prior to the Closing Date, prepared by a registered land surveyor in accordance with the American Land Title Association American Congress on Surveying and Mapping Standards and containing Administrative Agent’s approved form of certification in favor of Administrative Agent (on behalf of itself and the Lenders) and the title insurer (collectively, the “Survey”). Each Survey shall

LOAN AGREEMENT – Schedule 2.1 – Page 1 [Summit Pennington]

conform to Administrative Agent’s current survey requirements and shall be sufficient for the title insurer to remove the general survey exception.

8.	Property Condition Report. A current engineering report or architect’s certificate with respect to the Project, covering, among other matters, inspection of heating and cooling systems, roof and structural details and showing no failure of compliance with building plans and specifications, applicable Requirements of Law (including requirements of the Americans with Disabilities Act) and fire, safety and health standards (the “Property Condition Report,” whether one or more). As requested by Administrative Agent, the Property Condition Report shall also include an assessment of the Project’s tolerance for earthquake and seismic activity.

9.	Environmental Reports. A current Site Assessment (as defined in the Environmental Indemnity Agreement) for the Project.

10.	Rent Roll. A current rent roll or Census Report for the Project, certified by Borrower or the current owner of the Project. Such rent roll and/or Census Report shall include such information as reasonably required by Administrative Agent.

11.	Operating Agreements. A copy of each fully executed Operating Agreement in form and substance satisfactory to Administrative Agent, certified by Borrower as being true, correct and complete.

12.	Tax and Insurance Impounds. Borrower’s deposit with Administrative Agent of the amount required under this Agreement to impound for taxes and assessments, insurance premiums and to fund any other required escrows or reserves.

13.	Compliance With Laws. Evidence that the Project and the operation thereof comply with all Requirements of Law, including that all requisite certificates of occupancy, building permits, and other licenses, certificates, approvals or consents required of any Governmental Authority have been issued without variance or condition and that there is no litigation, action, citation, injunctive proceedings, or like matter pending or threatened with respect to the validity of such matters. If title insurance with respect to the Project described in item 2 above does not include a Zoning 3.1 (with parking) endorsement because such an endorsement is not available in the state where the Project is located, then Borrower shall furnish to Administrative Agent a zoning letter from the applicable municipal agency with respect to the Project or a zoning report that verifies the zoning classification of the Project and the Project’s compliance with such zoning classification (the “Zoning Report”).

14.	No Casualty or Condemnation. No condemnation or adverse zoning or usage change proceeding shall have occurred or shall have been threatened against the Project; the Project shall not have suffered any significant damage by fire or other casualty which has not been repaired; no law, regulation, ordinance, moratorium, injunctive proceeding, restriction, litigation, action, citation or similar proceeding or matter shall have been enacted, adopted, or threatened by any Governmental Authority, which would have, in

LOAN AGREEMENT – Schedule 2.1 – Page 2 [Summit Pennington]

Administrative Agent’s judgment, a material adverse effect on Borrower, any other Borrower Party or the Project.

15.	Broker’s Fees. All fees and commissions payable to real estate brokers, mortgage brokers, or any other brokers or lenders in connection with the Loan or the acquisition of the Project have been paid, such evidence to be accompanied by any waivers or indemnifications deemed necessary by Administrative Agent.

16.	Costs and Expenses. Payment of Administrative Agent’s and each Lender’s costs and expenses in underwriting, documenting, and closing the transaction, including fees and expenses of Administrative Agent’s and such Lender’s inspecting engineers, consultants and counsel.

17.	Representations and Warranties. The representations and warranties contained in this Agreement and in all other Loan Documents and Environmental Indemnity Agreement are true and correct.

18.	No Defaults. No Potential Default or Event of Default or default shall have occurred or exist.

19.	Appraisal. Administrative Agent shall obtain an appraisal report for the Project, in form and content acceptable to Administrative Agent, prepared by an independent MAI appraiser in accordance with the Financial Institutions Reform, Recovery and Enforcement Act (“FIRREA”) and the regulations promulgated pursuant to such act.

20.	Management. The Operators and any Operator Agreement for the Project shall be satisfactory to Administrative Agent in its sole discretion.

21.	Other Items. Administrative Agent and Lenders shall have received such other items as Administrative Agent and the Lenders may reasonably require.

LOAN AGREEMENT – Schedule 2.1 – Page 3 [Summit Pennington]

SCHEDULE 2.7

SOURCES AND USES

LOAN AGREEMENT – Schedule 2.7 – Page 1 [Summit Pennington]

SCHEDULE 5.1

ORGANIZATION; FORMATION

A.	Borrower’s Organizational Structure. See attached chart.

B.	Organizational Information. (Borrower and each entity comprising any other Borrower Party).

Legal Name	State of Formation	Type of Entity	State Organization ID No.	Federal Tax ID No.
Summit Chandler, LLC	Delaware	Limited liability company	6400862	82-1687251
Summit Healthcare Operating Partnership, LP	Delaware	Limited partnership	3888683	90-1111165
Summit Healthcare REIT, Inc.	Maryland	Corporation	D10272573	73-1721791

C.	Location Information.

1.		Borrower:
	a.	Chief Executive Office:	2 South Pointe Drive, Suite 1400 Lake Forest, California 92630
	b.	Location of any prior Chief Executive Office (during last 5 years):	1920 Main Street, Suite 400 Irvine, California 92614
	c.	Other Office Location:	N/A
	d.	Location of Collateral:	At the Project
2.		Borrower Parties:
	a.	Chief Executive Office:	2 South Pointe Drive, Suite 1400 Lake Forest, California 92630
	b.	Location of any prior Chief Executive Office (during last 5 years):	N/A
	c.	Other Office Location:	N/A

LOAN AGREEMENT – Schedule 5.1 – Page 1 [Summit Pennington]

ORGANIZATIONAL CHART

[See Attached]

LOAN AGREEMENT – Schedule 5.1 – Page 2 [Summit Pennington]

SCHEDULE 5.22

DISCLOSURES REGARDING HEALTHCARE MATTERS

Part A (Third Party Payor Programs): None.

Part B (Primary Licenses):

The Primary License will be issued by the Arizona Department of Health Services to Compass Senior Living, LLC on the Closing Date.

Part C (Disclosures Regarding Inquiries, Investigations, and Violations of Healthcare Laws): None.

LOAN AGREEMENT – Schedule 5.22 – Page 1 [Summit Pennington]

SCHEDULE 6.2

COMPLIANCE CERTIFICATE

Compliance Certificate

Date: ________________, ______

Capital One, National Association,
as Administrative Agent
77 W. Wacker Drive, 10th Floor
Chicago, Illinois  60601

Attention: Dan Eppley, Senior Director

Re:	Compliance Certificate: Summit Pennington

Ladies and Gentlemen:

This certificate is given in accordance with Section 6.2 and Section 8.10 of the Loan Agreement dated July 17, 2017 (as amended from time to time, the “Loan Agreement”), among Summit Chandler, LLC (“Borrower”) and Capital One, National Association, as collateral agent and Administrative Agent on behalf of the financial institutions from time to time party to the Loan Agreement (in such capacity, the “Administrative Agent”). Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Loan Agreement.

I hereby certify that:

1.	I am an officer of the manager Borrower, and

2.	Based on my review of the financial statements delivered with this certificate in accordance with the Section 6.1 of the Loan Agreement, such (a) financial statements fairly present the financial condition of Borrower as the dates of such financial statements in all material respects and (b) have been prepared in accordance with GAAP consistently applied. There have been no material changes in accounting policies or financial reporting practices of any Borrower Party since ____________, 200_ [insert date of last year-end financial statement provided by Borrower], or, if any such change has occurred, I have attached a description of such changes.

3.	I have reviewed the terms of the Loan Agreement and have made, or caused to be made under my supervision, a review in reasonable detail of the transactions and condition of Borrower during the accounting period covered by such financial statements.

4.	Such review has not disclosed the existence during or at the end of such accounting period, and I have no knowledge whether arising out of such review or otherwise, of the existence during or at the end of such accounting period or as of the date hereof, of any condition or event that constitutes a Potential Default or an Event of Default, or if any Potential Default or Event or Default existed or exists, attached as Schedule 1 hereto is a description of the nature and period of existence thereof and what action Borrower has taken or proposes to take with respect thereto.

LOAN AGREEMENT – Schedule 6.2 – Page 1 [Summit Pennington]

5.	Guarantor is in compliance with the covenants contained in the Recourse Guaranty Agreement constituting a part of the Loan Documents, except as set forth in Schedule 4 attached hereto.

6.	Except as noted on Schedule 2 attached hereto, the undersigned has no knowledge of any federal or state tax liens having been filed against Borrower, Guarantor, any Operator or all or any portion of the Project.

7.	Except as noted on Schedule 2 attached hereto, the undersigned has no knowledge of any failure of Borrower, Guarantor or any Operator to make required payments of withholding or other tax obligations of Borrower, Guarantor or such Operator during the accounting period to which the attached statements pertain or any subsequent period.

8.	If the Loan Agreement contemplates a lien on the deposit accounts of Borrower in favor of Administrative Agent, Schedule 3 attached hereto contains a complete and accurate statement of all deposit or investment accounts maintained by Borrower.

9.	With respect to Project:

(a)	there are no current, pending or threatened proceedings relating to a condemnation or other public taking of the Project;

(b)	the Project has suffered no casualty or other damage or loss of the type typically covered by hazard insurance;

(c)	all insurance required to be maintained by Borrower, Guarantor or any Operator under the Loan Agreement is in force;

(d)	all real estate taxes or other assessments pertaining to the Project have been paid as and when due;

(e)	the undersigned has no knowledge of any current, pending or threatened changes to the zoning classification or permitted uses of the Project; and

10.	All of the other covenants (i.e., those not specifically described in the prior paragraphs above) set forth in the Loan Agreement and Loan Documents are fully performed and the representations and warranties set forth in the Loan Agreement and Loan Documents are and remain true, correct, and complete (except as set forth on Schedule 4 attached hereto).

11.	Except as set forth in the Loan Agreement or on Schedule 5 attached hereto, Borrower has not received (a) any notice of default under other obligations relating to the Project or otherwise material to Borrower’s business, including any notices of violations of any laws, regulations, codes or ordinances; (b) any notice of threatened or pending legal, judicial or regulatory proceedings, including any dispute between Borrower and any Governmental Authority, materially adversely affecting Borrower, any other Borrower Party or the Project; (c) Healthcare Investigations; (d) any notice of default or termination given or made to Operating Tenant by Borrower or received from Operating Tenant or Property Manager; and (e) any notice of default or termination under any license or permit necessary

LOAN AGREEMENT – Schedule 6.2 – Page 2 [Summit Pennington]

for the operation of the Project in the manner required by the Loan Agreement. If any such notices or Healthcare Investigations have been received or commenced, they are listed on Schedule 5 and Borrower has provided (or are providing concurrently with this Certificate) Administrative Agent with copies of such notices and relevant materials referred to herein. With respect to any such notices or Healthcare Investigations, Borrower is providing the following information: (a) number of records requested, (b) dates of service, (c) dollars at risk, (d) date records submitted, (e) determinations, findings, results and denials (including number, percentage and dollar amount of claims denied, (f) additional remedies proposed or imposed, (g) status update, including appeals, and (h) any other pertinent information related thereto.

12.	The calculations set forth on Schedule 6 have been made to determine Borrower’s compliance with Section 7.13 of the Loan Agreement.

LOAN AGREEMENT – Schedule 6.2 – Page 3 [Summit Pennington]

The forgoing certification and computations are made as of _____________, 20___ and delivered this _____day of _____________, 20___.

Sincerely,

___________________________________

in his capacity as _____________________ of Summit Healthcare REIT, Inc., the manager of Summit Chandler, LLC

LOAN AGREEMENT – Schedule 6.2 – Page 4 [Summit Pennington]

SCHEDULE 1

Description of Defaults or Potential
Defaults and Cures Being Undertaken

LOAN AGREEMENT – Schedule 1 – Page 1 [Summit Pennington]

SCHEDULE 2

Tax Liens or Withholding Obligations

LOAN AGREEMENT – Schedule 2 – Page 1 [Summit Pennington]

SCHEDULE 3

List of all Deposit Accounts

LOAN AGREEMENT – Schedule 3 – Page 1 [Summit Pennington]

SCHEDULE 4

Exceptions to Covenant Compliance

LOAN AGREEMENT – Schedule 4 – Page 1 [Summit Pennington]

SCHEDULE 5

Schedule of Notices of Default, Litigation, etc.

LOAN AGREEMENT – Schedule 5 – Page 1 [Summit Pennington]

SCHEDULE 6

Financial Covenant Analysis

As of: ____________ __, 20__

A.	ADJUSTED NET OPERATING INCOME (“ANOI”):
(1)	Name of Borrower:		(1)	Summit Chandler, LLC

	(a)	Calculation Period:		(a)	Trailing 12 months

	(b)	Adjusted Revenue:		(b)	$ ___________

	(c)	Less Adjusted Expenses: (including real estate tax, management fee equal to 5% of effective gross income regardless of whether paid) & replacement reserve of $350 per licensed bed/unit)		(c)	$ ___________

	(d)	Adjusted Net Operating Income:		(d)	$ ___________

B.	DEBT SERVICE OF BORROWER:
(1)	Calculation Period:		(1)	Trailing 12 months

(2)	Debt Service Calculation:		(2)

	(a)	Interest Expense		(a)	$ ___________

	(b)	Scheduled amortization of principal		(b)	$ ___________

	(c)	Other Payments on Permitted Debt		(c)	$ ___________

	(d)	Total Debt Service		(d)	$ ___________

(3)	Debt Service Coverage Ratio (ANOI/Debt Service):		(3)	:1.00

(4)	Required minimum Debt Service Coverage pursuant to Section 7.13:		(4)	:1.00

(5)	In Compliance:		(5)	☐ Yes ☐ No

C.	PROJECT YIELD:
(1)	Calculation Period:		(2)	Trailing 12 months

LOAN AGREEMENT – Schedule 6 – Page 1 [Summit Pennington]

(2)	ANOI:	(2)	$ ___________

(3)	Outstanding principal balance of Loan:	(3)	$ ___________

(4)	Project Yield for Calculation Period (ANOI ÷ Principal Balance of Loan:	(4)	$ ___________

(5)	Required Project Yield:	(5)	___________%

(6)	In Compliance:	(6)	☐ Yes ☐ No

LOAN AGREEMENT – Schedule 6 – Page 2 [Summit Pennington]

SCHEDULE 11.36

POST-CLOSING OBLIGATIONS

1.	Within five (5) Business Days following receipt, provide a copy of the Primary License issued to Property Manager.

LOAN AGREEMENT – Schedule 11.36 – Page 1 [Summit Pennington]